Exhibit 4.3
EXECUTION VERSION

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
April 7, 2011
among
PARK-OHIO INDUSTRIES, INC.,
RB&W CORPORATION OF CANADA
The Ex-Im Borrowers Party Hereto,
The Other Loan Parties Party Hereto,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Canadian Agent,
RBS BUSINESS CAPITAL,
as Syndication Agent,
KEYBANK NATIONAL ASSOCIATION,
as Co-Documentation Agent,
BANK OF AMERICA, N.A.,
as Co-Documentation Agent,
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agent and Joint Bookrunner,
PNC BANK, NATIONAL ASSOCIATION,
as Joint Bookrunner,
and
J.P. MORGAN SECURITIES INC.,
as Sole Lead Arranger and Bookrunning Manager

CHASE BUSINESS CREDIT

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SCHEDULES:

Commitment Schedule
Schedule 2.1.2	—	Existing Facility LCs
Schedule 3.05	—	Properties
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Material Agreements
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 3.18	—	Affiliate Transactions
Schedule 3.19	—	Names; Prior Transactions
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions
EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Joinder Agreement
Exhibit C-1	—	Form of Domestic Borrowing Base Certificate
Exhibit C-2	—	Form of Canadian Borrowing Base Certificate
Exhibit C-3	—	Form of Aggregate Borrowing Base Certificate
Exhibit D	—	Form of Compliance Certificate
Exhibit E-1	—	Form of Ex-Im Bank Borrower Agreement
Exhibit E-2	—	Form of Ex-Im Borrower Agreement Supplement

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          FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 7, 2011, among PARK-OHIO INDUSTRIES, INC. and RB&W CORPORATION OF CANADA, as Borrowers, the EX-IM BORROWERS party hereto, the other Loan Parties party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, JPMORGAN CHASE BANK, N.A., Toronto Branch, as Canadian Agent, and J.P. MORGAN SECURITIES INC., as Sole Lead Arranger and Bookrunning Manager.
          Park Ohio Industries, Inc., certain of the Loan Parties, certain of the Lenders and the Administrative Agent are parties to the Original Credit Agreement; such Persons have agreed to amend and restate the Original Credit Agreement in its entirety as set forth herein.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          Section 1.01 Defined Terms.
          As used in this Agreement, the following terms have the meanings specified below:
          “Account” has the meaning assigned to such term in the Domestic Security Agreement.
          “Account Debtor” means any Person obligated on an Account.
          “ACS Subordinated Indebtedness” means the unsecured Indebtedness owing by Supply Technologies LLC to the applicable sellers in connection with the purchase of substantially all of the assets of Assembly Component Systems, Inc. in the original principal amount of $3,000,000.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any CBFR Borrowing or USBR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 2.5% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agent” means either the Administrative Agent or the Canadian Agent, as the context may require; and “Agents” means both the Administrative Agent and the Canadian Agent.

          “Agreement” means this Fourth Amended and Restated Credit Agreement, as it may be amended or modified from time to time.
          “Aggregate Availability” means, with respect to all Borrowers, at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitment and (ii) the Aggregate Borrowing Base minus (b) the sum of (i) the aggregate Domestic Revolving Exposure of all Revolving Lenders, (ii) the aggregate Canadian Revolving Exposure of all Lenders and (iii) at all times after the Ex-Im Effective Date, the sum of the aggregate Ex-Im Revolving Exposure of all Lenders.
          “Aggregate Borrowing Base” means, at any time, the aggregate of the Domestic Borrowing Base, the Canadian Borrowing Base and at all times after the Ex-Im Effective Date, the Export-Related Borrowing Base.
          “Aggregate Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C-3 or another form which is acceptable to the Administrative Agent in its Permitted Discretion.
          “Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
          “Aggregate LC Exposure” means, at any time, the aggregate of the Domestic LC Exposure, the Ex-Im LC Exposure and the Canadian LC Exposure.
          “Applicable Fee Rate” means, for any day, with respect to any commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, based upon average daily Aggregate Credit Exposure for the prior fiscal quarter, as determined by the Administrative Agent; provided, that until five Business Days after the fiscal quarter ending June 30, 2011, the “Applicable Fee Rate” shall be the applicable rate per annum set forth below in Category 2:

Aggregate Credit Exposure	Commitment Fee Rate
Category 1 <$70,000,000	0.50%

Category 2 ≥$70,000,000 but ≤$140,000,000	0.38%

Category 3 >$140,000,000	0.25%
For purposes of the foregoing, the Applicable Fee Rate shall be determined and made effective five Business Days after the receipt by the Administrative Agent of the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Fee Rate resulting from a change in the average daily Aggregate Credit Exposure shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements and ending on the date immediately preceding the effective date of the next such change, provided that Aggregate Credit Exposure shall be deemed to be in Category 1 at the written election of the Administrative Agent if the Company fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
          “Applicable Percentage” means, (a) with respect to any Domestic Revolving Lender, with respect to Domestic Revolving Loans, Domestic LC Exposure, Domestic Swingline Loans, Domestic Protective Advances, or Domestic Overadvances, a percentage equal to a fraction the numerator of which is such Domestic Revolving Lender’s Domestic Revolving Commitment and the denominator of which is the aggregate Domestic Revolving Commitments of all Domestic Revolving Lenders (if the Domestic Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Domestic Revolving Lender’s share of the aggregate Domestic Revolving Exposures at that time); provided that for purposes of determining a Lender’s Applicable Percentage, as such term is used in Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Domestic Revolving Commitment shall be disregarded in the calculation, (b) with respect to any Canadian Revolving Lender, with respect to Canadian Revolving Loans, Canadian LC Exposure, Canadian Swingline Loans, Canadian Protective Advances, or Canadian Overadvances, a percentage equal to a fraction the numerator of which is such Canadian Revolving Lender’s Canadian Revolving Subcommitment and the denominator of which is the aggregate Canadian Revolving Subcommitment of all Canadian Revolving Lenders (if the Canadian Revolving Subcommitment have terminated or expired, the Applicable Percentages shall be determined based upon such Canadian Revolving Lender’s share of the aggregate Canadian Revolving Exposures at that time); provided that for purposes of determining a Lender’s Applicable Percentage, as such term is used in Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Canadian Revolving Subcommitment shall be disregarded in the calculation, (c) with respect to the Ex-Im Revolving Lender, with respect to Ex-Im Revolving Loans or Ex-Im LC Exposure, a percentage equal to one hundred percent (100%); and with respect to any Ex-Im Participant, with respect to Ex-Im Revolving Loans or Ex-Im LC Exposure, a percentage equal to a fraction, the numerator of which such Ex-Im Participant’s Ex-Im Revolving Subcommitment and the denominator of which is the aggregate Ex-Im Revolving Subcommitment of all Ex-Im Participants (if the Ex-Im Revolving Subcommitment have terminated or expired, the Applicable Percentages shall be determined based upon such Ex-Im Participant’s share of the aggregate Ex-Im Revolving Exposures at such time); provided that for purposes of determining a Lender’s Applicable Percentage, as such term is used in Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Ex-Im Revolving Subcommitment shall be disregarded in the calculation, and (d) with respect to any Lender, with respect to the Aggregate Credit Exposure, a percentage based upon such Lender’s share of the Aggregate Credit Exposure and the unused Commitments; provided that for purposes of determining a Lender’s Applicable Percentage, as such term is used in Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitments shall be disregarded in the calculation.
          “Applicable Rate” means, for any day, with respect to any CBFR Loan, CP Loan, USBR Loan, CDOR Rate Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth below under the caption “CBFR Spread”, “CP Spread”, “USBR Spread”, “CDOR Spread” or “Eurodollar Spread”, as the case may be, based upon the Debt Service Coverage Ratio as of the most recent determination date, provided that until five Business Days after the receipt by the Administrative Agent, pursuant to Section 5.01, of the Company’s consolidated financial information for the Company’s fiscal quarter ending September 30, 2011, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 3:

	Domestic and
	Canadian Revolving					Ex-Im Revolving
Debt Service	Loan Eurodollar	Canadian Revolving	Canadian Revolving	Domestic Revolving	Canadian Revolving	Loan Eurodollar	Ex-Im Revolving
Coverage Ratio	Spread	Loan CDOR Spread	Loan USBR Spread	Loan CBFR Spread	Loan CP Spread	Spread	Loan CBFR Spread
Category 1	1.75%	1.75%	0.25%	-1.00%	0.25%	0.25%	0.00%
≥ 1.75 to 1.0

Category 2	2.00%	2.00%	0.50%	-0.75%	0.50%	0.50%	0.00%
< 1.75 to 1.0 but ≥ 1.50 to 1.0

Category 3	2.25%	2.25%	0.75%	-0.50%	0.75%	0.75%	0.00%
< 1.50 to 1.0 but ≥ 1.25 to 1.0

Category 4	2.50%	2.50%	1.00%	-0.25%	1.00%	1.00%	0.00%
< 1.25 to 1.0 but ≥ 1.10 to 1.0

Category 5	2.75%	2.75%	1.25%	0.00%	1.25%	1.25%	0.00%
< 1.10 to 1.0

          For purposes of the foregoing, (a) the Applicable Rate shall be determined and made effective five Business Days after the receipt by the Administrative Agent of the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Debt Service Coverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Debt Service Coverage Ratio shall be deemed to be in Category 5 at the written election of the Administrative Agent if the Company fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Available Revolving Commitment” means, at any time, the total Domestic Revolving Commitment then in effect minus the sum of (a) the Domestic Revolving Exposure of all Domestic Revolving Lenders at such time, (b) the Ex-Im Revolving Exposure of the Ex-Im Revolving Lender at such time relating to Ex-Im Revolving Loans, (c) 25% of the Ex-Im LC Exposure of the Ex-Im Revolving Lender at such time and (d) the Canadian Revolving Exposure of all Canadian Revolving Lenders at such time.
          “Banking Services” means each and any of the following bank services provided to any Loan Party by either Agent or one or more Lenders or their respective Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (d) leasing services.
          “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
          “Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
          “Bankruptcy Code” means, as applicable, Title 11 of the U.S. Code (11 U.S.C. §101 et seq), and any rule or regulation issued thereunder, or the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) and any rules or regulations issued thereunder.

          “Base Availability Amount” means an amount at any time equal to the sum of (a) $20,000,000 plus (b) 10% of the aggregate increases of the Domestic Revolving Commitment effected as of such time pursuant to Section 2.09(d).
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” or “Borrowers” means, individually or collectively, the Company and the Canadian Borrower, and with respect to the Ex-Im Revolving Loans and the Ex-Im Letters of Credit, the Ex-Im Borrowers.
          “Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.
          “Borrowing” means (a) Domestic Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Canadian Revolving Loans of the same type made, converted or continued on the same date and, in the case of CDOR Rate Loans or Eurodollar Loans, as to which a single Interest Period is in effect, (c) Ex-Im Revolving Loans of the same type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (d) a Swingline Loan, (e) a Protective Advance, and (f) an Overadvance.
          “Borrowing Base Certificate” means a Domestic Borrowing Base Certificate, a Canadian Borrowing Base Certificate or an Ex-Im Borrowing Base Certificate, as the context indicates.
          “Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.02.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago and Toronto are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
          “Canadian Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as agent for the Canadian Lenders hereunder.
          “Canadian Availability” means, with respect to the Canadian Loan Parties, at any time, an amount equal to (a) the lesser of (i) the total Canadian Revolving Subcommitment of all Canadian Revolving Lenders and (ii) the Canadian Borrowing Base minus (b) the total Canadian Revolving Exposure of all Canadian Revolving Lenders.
          “Canadian Borrower” means RB&W Corporation of Canada, an Ontario corporation.
          “Canadian Borrowing Base” means, at any time, with respect to the Canadian Borrower and the other Canadian Loan Parties, the sum of (i) 85% of such Canadian Loan Parties’ Eligible Accounts at such time, plus (b) the lesser of (i) (A) 85% multiplied by (B) the Orderly Liquidation Percentage multiplied by (C) the value of such Canadian Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time, or (ii) the Canadian Inventory Sublimit; provided, that aggregate advances to the Canadian Borrower predicated against the value of Eligible In-Transit Inventory at any time shall not exceed the Dollar Equivalent of $5,000,000 minus the aggregate advances to the Company predicated on the value of Eligible In-Transit Inventory at such time, minus (c) Reserves related to such Canadian Loan Parties. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or sublimits, or reduce one or more of the other elements used in computing the Canadian Borrowing Base. The Canadian Borrowing Base shall be calculated and reported in Dollars.
          “Canadian Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative in substantially the form of Exhibit C-2 or another form which is acceptable to the Administrative Agent in its Permitted Discretion, reflecting the Canadian Borrowing Base.
          “Canadian Collection Account” has the meaning assigned to the term “Cash Management Account” in the Foreign Collateral Documents.
          “Canadian Commercial LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding commercial Canadian Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all Canadian LC Disbursements relating to commercial Canadian Letters of Credit that have not yet been reimbursed by or on behalf of the Canadian Borrower at such time. The Canadian Commercial LC Exposure of any Canadian Revolving Lender at any time shall be its Applicable Percentage of the total Canadian Commercial LC Exposure at such time.
          “Canadian Dollar Loan” means any Loan denominated in Canadian Dollars.
          “Canadian Dollars” or “Cdn $” means lawful money of Canada.
          “Canadian Inventory Sublimit” means an amount equal to the Dollar Equivalent of $9,000,000.
          “Canadian Issuing Bank” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as the issuer of Canadian Letters of Credit hereunder and its successors in such capacity as provided in Section 2.06(i). The Canadian Issuing Bank may, in its discretion, arrange for one or more Canadian Letters of Credit to be issued by Affiliates of the Canadian Issuing Bank, in which case the term “Canadian Issuing Bank” shall include any such Affiliate with respect to Canadian Letters of Credit issued by such Affiliate.
          “Canadian LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
          “Canadian LC Disbursement” means a payment made by the Canadian Issuing Bank pursuant to a Canadian Letter of Credit.
          “Canadian LC Exposure” means, at any time the sum of the Canadian Commercial LC Exposure and the Canadian Standby LC Exposure. The Canadian LC Exposure of any Canadian Revolving Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.
          “Canadian Letter of Credit” means any letter of credit issued pursuant to this Agreement upon the application of the Canadian Borrower (or the Borrower Representative, on behalf of the Canadian Borrower).
          “Canadian Loan Guarantor” means each Canadian Loan Party, and any other Person that has become or now or hereafter becomes a party to the Loan Guaranty pursuant to a joinder or by executing a separate Loan Guaranty, in each case that guarantees the Canadian Obligations, together with their successors and assigns.

          “Canadian Loan Parties” means the Canadian Borrower and each Canadian Subsidiary of the Company; and “Canadian Loan Party” means any one of them.
          “Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Revolving Loans, all Canadian LC Exposure, all Canadian Swingline Loans, all Canadian Protective Advances, all Canadian Overadvances, all Banking Services Obligations of the Canadian Loan Parties, all Swap Obligations of the Canadian Loan Parties, and all expenses, reimbursements, indemnities and other obligations of the Canadian Loan Parties to the Canadian Lenders, the Agents, the Issuing Banks or any indemnified party arising under the Loan Documents.
          “Canadian Overadvance” has the meaning assigned to such term in Section 2.05(b).
          “Canadian Prime Rate” means the greater of (a) the annual rate of interest announced from time to time by Chase Canada as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (b) the CDOR Rate for a one month term in effect from time to time plus 100 basis points per annum; the Canadian Prime Rate may not be the lowest interest rate charged by Chase Canada for commercial or other extensions of credit. Each change in the Canadian Prime Rate shall be effective immediately from and after such change.
          “Canadian Protective Advance” has the meaning assigned to such term in Section 2.04.
          “Canadian Revolving Exposure” means, with respect to any Canadian Revolving Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Canadian Revolving Lender’s Canadian Revolving Loan and its Canadian LC Exposure plus an amount equal to its Applicable Percentage of the Dollar Equivalent of the aggregate principal amount of Canadian Swingline Loans outstanding at such time plus an amount equal to its Applicable Percentage of the Dollar Equivalent of the aggregate principal amount of Canadian Overadvances outstanding at such time plus an amount equal to its Applicable Percentage of the Dollar Equivalent of the aggregate principal amount of Canadian Protective Advances outstanding at such time.
          “Canadian Revolving Lender” means each Lender with a Canadian Revolving Subcommitment or, if the Canadian Revolving Subcommitment have terminated or expired, a Lender with Canadian Revolving Exposure.
          “Canadian Revolving Loans” means the Loans extended by the Canadian Revolving Lenders to the Canadian Borrower pursuant to Section 2.01(b).
          “Canadian Revolving Subcommitment” means, with respect to each Canadian Revolving Lender, the commitment, if any, of such Canadian Revolving Lender to make Canadian Revolving Loans and to acquire participations in Canadian Letters of Credit, Canadian Overadvances, Canadian Protective Advances and Canadian Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Canadian Revolving Lender’s Canadian Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Canadian Revolving Lender pursuant to Section 9.04. The initial amount of each Canadian Revolving Lender’s Canadian Revolving Subcommitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Canadian Revolving Lender shall have assumed its Canadian Revolving Subcommitment, as applicable. The aggregate amount of the Canadian Revolving Lenders’ Canadian Revolving Subcommitment is the Dollar Equivalent of $15,000,000. The Canadian Revolving Subcommitments are subcommitments of the Domestic Revolving Commitments and do not represent additional credit exposure.
          “Canadian Standby LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding standby Canadian Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all Canadian LC Disbursements relating to standby Canadian Letters of Credit that have not yet been reimbursed by or on behalf of the Canadian Borrower at such time. The Canadian Standby LC Exposure of any Canadian Revolving Lender at any time shall be its Applicable Percentage of the total Canadian Standby LC Exposure at such time.
          “Canadian Subsidiary” means each direct or indirect Subsidiary of the Company (other than the Canadian Borrower) that is organized under the laws of Canada or any province or territory of Canada.
          “Canadian Swingline Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of Canadian Swingline Loans hereunder.
          “Canadian Swingline Loan” has the meaning assigned to such term in Section 2.05(a).
          “Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries (other than any Excluded Subsidiaries) prepared in accordance with GAAP (excluding any such expenditures financed with the proceeds of asset dispositions or from casualty or condemnation events or made in connection with the trade-in or exchange of existing assets (to the extent of the value of the trade-in or assets bring exchanged) or such expenditures made in connection with an acquisition or investment permitted under Section 6.04).
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.
          “CBFR”, when used in reference to any Dollar Loan or Dollar Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.
          “CDOR”, when used in reference to any Canadian Dollar Loan or Canadian Dollar Borrowing, refers to whether such Loan, or the Loans, comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.
          “CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn, means on any day the sum of: (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. (Toronto time) on such day, and if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Chase Canada after 10:00 a.m. (Toronto time) to reflect any error in the posted rate of interest or in the posted average annual rate of interest); plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by Chase Canada to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. (Toronto time) on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by Chase Canada on the immediately preceding Business Day.
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), other than the Permitted Holders, of Equity Interests representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) the Permitted Holders shall collectively cease to own, free and clear of all Liens or other encumbrances, at least 15% of the outstanding voting Equity Interests of Holdings on a fully diluted basis, provided, however, that if they own less than 15%, if either Edward F. Crawford or Mathew V. Crawford holds the office of chairman, chief executive officer, or president of the Company or Holdings, a Change of Control shall not be deemed to have occurred; (c) Holdings shall cease to own 100% of the Equity Interests of the Company; (d) except as otherwise permitted hereunder, the Company shall cease to own 100% of the Equity Interests of any of its direct or indirect wholly-owned Subsidiaries that are Loan Parties; or (e) the occurrence of a Change of Control, as defined in the Existing Indenture or the New Indenture.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
          “Chase Canada” means JPMorgan Chase Bank, N.A., Toronto Branch in its individual capacity, and its successors.
          “Cicero Real Estate Acquisition” means the acquisition on or prior to the Effective Date by the Company from Chambersberg Acquisition Corp. of certain real property located in Cicero, Illinois for cash consideration in the amount previously agreed upon by the Lenders.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Domestic Revolving Loans, Canadian Revolving Loans, Ex-Im Revolving Loans, Swingline Loans, Protective Advances or Overadvances.
          “Code” means, as applicable, the Internal Revenue Code of 1986, or the Income Tax Act (Canada), each as amended from time to time.
          “Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations, a security interest or Lien in favor of the Canadian Agent, on behalf of itself and the Canadian Lenders, to secure the Canadian Obligations or a security interest or Lien in favor of the Ex-Im Revolving Lender to secure the Ex-Im Obligations.

          “Collateral Access Agreement” has the meaning assigned to such term in the Domestic Security Agreement.
          “Collateral Documents” means, collectively, the Security Agreements, the Pledge Agreements, the Foreign Collateral Documents and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations, the Ex-Im Obligations or the Canadian Obligations, as applicable.
          “Collection Account” means any Domestic Collection Account or Canadian Collection Account, as the context indicates.
          “Commitment” means, with respect to each Lender, without duplication, the sum of such Lender’s Domestic Revolving Commitment, Canadian Revolving Subcommitment and Ex-Im Revolving Subcommitment, together with the commitment of such Lender to acquire participations in Protective Advances and Ex-Im Revolving Exposure hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
          “Commitment Schedule” means the Schedule attached hereto identified as such.
          “Company” means Park-Ohio Industries, Inc., an Ohio corporation.
          “Consolidated Debt Charges” means, with reference to any period, without duplication, Consolidated Interest Expense to the extent paid in cash in such period (but excluding any non-cash capitalized interest, costs, premiums and other similar amounts, and amortized debt service costs), plus scheduled principal payments on Indebtedness made during such period (other than scheduled payments in respect of the ACS Subordinated Indebtedness), plus prepayments on the Subordinated Indebtedness under the Existing Senior Subordinated Notes (other than pursuant to the Tender Offer) or prepayments on the New Senior Notes, in each case made by the Company or any Subsidiary (other than an Excluded Subsidiary) during such period, all calculated for the Company and its Subsidiaries (other than any Excluded Subsidiaries) on a consolidated basis.
          “Consolidated EBITDA” means Consolidated Net Income, plus (a) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) Consolidated Tax Expense, (iii) depreciation, (iv) amortization, (v) other non-cash expenses (but excluding bad debt write-offs) and (vi) transaction expenses up to an aggregate amount of $7,000,000 incurred in connection with the preparation, execution and delivery of this Agreement, the Tender Offer and the New Indenture and New Senior Notes, minus, (b) to the extent added to revenues in determining Consolidated Net Income, (i) gains on purchases of Subordinated Debt under the Existing Senior Subordinated Notes after the Original Closing Date (other than pursuant to the Tender Offer), and (ii) gains on purchases of Indebtedness under the New Senior Notes after the Effective Date, all calculated for the Company and its Subsidiaries (other than any Excluded Subsidiaries) on a consolidated basis.
          “Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries (other than any Excluded Subsidiaries) calculated on a consolidated basis for such period.
          “Consolidated Net Income” means, with reference to any period, the net income or loss of the Company and its Subsidiaries (other than any Excluded Subsidiaries) calculated on a consolidated basis for such period.

          “Consolidated Tax Expense” means, with reference to any period, the tax expense of the Company and its Subsidiaries (other than any Excluded Subsidiaries) calculated on a consolidated basis for such period.
          “Contention Account” means any Account that is owing by an Account Debtor to ILS and that is classified by ILS, on its books and records, as a “contention account”.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Controlled Disbursement Account” means any accounts of each of Company and the Canadian Borrower maintained with an Agent as a zero balance, cash management account pursuant to and under any agreement between such Borrower and each Agent, as modified and amended from time to time, and through which all disbursements of such Borrower and any Loan Party are made and settled on a daily basis with no uninvested balance remaining overnight.
          “CP”, when used in reference to any Canadian Dollar Loan or Canadian Dollar Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest by reference to the Canadian Prime Rate.
          “Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Domestic Revolving Exposure at such time, plus (b) the Dollar Equivalent of such Lender’s Canadian Revolving Exposure at such time, plus (c) an amount equal to its Applicable Percentage, if any, of the Ex-Im Revolving Exposure at such time.
          “Credit Extension” means the making of a Loan or the issuance of a Letter of Credit hereunder.
          “Debt Service Coverage Ratio” means, the ratio, determined as of the end of each fiscal quarter of the Company for the then most-recently ended four fiscal quarters, of (a) Consolidated EBITDA minus cash taxes paid, minus unfunded Capital Expenditures, minus cash dividends and additional cash distributions of capital; provided, that cash dividends and cash distributions made to Holdings as permitted by Section 6.08(a)(iii)(A) shall only be included to the extent that such dividends and distributions exceed $750,000 in any fiscal year, plus cash tax refunds received in the United States to (b) Consolidated Debt Charges, all calculated for the Company and its Subsidiaries (other than any Excluded Subsidiaries) on a consolidated basis for such period.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means any Lender, as determined by the Administrative Agent in its Permitted Discretion, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit, Swingline Loans or Ex-Im Revolving Loans within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, either Agent, either Issuing Bank, any Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans and Ex-Im Revolving Loans, (d) otherwise failed to pay over to either Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, liquidator or monitor appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, liquidator or monitor appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06.
          “Document” has the meaning assigned to such term in the Domestic Security Agreement.
          “Dollar Equivalent” means (a) with respect to any Canadian Revolving Loan, Canadian Letter of Credit, Canadian Protective Advance or Canadian Swingline Loan, the amount denominated in Canadian Dollars, as of any date of determination, that could be purchased with the amount of Dollars at the most favorable spot exchange rate quoted by the Administrative Agent at approximately 11:00 a.m. (Chicago time) on such date and (b) with respect to any other amount, if such amount is determined in Dollars, then such amount in Dollars and, if such amount is not determined in Dollars, the Dollar equivalent of such amount, determined by the Administrative Agent on the basis of its spot rate at 11:00 a.m. (Chicago time) on the date for which the Dollar equivalent amount is being determined.
          “Dollar Loan” means any loan denominated in Dollars.
          “Dollars” or “$” refers to lawful money of the United States of America.
          “Domestic Availability” means, with respect to the Domestic Loan Parties, at any time, an amount equal to (a) the lesser of (i) the total Domestic Revolving Commitment minus the total Canadian Revolving Exposure and minus the total Ex-Im Revolving Exposure and (ii) the Domestic Borrowing Base minus (b) the total Domestic Revolving Exposure of all Domestic Revolving Lenders.
          “Domestic Borrowing Base” means, at any time, with respect to the Company and the other Domestic Loan Parties, the sum of (a) 85% of such Domestic Loan Parties’ Eligible Accounts at such time, plus (b) the lesser of (i) (A) 85% multiplied by (B) the Orderly Liquidation Percentage multiplied by (C) the value of such Domestic Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time or (ii) $125,000,000; provided, that aggregate advances to the Company predicated on the value of Eligible In-Transit Inventory of the Domestic Loan Parties at any time shall not exceed $5,000,000 minus the Dollar Equivalent of the aggregate advances to the Canadian Borrower predicated on the value of Eligible In-Transit Inventory of the Canadian Loan Parties at such time, minus (c) Reserves related to such Domestic Loan Parties. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or sublimits or reduce one or more of the other elements used in computing the Domestic Borrowing Base.
          “Domestic Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative in substantially the form of Exhibit C-1 or another form which is acceptable to the Administrative Agent in its Permitted Discretion, reflecting the Domestic Borrowing Base.
          “Domestic Collection Account” has the meaning assigned to the term “Cash Management Account” in the Domestic Security Agreement.

          “Domestic Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Domestic Letters of Credit at such time plus (b) the aggregate amount of all Domestic LC Disbursements relating to commercial Domestic Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The Domestic Commercial LC Exposure of any Domestic Revolving Lender at any time shall be its Applicable Percentage of the total Domestic Commercial LC Exposure at such time.
          “Domestic Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Domestic Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Domestic Issuing Bank may, in its discretion, arrange for one or more Domestic Letters of Credit to be issued by Affiliates of the Domestic Issuing Bank, in which case the term “Domestic Issuing Bank” shall include any such Affiliate with respect to Domestic Letters of Credit issued by such Affiliate.
          “Domestic LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).
          “Domestic LC Disbursement” means a payment made by the Domestic Issuing Bank pursuant to a Domestic Letter of Credit.
          “Domestic LC Exposure” means, at any time, the sum of the Domestic Commercial LC Exposure and the Domestic Standby LC Exposure. The Domestic LC Exposure of any Domestic Revolving Lender at any time shall be its Applicable Percentage of the total Domestic LC Exposure at such time.
          “Domestic Loan Guarantor” means each Domestic Loan Party and any other Person that has become or now or hereafter becomes a party to the Loan Guaranty pursuant to a joinder or by executing a separate Loan Guaranty, in each case guaranteeing the Domestic Obligations, the Canadian Obligations and the Ex-Im Obligations, together with their successors and assigns.
          “Domestic Letter of Credit” means any letter of credit issued by the Domestic Issuing Bank pursuant to this Agreement upon the application of the Company.
          “Domestic Loan Parties” means the Company and each Domestic Subsidiary of the Company, other than an Excluded Subsidiary; and “Domestic Loan Party” means any one of them.
          “Domestic Obligations” means all Obligations other than the Canadian Obligations and the Ex-Im Obligations.
          “Domestic Overadvance” has the meaning assigned to such term in Section 2.05(b).
          “Domestic Protective Advances” has the meaning assigned to such term in Section 2.04.
          “Domestic Revolving Commitment” means, with respect to each Domestic Revolving Lender, the commitment, if any, of such Domestic Revolving Lender to make Domestic Revolving Loans and to acquire participations in Domestic Letters of Credit, Domestic Overadvances, Domestic Protective Advances and Domestic Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Domestic Revolving Lender’s Domestic Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Domestic Revolving Lender pursuant to Section 9.04. The initial amount of each Domestic Revolving Lender’s Domestic Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Domestic Revolving Lender shall have assumed its Domestic Revolving Commitment, as applicable. The initial aggregate amount of the Domestic Revolving Lenders’ Domestic Revolving Commitments is $200,000,000.
          “Domestic Revolving Exposure” means, with respect to any Domestic Revolving Lender at any time, the sum of the outstanding principal amount of such Domestic Revolving Lender’s Domestic Revolving Loans and its Domestic LC Exposure plus an amount equal to its Applicable Percentage of the aggregate principal amount of Domestic Swingline Loans outstanding at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Domestic Overadvances outstanding at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Domestic Protective Advances outstanding at such time.
          “Domestic Revolving Lender” means each Lender with a Domestic Revolving Commitment or, if the Domestic Revolving Commitments have terminated or expired, a Lender with Domestic Revolving Exposure.
          “Domestic Revolving Loans” means the Loans extended by the Domestic Revolving Lenders to the Company pursuant to Section 2.01(a).
          “Domestic Security Agreement” means, collectively, that certain Second Amended and Restated Security Agreement of even date herewith, among the Domestic Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, as the same may be amended, restated or otherwise modified from time to time hereafter.
          “Domestic Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Domestic Letters of Credit at such time plus (b) the aggregate amount of all Domestic LC Disbursements relating to standby Domestic Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The Domestic Standby LC Exposure of any Domestic Revolving Lender at any time shall be its Applicable Percentage of the total Domestic Standby LC Exposure at such time.
          “Domestic Subsidiary” means each direct or indirect Subsidiary of the Company that is organized under the laws of the United States of America or any state, protectorate or territory of the United States of America.
          “Domestic Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Domestic Swingline Loans hereunder.
          “Domestic Swingline Loan” has the meaning assigned to such term in Section 2.05(a).
          “DSCR Availability Amount” means an amount at any time equal to the sum of (a) $35,000,000 plus (b) 17.5% of the aggregate increases of the Domestic Revolving Commitment effected as of such time pursuant to Section 2.09(d).
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Eligible Accounts” means, at any time, the Accounts (other than Export-Related Accounts) of a Domestic Loan Party or a Canadian Loan Party, as applicable, which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Domestic Revolving Loans, Domestic Swingline Loans, Canadian Revolving Loans and Canadian Swingline Loans and the issuance of Domestic Letters of Credit and Canadian Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

          (a) which is not subject to a first priority perfected Lien in favor of the applicable Agent;
          (b) which is subject to any Lien other than (i) a Lien in favor of the applicable Agent or the Ex-Im Revolving Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the applicable Agent;
          (c) with respect to which (i) more than 60 days have elapsed since the due date for payment thereof, (ii) more than 120 days have elapsed since the date of the original invoice therefor or (iii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible;
          (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under clause (c) above;
          (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such Loan Party exceeds 25% of the aggregate amount of Eligible Accounts;
          (f) with respect to which any covenant, representation, or warranty contained in this Agreement, any Security Agreement or any Foreign Collateral Document has been breached or is not true;
          (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
          (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once;
          (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
          (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
          (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;
          (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office (or its domicile, for purposes of the Quebec Civil Code) in the United States of America or Canada or (ii) is not organized under applicable law of the United States of America, any state or territory of the United States of America, the District of Columbia, Canada, or any province or territory of Canada unless, in any case, such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;
          (m) which is owed in any currency other than Dollars or with respect to the Canadian Loan Parties, Canadian Dollars;
          (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the United States of America, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Liens of the Administrative Agent and the Ex-Im Revolving Lender in such Account have been complied with to the Administrative Agent’s satisfaction; provided, that up to $750,000 in the aggregate of such Accounts described in this clause (ii) outstanding at any time shall not be deemed ineligible under this clause (n) notwithstanding the fact that such steps have not been completed;
          (o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;
          (p) which, for any Account Debtor, exceeds a credit limit established in writing by the Administrative Agent, in its Permitted Discretion, to the extent of such excess;
          (q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness;
          (r) which is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof, except to the extent that the applicable Loan Party has obtained and delivered to the Account Debtor, a letter of credit or bank guarantee relating to such security, deposit, progress payment, retainage or other similar advance;
          (s) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute, unless such Account is a Contention Account;
          (t) which is evidenced by any promissory note, chattel paper, or instrument;
          (u) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;
          (v) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;
          (w) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

          (x) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;
          (y) which was created on cash on delivery terms;
          (z) which is a Contention Account, but only to the extent that such Contention Account, when added together with the aggregate of all other Contention Accounts, exceeds the Dollar Equivalent of $750,000;
          (aa) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay;
          (bb) at any time that the Volvo Purchase Agreement is in effect, such Account has not been accepted for purchase pursuant to the Volvo Purchase Agreement;
          (cc) such Account is owing by a Purchaser (as defined in the Volvo Purchase Agreement) pursuant to the Volvo Purchase Agreement; or
          (dd) at any time that the Wells Fargo Purchase Agreement is in effect, such Account has been accepted for purchase pursuant to such Wells Fargo Purchase Agreement.
          In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Company or the Canadian Borrower, as applicable, shall notify the Administrative Agent thereof (i) within three Business Days of the date the applicable Borrower has obtained knowledge thereof, if any such Accounts are in excess of the Dollar Equivalent of $1,000,000 in the aggregate for any Account Debtor and (ii) in all other cases, on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate of such Borrower. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.
          “Eligible Export-Related Accounts” means, at any time, the Export-Related Accounts of an Ex-Im Credit Party that are due and collectible in the United States of America and that satisfy the criteria for “Eligible Export-Related Accounts Receivable” criteria in the Ex-Im Bank Borrower Agreement.
          In the event that a Export-Related Account which was previously an Eligible Export-Related Account ceases to be an Eligible Export-Related Account hereunder, the Borrower Representative shall notify the Administrative Agent thereof (i) within three Business Days of the date the Borrower Representative has obtained knowledge thereof, if any such Export-Related Accounts are in excess of the Dollar Equivalent of $1,000,000 in the aggregate for any Account Debtor and (ii) in all other cases, on and at the time of submission to the Administrative Agent of the next Ex-Im Borrowing Base Certificate. In determining the amount of an Eligible Export-Related Account, the face amount of an Export-Related Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Ex-Im Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Export-Related Account but not yet applied by such Ex-Im Credit Party to reduce the amount of such Export-Related Account.
          “Eligible Export-Related Inventory” means, at any time, the Export-Related Inventory of an Ex-Im Credit Party that satisfies the criteria for “Eligible Export-Related Inventory” contained in the Ex-Im Bank Borrower Agreement.
          In the event that Export-Related Inventory which was previously Eligible Export-Related Inventory ceases to be Eligible Export-Related Inventory hereunder, the Borrower Representative shall notify the Administrative Agent thereof (i) within three Business Days of the date the Borrower Representative has obtained knowledge thereof, if any such Inventory has a value (based on the lines of cost or market, determined on a first-in, first-out basis) in excess of the Dollar Equivalent of $2,000,000 in the aggregate and (ii) in all other cases, on and at the time of submission to the Administrative Agent of the next Ex-Im Borrowing Base Certificate.
          “Eligible In-Transit Inventory” has the meaning assigned to such term in clause (f) of the definition of the term “Eligible Inventory”.
          “Eligible Inventory” means, at any time, the Inventory (other than Export-Related Inventory) of a Domestic Loan Party or a Canadian Loan Party, as applicable, which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Domestic Revolving Loans, Domestic Swingline Loans, Canadian Revolving Loans and Canadian Swingline Loans and the issuance of Domestic Letters of Credit and Canadian Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:
          (a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;
          (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
          (c) with respect to which any covenant, representation, or warranty contained in this Agreement, any Security Agreement or any Foreign Collateral Document has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;
          (d) in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
          (e) which constitutes bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
          (f) which is not located in the United States of America (in the case of Domestic Loan Parties) or Canada (in the case of Canadian Loan Parties), or is in transit with a common carrier from vendors and suppliers, provided that, Inventory in transit from vendors and suppliers may be included as eligible (“Eligible In-Transit Inventory”) pursuant to this clause (f) so long as (i) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory, (2) the applicable Loan Party has title to the Inventory,

(3) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, and (4) if the bill of lading is (A) non-negotiable and the Inventory is in transit within the United States, a duly executed Collateral Access Agreement from the applicable customs broker for such Inventory or (B) negotiable, and the Inventory is on the water in transit to the United States, unless otherwise determined by the Administrative Agent in its sole discretion, confirmation that the bill is issued in the name of the Loan Party and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with such Loan Party’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory, (ii) the common carrier is not an Affiliate of the applicable vendor or supplier and (iii) the customs broker is not an Affiliate of any Loan Party;
          (g) which is located in any location leased by such Loan Party unless the lessor has delivered to the Administrative Agent a Collateral Access Agreement or, with respect to any such location for which Administrative Agent does not receive a Collateral Access Agreement, a Reserve equal to three months’ rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
          (h) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
          (i) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;
          (j) which is a discontinued product or component thereof;
          (k) which is the subject of a consignment by such Loan Party as consignor;
          (l) which is perishable;
          (m) which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
          (n) which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in an acceptable separate report to the Administrative Agent reflecting such Inventory as “in transit” “work in process”, “outside processing” or any other category of Inventory acceptable to the Administrative Agent);
          (o) for which reclamation rights have been asserted by the seller;
          (p) with respect to the Canadian Loan Parties, is considered “30-day goods” within the meaning of the Bankruptcy and Insolvency Act (Canada); or
          (q) which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

          In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Company or the Canadian Borrower, as applicable, shall notify the Administrative Agent thereof (i) within three Business Days of the date the applicable Borrower has obtained knowledge thereof, if any such Inventory has a value (based on the lesser of cost or market, determined on a first-in, first-out basis) in excess of the Dollar Equivalent of $2,000,000 in the aggregate and (ii) in all other cases, on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate of such Borrower.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equipment” has the meaning specified in the Domestic Security Agreement.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          “Eurodollar”, when used in reference to any Dollar Loan or Dollar Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Assets” means, collectively, all Equipment, Real Property and Intellectual Property (other than General Intangibles (as defined in the Domestic Security Agreement) to the extent arising out of, or related to, or derivative of the property or interests in Accounts and Inventory) of the Loan Parties.
          “Excluded Subsidiary” means Park Avenue Travel Ltd., an Ohio corporation and Lallegro, Inc., a Delaware corporation; provided, that the Borrower Representative may designate ILS Technology as an Excluded Subsidiary on 10 days prior written notice to the Administrative Agent, so long as (a) the book value of the assets of ILS Technology at such time are less than or equal to 5% of the book value of the total assets of the Loan Parties on a consolidated basis at such time and (b) the revenues of ILS Technology for the 12 month period ending on such date are less than or equal to 5% of the total revenues of the Loan Parties on a consolidated basis for such period.
          “Excluded Taxes” means, with respect to either Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or is resident or carries on business through a permanent establishment located therein or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).
          “Ex-Im Availability” means, with respect to the Ex-Im Borrowers, at any time, an amount equal to (a) the lesser of (i) the total Ex-Im Revolving Subcommitment of the Ex-Im Revolving Lender and (ii) the Export-Related Borrowing Base minus (b) the total Ex-Im Revolving Exposure relating to Ex-Im Revolving Loans minus (i) 25% of the total Ex-Im LC Exposure.
          “Ex-Im Availability Period” means the period from and including the Ex-Im Effective Date to but excluding the earlier of the Maturity Date or the Commitment Termination Date (as defined in the Fast Track Loan Agreement).
          “Ex-Im Bank” means the Export-Import Bank of the United States of America.
          “Ex-Im Bank Borrower Agreement” means an agreement executed by the Ex-Im Borrowers in favor of Ex-Im Bank and the Ex-Im Revolving Lender, in the form attached hereto as Exhibit E-1, together with all amendments, modifications and supplements thereto, including without limitation the Fast Track Loan Agreement Supplement in the form attached hereto as Exhibit E-2.
          “Ex-Im Bank Documents” means, collectively, the Ex-Im Bank Guarantee, any Loan Authorization Agreement between the Ex-Im Revolving Lender and Ex-Im Bank and the Ex-Im Bank Borrower Agreement.

          “Ex-Im Bank Guarantee” means that certain Master Guarantee Agreement and any other guarantee now or hereafter executed by Ex-Im Bank in favor of the Ex-Im Revolving Lender, in form and substance reasonably satisfactory to the Ex-Im Revolving Lender, together with all amendments, modifications and supplements thereto.
          “Ex-Im Borrowers” means, individually or collectively, the Company and the Ex-Im Credit Party.
          “Ex-Im Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative in a form which is acceptable to the Administrative Agent in its sole discretion, reflecting the Export-Related Borrowing Base.
          “Ex-Im Credit Party” means AJAX Tocco Magnethermic Corporation, an Ohio corporation.
          “Ex-Im Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Ex-Im Letters of Credit at such time plus (b) the aggregate amount of all Ex-Im LC Disbursements relating to commercial Ex-Im Letters of Credit that have not yet been reimbursed by or on behalf of the Ex-Im Borrowers at such time. The Ex-Im Commercial LC Exposure of the Ex-Im Revolving Lender at any time shall be its Applicable Percentage of the total Ex-Im Commercial LC Exposure at such time.
          “Ex-Im Effective Date” means the first date after the Effective Date on which the conditions specified in Sections 4.02, 4.03 and 4.04 are all satisfied (or waived in accordance with Section 9.02).
          “Ex-Im Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Ex-Im Letters of Credit, and its successors in such capacity as provided in Section 2.06(i). The Ex-Im Issuing Bank may, in its discretion, arrange for one or more Ex-Im Letters of Credit to be issued by Affiliates of the Ex-Im Issuing Bank, in which case the term “Ex-Im Issuing Bank” shall include any such Affiliate with respect to Ex-Im Letters of Credit issued by such Affiliate.
          “Ex-Im LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
          “Ex-Im LC Disbursement” means a payment made by the Ex-Im Issuing Bank pursuant to an Ex-Im Letter of Credit.
          “Ex-Im LC Exposure” means, at any time, the sum of the Ex-Im Commercial LC Exposure and the Ex-Im Standby LC Exposure. The Ex-Im LC Exposure of the Ex-Im Revolving Lender at any time shall be its Applicable Percentage of the total Ex-Im LC Exposure at such time.
          “Ex-Im Letter of Credit” means any letter of credit (other than a Warranty Letter of Credit, as defined in the Ex-Im Bank Borrower Agreement) issued by the Ex-Im Issuing Bank upon the application of an Ex-Im Borrower (or the Borrower Representative, on behalf of such Ex-Im Borrower).
          “Ex-Im Obligations” means all unpaid principal of and accrued and unpaid interest on the Ex-Im Revolving Loans, all Ex-Im LC Exposure and all expenses, reimbursements, indemnities and other obligations of the Ex-Im Borrowers to the Ex-Im Revolving Lender, the Ex-Im Participants, the Agents, the Issuing Banks or any indemnified party arising under the Ex-Im Bank Borrower Agreement, the Fast Track Loan Agreement, and the Loan Documents, in respect of the Ex-Im Revolving Loans or the Ex-Im LC Exposure. The Ex-Im Obligations shall be the “Loan Facility Obligations” referred to in the Ex-Im Bank Borrower Agreement.

          “Ex-Im Participant” means each Lender hereunder, with respect to its participation in Ex-Im Revolving Exposure.
          “Ex-Im Revolving Lender” means JPMorgan Chase Bank, N.A., as Lender under the Fast Track Loan Agreement.
          “Ex-Im Revolving Exposure” means the sum of the outstanding principal amount of the Ex-Im Revolving Loans and the Ex-Im LC Exposure.
          “Ex-Im Revolving Loans” means the export-related Loans extended by the Ex-Im Revolving Lender to the Ex-Im Borrowers pursuant to Section 2.01(c) and the Fast Track Loan Agreement.
          “Ex-Im Revolving Subcommitments” means, (a) with respect to the Ex-Im Revolving Lender, the commitment, if any, of the Ex-Im Revolving Lender to make Ex-Im Revolving Loans and to acquire participations in Ex-Im Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of the Ex-Im Revolving Lender’s Ex-Im Revolving Exposure hereunder, as such subcommitment may be reduced from time to time pursuant to assignments by or to the Ex-Im Revolving Lender pursuant to Section 9.04 and (b) with respect to each Ex-Im Participant, the commitment, if any, of such Ex-Im Participant to acquire participations in Ex-Im Revolving Loans and Ex-Im Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Ex-Im Participants’ participation in the Ex-Im Revolving Exposure hereunder, as such subcommitment may be reduced from time to time pursuant to assignments by or to such Ex-Im Participant pursuant to Section 9.04. The initial amount of the Ex-Im Revolving Lender’s and each Ex-Im Participants Ex-Im Revolving Subcommitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which the Ex-Im Revolving Lender or such Ex-Im Participant shall have assumed its Ex-Im Revolving Subcommitment, as applicable. The initial aggregate amount of the Ex-Im Revolving Lender’s Ex-Im Revolving Subcommitment is $25,000,000. The Ex-Im Revolving Subcommitments are subcommitments of the Domestic Revolving Commitments and do not represent additional credit exposure.
          “Ex-Im Security Agreement” means that certain Amended and Restated Security Agreement of even date herewith, among the Ex-Im Borrowers, the other Domestic Loan Parties and the Ex-Im Revolving Lender.
          “Ex-Im Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Ex-Im Letters of Credit at such time plus (b) the aggregate amount of all Ex-Im LC Disbursements relating to standby Ex-Im Letters of Credit that have not yet been reimbursed by or on behalf of the Ex-Im Borrowers at such time. The Ex-Im Standby LC Exposure of the Ex-Im Revolving Lender at any time shall be its Applicable Percentage of the total Ex-Im Standby LC Exposure at such time.
          “Existing Indenture” means that certain Indenture dated as of November 30, 2004, between the Company, each of the guarantors party thereto, and Wells Fargo Bank, N.A., as Trustee, pursuant to which the Existing Senior Subordinated Notes were issued, as the same has heretofore been amended, restated or otherwise modified, as the same is being amended on the date hereof by a certain Fifth Supplemental Indenture, and as the same may, with the prior written consent of the Administrative Agent and the Required Lenders, hereafter be from time to time amended, restated or otherwise modified.
          “Existing Lender” means a Person holding loans and commitments under the Original Credit Agreement.

          “Existing Senior Subordinated Notes” means the Notes (as defined in the Existing Indenture) issued pursuant to the Existing Indenture.
          “Export-Related Accounts” means all Export-Related Accounts Receivable (as defined in the Ex-Im Bank Borrower Agreement) of the Ex-Im Credit Party.
          “Export-Related Borrowing Base” means, at any time, with respect to the Ex-Im Credit Party, the Export-Related Borrowing Base as defined in the Ex-Im Bank Borrower Agreement. The Ex-Im Revolving Lender may, in its Permitted Discretion, reduce the advance rates set forth in the Export-Related Borrowing Base, adjust Reserves or reduce one or more of the other elements used in computing the Export-Related Borrowing Base. For the avoidance of doubt, the parties acknowledge and agree that Export-Related Accounts Receivable that are subject to contractual restrictions on the ability of the Ex-Im Credit Party to grant a security interest in such Export-Related Accounts Receivable shall not be treated as eligible for purposes of calculating the Export-Related Borrowing Base.
          “Export-Related Collateral” has the meaning assigned to such term in the Fast Track Loan Agreement.
          “Export-Related Inventory” means all Export-Released Inventory (as defined in the Ex-Im Bank Borrower Agreement) of the Ex-Im Credit Party.
          “Export Order” has the meaning assigned to such term in the Ex-Im Bank Borrower Agreement.
          “Fast Track Loan Agreement” means the Fast Track Export Loan Agreement among the Ex-Im Borrowers, the other Domestic Loan Parties and the Ex-Im Revolving Lender, in form reasonably satisfactory to the Administrative Agent and the Ex-Im Revolving Lender, together with all amendments, modifications and supplements thereto.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company or any Loan Party, as the context indicates.
          “Foreign Collateral Documents” means, collectively, the agreements and documents granting a Lien to the Canadian Agent, for the benefit of the Canadian Agent and the Canadian Revolving Lenders, upon the Collateral of the Canadian Loan Parties as security for payment of the Canadian Obligations.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction and Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary of the Company other than a Domestic Subsidiary.

          “Funding Accounts” means the deposit account(s) of each of the Company and the Canadian Borrower to which the Lenders are authorized by such Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guaranteed Obligations” means the Domestic Guaranteed Obligations or the Canadian Guaranteed Obligations, as each term is defined in Section 10.01.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Holdings” means Park-Ohio Holdings Corp., an Ohio corporation.
          “ILS” means Supply Technologies LLC, an Ohio limited liability company.
          “ILS Technology” means ILS Technology LLC, an Ohio limited liability company.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (excluding any bank guarantees or similar transactions issued in favor of any Foreign Subsidiary), (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) all Swap Obligations of such Person, including Net Mark-to-Market Exposure, (m) all obligations of such Person under any Sale and Leaseback Transaction, and (n) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Intellectual Property” has the meaning assigned to such term in the Security Agreement.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Intercompany Notes” has the meaning assigned to such term in Section 6.01.
          “Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08.
          “Interest Payment Date” means (a) with respect to any CBFR Loan (other than a Domestic Swingline Loan) or any CP Loan (other than a Canadian Swingline Loan), the first Business Day in each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.
          “Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect and (b) with respect to any CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date that is 30, 60 or 90 days thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Inventory” has the meaning assigned to such term in the Domestic Security Agreement.
          “Issuing Bank” means the Canadian Issuing Bank, the Ex-Im Issuing Bank or the Domestic Issuing Bank, as the context indicates.
          “Joinder Agreement” has the meaning assigned to such term in Section 5.13.
          “LC Disbursement” means a Canadian LC Disbursement, an Ex-Im LC Disbursement or a Domestic LC Disbursement.
          “LC Exposure” means, collectively, the Canadian LC Exposure, the Ex-Im LC Exposure and the Domestic LC Exposure.

          “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and specifically includes the Ex-Im Revolving Lender. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender.
          “Letter of Credit” means a Domestic Letter of Credit, an Ex-Im Letter of Credit or a Canadian Letter of Credit.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Authorization Agreement” has the meaning assigned to such term in the Ex-Im Bank Borrower Agreement.
          “Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Ex-Im Bank Borrower Agreement, the Ex-Im Bank Guarantee, the Fast Track Loan Agreement and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, either Agent, the Ex-Im Revolving Lender or any other Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to either Agent, the Ex-Im Revolving Lender or any other Lender in connection with the Original Credit Agreement or this Agreement or the transactions contemplated thereby or hereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loan Guarantor” means a Domestic Loan Guarantor or a Canadian Loan Guarantor, as applicable, together with its respective successors and assigns.
          “Loan Guaranty” means Article X of this Agreement and each separate Guarantee, in form and substance satisfactory to the Administrative Agent, heretofore, now or hereafter delivered by a Loan Guarantor, including each Guarantee executed by each Loan Guarantor that is a Foreign Subsidiary

(which Guarantee shall be governed by the laws of the country in which such Foreign Subsidiary is located), as it may be amended or modified and in effect from time to time.
          “Loan Parties” means the Borrowers, the other Domestic Loan Parties, the other Canadian Loan Parties and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.
          “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Domestic Revolving Loans, Canadian Revolving Loans, Ex-Im Revolving Loans, Swingline Loans, Overadvances and Protective Advances.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Loan Parties as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents, (c) a material portion of the Collateral, or either Agent’s Liens (on behalf of itself and the applicable Lenders), or Ex-Im Revolving Lender’s Liens, on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to either Agent, the Ex-Im Revolving Lender, any Issuing Bank or any Lender thereunder.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $5,000,000.
          “Maturity Date” means April 7, 2016 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
          “Maximum Liability” has the meaning assigned to such term in Section 10.10.
          “Maximum Availability Amount” means an amount at any time equal to the sum of (a) $25,000,000 plus (b) 12.5% of the aggregate increases of the Domestic Revolving Commitment effected as of such time pursuant to Section 2.09(d).
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming the Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).
          “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
          “New Indenture” means that certain Indenture dated as of April 7, 2011, between the Company, each of the guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee, pursuant to which the New Senior Notes were issued, as the same may, with the prior written consent of the Administrative Agent and the Required Lenders, hereafter be from time to time amended, restated or otherwise modified.
          “New Senior Notes” means the Notes (as defined in the New Indenture) issued pursuant to the New Indenture.
          “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
          “Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.
          “Obligated Party” has the meaning assigned to such term in Section 10.02.
          “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all Banking Services Obligations of the Loan Parties, all Swap Obligations of the Loan Parties owing to any Lender, either Agent, the Ex-Im Revolving Lender or any of their Affiliates, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, either Agent, the Ex-Im Revolving Lender, any Issuing Bank or any indemnified party arising under the Loan Documents.
          “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
          “Orderly Liquidation Percentage” means, with respect to Inventory or Export-Related Inventory of any Loan Party, (a) the Dollar Equivalent of the net recovery value of such Inventory or Export-Related Inventory, as applicable, divided by (b) the gross value of such Inventory or Export-Related Inventory, as applicable, determined as of the date of most recent appraisal conducted in accordance with customary asset based lending standards pursuant to Section 5.11, by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.
          “Original Canadian Revolving Loans” means the Canadian Revolving Loans advanced to the Canadian Borrower under the Original Credit Agreement.
          “Original Closing Date” means March 8, 2010.
          “Original Credit Agreement” means the certain Third Amended and Restated Credit Agreement dated as of the Original Closing Date among the Company, certain of the other Loan Parties, certain of the Lenders and JPMorgan Chase Bank, N.A., as Agent and LC Issuer, as amended or modified through the Effective Date.

          “Original Domestic Revolving Loans” means the Domestic Revolving Loans advanced to the Company under the Original Credit Agreement.
          “Original Revolving Loans” means the Revolving Loans advanced to the Company under the Original Credit Agreement.
          “Original Term A Lenders” means the Lenders that advanced the Original Term A Loans to the Company under the Original Credit Agreement.
          “Original Term A Loans” means the Term A Loans extended by the Original Term A Lenders to the Company pursuant to the Original Credit Agreement.
          “Original Term B Lenders” means the Lenders that advanced the Original Term B Loans to the Company under the Original Credit Agreement.
          “Original Term B Loans” means the Term B Loans extended by the Original Term B Lenders to the Company pursuant to the Original Credit Agreement.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Overadvance” means a Canadian Overadvance or a Domestic Overadvance, as the context indicates; and “Overadvances” means Canadian Overadvances and Domestic Overadvances, collectively.
          “Participant” has the meaning assigned to such term in Section 9.04.
          “Paying Guarantor” has the meaning assigned to such term in Section 10.11.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes, fees, assessments, or other governmental charges or levies on the property of a Loan Party if such (i) amounts are not at the time delinquent or (ii) do not secure obligations in excess of $250,000, are being contested in compliance with Section 5.04 and a stay of enforcement of such Lien is in effect;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 10 days or are being contested in compliance with Section 5.04;
          (c) Liens arising out of pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old age pensions and other social security or retirement benefits laws or regulations;

          (d) Liens arising out of deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) easements, zoning restrictions, rights-of-way and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Loan Party;
          (f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
          (g) statutory Liens in favor of landlords of Real Property leased by a Loan Party; provided, that such Loan Party is not in default with respect to payment of all rent and other material amounts due to such landlord under any lease of such Real Property; and
          (h) the equivalent of the types of Liens discussed in clauses (a) through (g) above, inclusive, in any foreign jurisdiction in which any Loan Party conducts business;
provided that the term “Permitted Encumbrances” shall not include (i) any Lien securing Indebtedness, (ii) any Lien arising under ERISA or Environmental Laws, (iii) any Lien attached to Accounts of any Loan Party (except a Lien of the type described in clause (a) above) or (iv) any Lien attached to Inventory of any Loan Party (except a Lien of the type described in clauses (a), (b) or (g) above).
          “Permitted Holders” means (a) Edward F. Crawford and Mathew V. Crawford, either of their spouses, lineal descendants, or the probate estate of any such person, (b) any trust, so long as one or more of the foregoing is the beneficiary thereof, and (c) any other corporation, partnership, limited liability company, or other similar entity, all of the shareholders, partners, members, or owners of which are any of the foregoing.
          “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, Canada or the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or the United States of America or any province or state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
          (f) money market funds that (i) are money market funds (as defined in National Instrument 81-102 Mutual Funds) that are reporting issuers (as defined in Ontario securities laws) in the Province of Ontario, Canada, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledge Agreements” means each of the Pledge Agreements executed and delivered to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, to the Canadian Agent, for the benefit of the Canadian Agent and the Canadian Revolving Lenders, or to the Ex-Im Revolving Lender, by Holdings or any Loan Party, on or after June 30, 2007, as the same may heretofore have been and may hereafter be amended, restated or otherwise modified.
          “Prepayment Event” means:
          (a) any sale, transfer or other disposition of any property or asset of any Loan Party other than Excluded Assets, including without limitation the sale of Equity Interests of a Subsidiary (including an Excluded Subsidiary), other than dispositions described in Section 6.05(a), Section 6.05(b), Section 6.15(b), Section 6.15(c) or Section 6.15(d); or
          (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party, other than Excluded Assets.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase or its parent as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is not necessarily the lowest rate charged by Chase to any customer.
          “Projections” has the meaning assigned to such term in Section 5.01(f).
          “Protective Advance” means either a Canadian Protective Advance or a Domestic Protective Advance, as the context indicates; and “Protective Advances” means Canadian Protective Advances and Domestic Protective Advances, collectively.
          “Real Property” means any real property owned or leased by any Loan Party.
          “Register” has the meaning assigned to such term in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
          “Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing 66 2/3% of the sum of the total Credit Exposure and unused Commitments at such time, without duplication of any Ex-Im Revolving Exposure that has been participated to the Ex-Im Participants.
          “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reserves” means any and all reserves which the Administrative Agent or the Ex-Im Revolving Lender, as applicable, deems necessary, without duplication of any other reserve or adjustment made under the definition of Eligible Accounts or Eligible Inventory, Eligible Export-Related Accounts or Eligible Export-Related Inventory, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, volatility reserves, reserves for rent at locations leased by any Loan Party as to which a Collateral Access Agreement has not been delivered to the Administrative Agent and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for priority wage and compensation claims under the Canadian Wage Earner Protection Program Act and the Bankruptcy and Insolvency Act (Canada), reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for environmental liabilities, including the costs of any environmental cleanup or compliance and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.
          “Restricted Payment” means any dividend or distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Loan Party or any option, warrant or other right to acquire any such Equity Interests in any Loan Party.
          “Revolving Commitment” means with respect to a Lender, such Lender’s Domestic Revolving Commitment, Ex-Im Revolving Subcommitment or Canadian Revolving Subcommitment, as the context indicates.
          “Revolving Exposure” means, collectively, the Domestic Revolving Exposure, the Ex-Im Revolving Exposure and the Canadian Revolving Exposure.
          “Revolving Lender” means, as of any date of determination, a Domestic Revolving Lender, the Ex-Im Revolving Lender or a Canadian Revolving Lender, as the context indicates; and “Revolving Lenders” means the Domestic Revolving Lenders, the Ex-Im Revolving Lender and the Canadian Revolving Lenders, collectively.

          “Revolving Loan” means a Domestic Revolving Loan, an Ex-Im Revolving Loan or a Canadian Revolving Loan; and “Revolving Loans” means Domestic Revolving Loans, Ex-Im Revolving Loans and Canadian Revolving Loans, collectively.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.
          “Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to either Agent or one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (if other than Chase or Chase Canada) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.
          “Security Agreements” means, individually or collectively, the Domestic Security Agreement, the Ex-Im Security Agreement and any other pledge or security agreement entered into after June 30, 2007 by any Loan Party, or any other Person, as the same may be amended, restated or otherwise modified to date or from time to time hereafter.
          “Settlement” has the meaning assigned to such term in Section 2.05(d).
          “Settlement Date” has the meaning assigned to such term in Section 2.05(d).
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          “Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.
          “Substantial Portion” means, with respect to the property of the Company and its Subsidiaries, property which represents more than 10% of the consolidated assets of the Company and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties shall be a Swap Agreement.
          “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
          “Swingline Exposure” means, at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
          “Swingline Lender” means the Domestic Swingline Lender or the Canadian Swingline Lender, as the context indicates; and “Swingline Lenders” means the Domestic Swingline Lender and the Canadian Swingline Lender, collectively.
          “Swingline Loans” means the Domestic Swingline Loans or the Canadian Swingline Loans, as the context indicates.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Tender Offer” means the offer by the Company to purchase all of the Existing Senior Subordinated Notes not held by an Affiliate of the Company made pursuant to the Offer to Purchase and Consent Solicitation of Park-Ohio Industries, Inc. dated March 8, 2011, as amended.
          “Transactions” means collectively, (a) the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other Credit Extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the execution, delivery and performance by the Company and certain of the Domestic Loan Parties of the New Indenture, the New Senior Notes and related agreements, instruments and documents, and the receipt by the Company of the gross cash proceeds thereof in the amount of at least $250,000,000, and (c) the closing of the Tender Offer and the related execution, delivery and performance of the Fifth Supplemental Indenture to the Existing Indenture.

     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference (a) to the Adjusted LIBO Rate or the CB Floating Rate in the case of all Loans other than Canadian Revolving Loans, (b) the Canadian Prime Rate or the CDOR Rate in the case of Canadian Dollar Loans, or (c) the US Base Rate (Canada) or the Adjusted LIBO Rate in the case of Dollar Loans that are Canadian Revolving Loans.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Ohio or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
     “US Base Rate (Canada)” means a fluctuating rate of interest per annum which is equal at all times to the greatest of: (a) the reference rate of interest (however designated) announced from time to time by Chase Canada as being its reference rate for determining interest chargeable by it on US Dollar-denominated commercial loans made in Canada (which rate is not necessarily the lowest rate charged by Chase Canada to any customer), (b) 0.50% above the Federal Funds Effective Rate from time to time in effect, and (c) the Adjusted One-Month LIBOR Rate for a month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the US Base Rate (Canada) due to a change in the reference rate, the Federal Funds Effective Rate or the Adjusted One-Month LIBOR Rate shall be effective from and including the effective date of such change in the reference rate, the Federal Funds Effective Rate or the Adjusted One-Month LIBOR Rate.
     “USBR”, when used in reference to any Dollar Loan or Dollar Borrowing denominated in Dollars refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest by reference to the US Base Rate (Canada).
     “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
     “Volvo Accounts” means Accounts owing to Supply Technologies LLC by Volvo Trucks North America LLC, Volvo Parts North America LLC or one or more of their Affiliates who are “Permitted Obligors” under the Volvo Purchase Agreement.
     “Volvo Purchase Agreement” means the Receivables Purchase Agreement dated November 16, 2007 between Supply Technologies LLC, Viking Asset Purchaser No. 7 IC, any Additional Purchasers and Citicorp Trustee Company Limited.
     “Volvo Supplier Agreements” means the supplier agreements entered into from time to time between Supply Technologies LLC and PrimeRevenue, Inc.
     “Wells Fargo” means Wells Fargo Bank, National Association.
     “Wells Fargo Purchase Agreement” means the Accounts Receivable Purchase Agreement dated July 6, 2010 between Supply Technologies LLC and Wells Fargo.
     “Whirlpool Accounts” means Accounts owing to Supply Technologies LLC by Whirlpool Corporation or one of its Subsidiaries or Affiliates identified on Schedule 1 to the Wells Fargo Purchase Agreement, as in effect on July 6, 2010.

     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.02 Classification of Loans and Borrowings.
     For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     Section 1.03 Terms Generally.
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04 Accounting Terms; GAAP.
     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
     Section 2.01 Commitments.
     Subject to the terms and conditions set forth herein, the Lenders agree to make Loans to the Borrowers from time to time as set forth herein:

     (a) Each Domestic Revolving Lender agrees to make Domestic Revolving Loans to the Company from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Domestic Revolving Lender’s Domestic Revolving Exposure exceeding such Domestic Revolving Lender’s Domestic Revolving Commitment minus such Domestic Lender’s Canadian Revolving Exposure and such Domestic Lender’s participation in Ex-Im Revolving Exposure or (ii) the total Domestic Revolving Exposure exceeding the lesser of (x) the sum of the total Domestic Revolving Commitments minus the total Canadian Revolving Exposure at such time minus the total Ex-Im Revolving Exposure; or (y) the Domestic Borrowing Base, subject to the Administrative Agent’s authority to make Domestic Protective Advances and Domestic Overadvances pursuant to the terms of Section 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Domestic Revolving Loans. Domestic Revolving Loans shall be Dollar Loans. As of the Effective Date, the outstanding principal balance of the Original Domestic Revolving Loans under the Original Credit Agreement is $77,900,000.00, all of which shall be deemed to be Domestic Revolving Loans advanced under this Agreement.
     (b) Each Canadian Revolving Lender agrees to make Canadian Revolving Loans to the Canadian Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Canadian Revolving Lender’s Canadian Revolving Exposure exceeding such Canadian Revolving Lender’s Canadian Revolving Subcommitment or (ii) the total Canadian Revolving Exposure exceeding the least of (x) the sum of the total Canadian Revolving Subcommitments, (y) the amount by which the total Domestic Revolving Commitments exceeds the sum of the total Domestic Revolving Exposure, the total Ex-Im Revolving Exposure and (z) the Canadian Borrowing Base, subject to the Canadian Agent’s authority, as directed by the Administrative Agent, to make Canadian Protective Advances and Canadian Overadvances pursuant subject to the terms and conditions of Section 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrower may borrow, prepay and reborrow Canadian Revolving Loans. Canadian Revolving Loans shall be advanced in Dollars or Canadian Dollars, at the election of the Borrower Representative. As of the Effective Date, the outstanding principal balance of the Original Canadian Revolving Loans under the Original Credit Agreement is $0.00, all of which shall be deemed to be Canadian Revolving Loans advanced under this Agreement.
     (c) (i) Subject to the terms of the Ex-Im Bank Documents and the Fast Track Loan Agreement, the Ex-Im Revolving Lender agrees to make Ex-Im Revolving Loans to the Ex-Im Borrowers from time to time during the Ex-Im Availability Period in an aggregate principal amount that will not result in (A) the Ex-Im Revolving Lender’s Ex-Im Revolving Exposure exceeding the Ex-Im Revolving Lender’s Ex-Im Revolving Subcommitment or (ii) the amount by which the total Domestic Revolving Commitments exceed the sum of the total Canadian Revolving Exposure and the total Domestic Revolving Exposure and (z) the Export-Related Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Ex-Im Borrowers may borrow, prepay and reborrow Ex-Im Revolving Loans. The making of Ex-Im Revolving Loans and the issuance of Ex-Im Letters of Credit will be governed by the Fast Track Loan Agreement, the Ex-Im Bank Borrower Agreement and this Agreement; in the event of conflict among the terms of the Fast Track Loan Agreement, the Ex-Im Bank Borrower Agreement and the terms hereof, the terms of the Ex-Im Bank Borrower Agreement shall prevail. In no event shall the obligations of the Ex-Im Revolving Lender hereunder, under the Fast Track Loan Agreement and under the Ex-Im Bank Borrower Agreement be deemed to be distinct commitments; rather, this Agreement, the Fast Track Loan Agreement and the Ex-Im Bank Borrower Agreement describe different aspects of the same obligations.
     (i) Upon the making of an Ex-Im Revolving Loan (whether before or after the occurrence of a Default), each Ex-Im Participant shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Ex-Im Revolving Lender, without recourse or warranty, an undivided interest and participation in such Ex-Im Revolving Loan in proportion to its Applicable Percentage of the Ex-Im Revolving Subcommitments. The Ex-Im Revolving Lender, may, at any time, but no less frequently than weekly, require the Ex-Im Participants to fund their participations. From and after the date, if any, on which any Ex-Im Participant is required to fund its participation in any Ex-Im Revolving Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Ex-Im Participant, such Ex-Im Participant’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent (or the Ex-Im Revolving Lender) in respect of such Loan. Each Ex-Im Participant’s obligation to purchase such a participation interest shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Ex-Im Participant may have against the Ex-Im Revolving Lender, any Ex-Im Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default; (C) the inability of the Ex-Im Borrowers to satisfy the conditions precedent to borrowing set forth herein or in the Fast Track Loan Agreement at anytime or (D) any other circumstance, happening or event whatsoever.
     Section 2.02 Loans and Borrowings.
     (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments or subcommitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and 2.05.
     (b) Subject to Section 2.14, and to compliance with the procedures described in Section 2.03, each Domestic Revolving Borrowing and Ex-Im Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all such Borrowings made on the Effective Date must be made as CBFR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Subject to Section 2.14, each Canadian Revolving Borrowing that is a Canadian Dollar Loan shall be comprised entirely of CP Loans or CDOR Rate Loans as the Borrower Representative may request in accordance herewith, provided that all such Borrowings made on the Effective Date must be made as CP Borrowings but may be converted into CDOR Rate Borrowings in accordance with Section 2.08. Subject to Section 2.14, each Canadian Revolving Borrowing that is a Dollar Loan shall be comprised entirely of USBR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all such Borrowing made on the Effective Date must be made as USBR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Domestic Swingline Loan shall be a CBFR Loan and each Canadian Swingline Loan shall be a CP Loan or a USBR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Borrowing other than a Eurodollar Canadian Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the commencement of each Interest Period for any Eurodollar Canadian Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000. At the commencement of each Interest Period for any CDOR Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn $100,000 and not less than Cdn $100,000. CBFR Borrowings, CP Borrowings and USBR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (a) 10 different Eurodollar Domestic Revolving Borrowings outstanding or (b) 3 different Eurodollar Canadian Revolving Borrowings and CDOR Revolving Borrowings outstanding (in the aggregate).
     (d) As of the Effective Date, certain Eurodollar Loans and CDOR Rate Loans (as each is defined in the Original Credit Agreement) are in existence under the Original Credit Agreement. The parties agree that effective on the Effective Date, such Eurodollar Loans and CDOR Rate Loans shall be converted into Eurodollar Revolving Borrowings and CDOR Revolving Borrowings, respectively hereunder in the same amounts and with the same Interest Periods, but subject to adjustment to the Applicable Rates in effect hereunder.
     (e) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     Section 2.03 Requests for Borrowings.
     (a) To request a Domestic Revolving Borrowing or Ex-Im Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing not later than noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) must be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
     (i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing;
     (iv) whether such Borrowing is to be a Domestic Revolving Borrowing or an Ex-Im Borrowing;
     (v) the identity of the applicable Borrower; and
     (vi) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Domestic Revolving Borrowing or Ex-Im Borrowing is specified, then the requested Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Domestic Revolving Lender or the Ex-Im Revolving Lender, as applicable, of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     (b) To request a Canadian Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent and the Canadian Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, not later than 11:00 a.m., Toronto time, three Business Days before the date of the proposed Borrowing or (b) in the case of a CP Borrowing or a USBR Borrowing, not later than 11:00 a.m., Toronto time, on the date of the proposed Borrowing; provided that any such notice of a CP Revolving Borrowing or a USBR Borrowing to finance the reimbursement of a Canadian LC Disbursement as contemplated by Section 2.06(e) must be given not later than 10:00 a.m., Toronto time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
     (i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be denominated in Canadian Dollars or Dollars;
     (iv) whether such Borrowing is to be a CP Borrowing, a USBR Borrowing, a CDOR Rate Borrowing or a Eurodollar Borrowing; and
     (v) in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Canadian Revolving Borrowing is specified, then the requested Borrowing shall be a CP Borrowing or a USBR Borrowing. If no Interest Period is specified with respect to any requested CDOR Rate Borrowing or Eurodollar Borrowing, then the Canadian Borrower shall be deemed to have selected an Interest Period of one month’s (or 30 days’ in the case of a CDOR Rate Borrowing) duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Canadian Revolving Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04 Protective Advances.
     (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Company, the Canadian Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Domestic Revolving Loans to the Company, on behalf of all Domestic Revolving Lenders, or direct the Canadian Agent to make Canadian Revolving Loans to the Canadian Borrower, on behalf of all Canadian Revolving Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by such Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans to the Company are herein referred to as “Domestic Protective Advances” and any of such Loans to the Canadian Borrower are hereafter referred to as “Canadian Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed the Dollar Equivalent of $10,000,000; provided further that, (A) the Dollar Equivalent of the aggregate amount of outstanding Protective Advances plus the Dollar Equivalent of the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments, (B) the aggregate amount of outstanding Domestic Protective Advances plus the aggregate Domestic Revolving Exposure shall not exceed the aggregate Domestic Revolving Commitment minus the aggregate Ex-Im Exposure and minus the Dollar Equivalent of the aggregate Canadian Revolving Exposure, (C) the Dollar Equivalent of the aggregate amount of outstanding Canadian Protective Advances plus the Dollar Equivalent of the aggregate Canadian Revolving Exposure shall not exceed the aggregate Canadian Revolving Commitment and (D) no Lender’s Credit Exposure shall exceed such Lender’s aggregate Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 (other than clause (c) thereof) have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Agents in and to the Collateral as otherwise provided herein and shall constitute Obligations hereunder. All Canadian Protective Advances shall be CP Borrowings or USBR Borrowings and all Domestic Protective Advances shall be CBFR Borrowings. The Administrative Agent’s authorization to make Domestic Protective Advances and to direct the Canadian Agent to make Canadian Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Domestic Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Domestic Revolving Lenders to make a Domestic Revolving Loan to repay a Domestic Protective Advance. At any time that there is sufficient Canadian Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Canadian Revolving Lenders to make a Canadian Revolving Loan to repay a Canadian Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
     (b) Upon the making of a Domestic Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default) to the Company, each Domestic Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Domestic Protective Advance in proportion to its Applicable Percentage of the Domestic Revolving Exposure. Upon the making of a Canadian Protective Advance by the Canadian Agent (whether before or after the occurrence of a Default) to the Canadian Borrower, each Canadian Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Canadian Agent without recourse or warranty, an undivided interest and participation in such Canadian Protective Advance in proportion to its Applicable Percentage of the Canadian Revolving Exposure. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the applicable Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by such Agent in respect of such Protective Advance.
     Section 2.05 Swingline Loans and Overadvances; Settlement of Ex-Im Revolving Loans.
     (a) The Agents, the Swingline Lenders and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests a CBFR Domestic Revolving Borrowing, a CP Canadian Revolving Borrowing or a USBR Canadian Revolving Borrowing the applicable Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the applicable Revolving Lenders and in the amount requested, same day funds to the applicable Borrower, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Domestic Swingline Lender to the Company pursuant to this Section 2.05(a) is referred to in this Agreement as a “Domestic Swingline Loan” and each such Loan made solely by the Canadian Swingline Lender to the Canadian Borrower pursuant to this Section 2.05(a) is referred to in this Agreement as a “Canadian Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other CBFR Loans, CP Loans or USBR Loans, as applicable, funded by the applicable Revolving Lenders, except that all payments thereon shall be payable to the applicable Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Domestic Swingline Lender and the Canadian Swingline Lender to, and each such Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the applicable Borrower by means of a credit to the applicable Funding Account(s), the proceeds of a Domestic Swingline Loan or a Canadian Swingline Loan, as applicable, to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that day (as determined based on notice from the Administrative Agent). The aggregate amount of Domestic Swingline Loans outstanding at any time shall not exceed $15,000,000 and the aggregate amount of Canadian Swingline Loans outstanding at any time shall not exceed the Dollar Equivalent of $1,000,000. The Domestic Swingline Lender shall not make any Domestic Swingline Loan if the requested Domestic Swingline Loan exceeds Domestic Availability (before giving effect to such Domestic Swingline Loan). All Domestic Swingline Loans shall be CBFR Borrowings. The Canadian Swingline Lender shall not make any Canadian Swingline Loans if the requested Canadian Swingline Loan exceeds Canadian Availability (before giving effect to such Canadian Swingline Loan). All Canadian Swingline Loans shall be CP Borrowings or USBR Borrowings.
     (b) Any provision of this Agreement to the contrary notwithstanding, (i) at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Domestic Revolving Loans to the Company, on behalf of the Domestic Lenders, in amounts that exceed Domestic Availability (any such excess Domestic Revolving Loans are herein referred to collectively as “Domestic Overadvances”) and (ii) at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation) direct the Canadian Agent to make Canadian Revolving Loans to the Canadian Borrower, on behalf of the Canadian Lenders, in amounts that exceed Canadian Availability (any such excess Canadian Revolving Loans are herein referred to collectively as “Canadian Overadvances”; provided that, no Overadvance shall result in a Default due to the applicable Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the applicable condition precedents set forth in Section 4.02(c) and 4.03(a) has not been satisfied. All Domestic Overadvances shall constitute CBFR Borrowings and all Canadian Overadvances shall constitute CP Borrowings or USBR Borrowings. The authority of the Administrative Agent to make Domestic Overadvances is limited to an aggregate amount not to exceed $10,000,000 at any time and the authority of the Canadian Agent to make Canadian Overadvances is limited to an aggregate amount not to exceed the Dollar Equivalent of $500,000 at any time. No Overadvance may remain outstanding for more than 60 days (which need not be consecutive) in any 120 day period, no Overadvance shall cause any Domestic Revolving Lender’s Domestic Revolving Exposure to exceed its Domestic Revolving Commitment and no Overadvance shall cause any Canadian Revolving Lender’s Revolving Exposure to exceed its Canadian Revolving Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Domestic Overadvances and to direct the Canadian Agent to make Canadian Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
     (c) Upon the making of a Domestic Swingline Loan or Domestic Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Domestic Swingline Loan or Domestic Overadvance), each Domestic

Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Domestic Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Domestic Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Domestic Revolving Commitment. Upon the making of a Canadian Swingline Loan or Canadian Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Canadian Swingline Loan or Canadian Overadvance), each Canadian Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Canadian Swingline Lender or the Canadian Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Canadian Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Canadian Revolving Subcommitment. The applicable Swingline Lender or Agent, as applicable, may, at any time, require the applicable Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the applicable Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by such Agent in respect of such Loan.
     (d) The Administrative Agent, on behalf of each Swingline Lender, shall request settlement (a “Settlement”) with the applicable Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the applicable Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than noon, Chicago time on the date of such requested Settlement (the “Settlement Date”). Each applicable Revolving Lender (other than the applicable Swingline Lender, in the case of Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Article IV have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the applicable Swingline Lender’s Swingline Loans and, together with such Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.
     (e) Promptly after the delivery of each Ex-Im Borrowing Base Certificate hereunder during the Ex-Im Availability Period, the Administrative Agent will adjust the outstanding balances of the Ex-Im Revolving Loans and the Domestic Revolving Loans so that the outstanding Ex-Im Revolving Exposure is not in excess of the limitations and sublimits contained in Section 2.01(c) hereof. To the extent necessary, (i) the Domestic Swingline Lender will make Domestic Swingline Loans to the Company to enable the Company to make any payments in respect of the Ex-Im Revolving Loans required by the immediately preceding sentence or (ii) existing Domestic Revolving Loans shall be reallocated to the Ex-Im Revolving Loan balance if and to the extent that there exists excess Ex-Im Availability at such time.
     Section 2.06 Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for the account of an applicable Borrower, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period (with respect to Domestic Letters of Credit and Canadian Letters of Credit) or the Ex-Im Availability Period (with respect to Ex-Im Letters of Credit). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. As of the Effective Date, certain Letters of Credit (as defined in the Original Credit Agreement) are outstanding under the Original Credit Agreement, as set forth on Schedule 2.1.2. The parties agree that on the Effective Date, such Letters of Credit shall be deemed for all purposes to be Domestic Letters of Credit issued under this Agreement.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (prior to 10:00 am, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, specifying whether such Letter of Credit is a Domestic Letter of Credit, a Canadian Letter of Credit or an Ex-Im Letter of Credit and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount (in Dollars or Canadian Dollars, as applicable) of such Letter of Credit, the name and address of the beneficiary thereof, the applicable Borrower in respect thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) neither the Aggregate LC Exposure nor the Domestic LC Exposure shall exceed $40,000,000, consisting of not more than $38,000,000 of LC Exposure relating to standby Letters of Credit and not more than $2,000,000 of LC Exposure relating to commercial Letters of Credit, (ii) the Canadian LC Exposure shall not exceed the Dollar Equivalent of $1,000,000, (iii) the Ex-Im LC Exposure shall not exceed $25,000,000, (iv) there is positive Domestic Availability, Canadian Availability or Ex-Im Availability, as applicable and (v) there is positive Aggregate Availability. All Domestic Letters of Credit and Ex-Im Letters of Credit shall be issued in Dollars. Canadian Letters of Credit shall be issued in Canadian Dollars or Dollars at the election of the Borrower Representative.
     (c) Expiration Date. Each Letter of Credit shall expire within one year after the scheduled Maturity Date; provided, that in the case of Letters of Credit issued on automatic renewal terms, such Letters of Credit shall not be renewed with expiry dates more than one year following the scheduled Maturity Date.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of applicable Issuing Bank or the applicable Revolving Lenders, the applicable Issuing Bank hereby grants to each applicable Revolving Lender, and each such Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each applicable Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each applicable LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a CBFR Borrowing, CP Borrowing, USBR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing or Swingline Loan. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the applicable Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of CBFR Revolving Loans, CP Revolving Loans, USBR Revolving Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve such Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. Each Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither either Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to CBFR Domestic Revolving Loans, CBFR Ex-Im Revolving Loans, CP Canadian Revolving Loans or USBR Canadian Revolving Loans, as applicable; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the applicable Revolving Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to the applicable Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, or at maturity of the Loans, the Company shall deposit in an account with the Administrative Agent, in the name of the

Administrative Agent and for the benefit of the Domestic Revolving Lenders (the “Domestic LC Collateral Account”), an amount in cash equal to 105% of the Domestic LC Exposure as of such date plus accrued and unpaid interest thereon, the Company shall deposit in an account with the Ex-Im Revolving Lender, in the name of the Ex-Im Revolving Lender and for the benefit of the Ex-Im Revolving Lender (the “Ex-Im LC Collateral Account”), an amount in cash equal to 105% of the Ex-Im LC Exposure as of such date plus accrued and unpaid interest thereon and/or the Canadian Borrower shall deposit in an account with the Canadian Agent, in the name of the Canadian Agent and for the benefit of the Canadian Revolving Lenders (the “Canadian LC Collateral Account”), an amount in cash equal to 105% of the Dollar Equivalent of the Canadian LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the applicable Agent as collateral for the payment and performance of the applicable Secured Obligations. The applicable Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Company hereby grants the Administrative Agent a security interest in the Domestic LC Collateral Account, each Ex-Im Borrower hereby grants the Ex-Im Revolving Lender a security interest in the Ex-Im LC Collateral Account and the Canadian Borrower hereby grants the Canadian Agent a security interest in the Canadian LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the applicable Agent or the Ex-Im Revolving Lender, as applicable, and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the applicable Agent or the Ex-Im Revolving Lender, as applicable, to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the applicable LC Exposure at such time, be applied to satisfy other applicable Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days after all applicable Events of Default have been cured or waived.
     Section 2.07 Funding of Borrowings.
     (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Chicago time, to the account of the applicable Agent most recently designated by it for such purpose by notice to the applicable Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. The applicable Agent or the Ex-Im Revolving Lender, as applicable, will make such Loans available to the applicable Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that CBFR Revolving Loans, CP Revolving Loans and USBR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the applicable Agent or the Ex-Im Revolving Lender, as applicable, to the applicable Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the applicable Agent.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the applicable Agent such Lender’s share of such Borrowing, the Agents may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Agent, then such Lender and the applicable Borrower severally agree to pay to such Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to such Agent, at (i) in the case of such Lender, the greater of either the Federal Funds Effective Rate (in the case of Dollar-denominated amounts) or the Canadian Agent’s cost of funds (in the case of Canadian Dollar-denominated amounts) and a rate determined by such Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to CBFR Revolving Loans or USBR Revolving Loans, as applicable (in the case of Dollar-denominated amounts) or CP Revolving Loans (in the case of Canadian Dollar-denominated amounts). If such Lender pays such amount to such Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     Section 2.08 Interest Elections.
     (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if a Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing, if it is in Dollars, is to be an CBFR Borrowing, a USBR Borrowing or a Eurodollar Borrowing, or, if it is in Canadian Dollars, if it is to be a CP Borrowing or a CDOR Rate Borrowing; and
     (iv) if the resulting Borrowing is a CDOR Rate Borrowing or a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a CDOR Rate Borrowing or a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower Representative shall be deemed to have selected an

Interest Period of 30 days’ duration for a CDOR Rate Borrowing or of one month’s duration for a Eurodollar Borrowing.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an CBFR Borrowing or USBR Borrowing, as applicable. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as a Default is continuing (i) no outstanding CBFR Borrowing or USBR Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing or USBR Borrowing, as applicable, of the same Class at the end of the Interest Period applicable thereto.
     (f) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CP Borrowing. Notwithstanding any contrary provision hereof, if a CP Default has occurred and is continuing and the Canadian Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as a Default is continuing (i) no outstanding CP Borrowing may be converted to or continued as a CDOR Rate Borrowing and (ii) unless repaid, each CDOR Rate Borrowing shall be converted to a CP Borrowing of the same Class at the end of the Interest Period applicable thereto.
     Section 2.09 Termination of Commitments; Increase in Revolving Commitments.
     (a) Unless previously terminated, (i) the Ex-Im Revolving Subcommitments shall terminate on the Commitment Termination Date (as defined in the Fast Track Loan Agreement), and (ii) all other Commitments shall terminate on the Maturity Date.
     (b) The Borrowers may at any time terminate the Commitments (including the Commitments under the Fast Track Loan Agreement) upon (i) at least five Business Days’ prior notice thereof to the Administrative Agent, (ii) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (iii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the applicable Agent of a cash deposit (or at the discretion of such Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the applicable LC Exposure as of such date), (iv) the payment in full of the accrued and unpaid fees, and (v) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
     (c) The Borrower Representative shall notify the Administrative Agent of any election to terminate the Commitments under paragraph (b) of this Section at least five Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative

Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.
     (d) The Borrower Representative shall have the right to increase the aggregate Domestic Revolving Commitment (with a corresponding increase in the total Commitments) by obtaining additional Domestic Revolving Commitments, either from one or more of the Lenders or other lending institutions provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof, (ii) the aggregate amount of all such increases during the term of this Agreement shall not exceed $50,000,000, (iii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of two such requests, (iv) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(e) has been satisfied.
     (e) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Domestic Revolving Commitment, subject only to the approval of all Lenders if any such increase would cause the aggregate Domestic Revolving Commitments to exceed $250,000,000. As conditions precedent to such an increase, (I) the Borrower Representative shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of each Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists, (II) the conditions precedent to any Credit Extension set forth in Article IV shall be satisfied as of the date of such increase, both before and after giving effect to such increase (including without limitation that such increase or addition would be permitted under the New Indenture), (III) each Lender providing an additional or increased Domestic Revolving Commitment shall have received all fees and the Administrative Agent shall have received all fees and expenses (and any respective attorneys fees), in each case due and payable to such Person on or before the effectiveness of such increase and (IV) the Administrative Agent shall have received such other agreements, documents and instruments as the Administrative Agent may request, in form and substance satisfactory to the Administrative Agent.
     (f) Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding CBFR Borrowings shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages. Eurodollar Borrowings shall be reallocated among the Lenders by the purchase of participations, which shall be trued up upon the expiration of the applicable Interest Period in effect at the time of any such increase.
     Section 2.10 Repayment and Amortization of Loans; Evidence of Debt.
     (a) The Company hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Domestic Revolving Lender the then unpaid principal amount of each Domestic Revolving Loan on the Maturity Date, (ii) the then unpaid amount of each Domestic Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) the then unpaid principal amount of each Domestic Overadvance on the earlier of the Maturity Date and demand by the Administrative Agent.

     (b) The Ex-Im Borrowers hereby jointly and severally unconditionally promise to pay to the Administrative Agent for the account of the Ex-Im Revolving Lender the then unpaid principal amount of each Ex-Im Revolving Loan on the Maturity Date.
     (c) The Canadian Borrower hereby unconditionally promises to pay to the Canadian Agent (i) for the account of each Canadian Revolving Lender the then unpaid principal amount of each Canadian Revolving Loan on the Maturity Date, (ii) the then unpaid amount of each Canadian Protective Advance on the earlier of the Maturity Date and demand by the Canadian Agent and (iii) the then unpaid amount of each Canadian Overadvance on the earlier of the Maturity Date and demand by the Canadian Agent. The Canadian Borrower shall repay all Canadian Obligations in the currency in which they were borrowed or advanced.
     (d) [Reserved].
     (e) [Reserved].
     (f) [Reserved].
     (g) At all times that full cash dominion is in effect pursuant to Section 7.3 of the Domestic Security Agreement and as described in Article XII hereof, on each Business Day, the Administrative Agent shall apply all funds credited to the Domestic Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Domestic Protective Advances and Domestic Overadvances that may be outstanding, second to prepay the Domestic Revolving Loans (including Domestic Swingline Loans), third to cash collateralize outstanding Domestic LC Exposure, fourth to prepay any Canadian Protection Advances and Canadian Overadvances that may be outstanding, fifth to prepay the Canadian Revolving Loans (including Canadian Swingline Loans, sixth to cash collateralize outstanding Canadian LC Exposure, seventh to prepay the Ex-Im Revolving Loans, and eighth to cash collateralize Ex-Im LC Exposure. At all times that full cash dominion is in effect pursuant to the Foreign Collateral Documents and as described in Article XII hereof, on each Business Day, the Canadian Agent shall apply all funds credited to the Canadian Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Canadian Agent, whether or not immediately available) first to prepay any Canadian Protective Advances and Canadian Overadvances that may be outstanding, second to prepay the Canadian Revolving Loans (including Canadian Swingline Loans) and third, to cash collateralize outstanding Canadian LC Exposure.
     (h) Each Obligation shall be paid in Dollars or, to the extent originally denominated in Canadian Dollars, in Canadian Dollars.
     (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (j) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each applicable Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by each Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (k) The entries made in the accounts maintained pursuant to paragraph (h) or (i) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or either Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
     (l) Any Lender may request that Loans made by it be evidenced by one or more promissory notes. In such event, the Administrative Agent shall prepare, and the applicable Borrower or Borrowers shall execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). The Ex-Im Revolving Loans shall be evidenced by a promissory note payable to the order of the Ex-Im Revolving Lender (the “Ex-Im Note”).
     Section 2.11 Prepayment of Loans.
     (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (g) of this Section.
     (b) Except for Domestic Overadvances permitted under Section 2.05, in the event and on such occasion that the total Domestic Revolving Exposure exceeds any of the limits or sublimits contained in Section 2.01(a), the Company shall prepay the Domestic Revolving Loans, Domestic LC Exposure and/or Domestic Swingline Loans in an aggregate amount equal to such excess. Except for Canadian Overadvances permitted under Section 2.05, in the event and on such occasion that the total Canadian Revolving Exposure exceeds any of the limits or sublimits contained in Section 2.01(b), the Canadian Borrower shall prepay the Canadian Revolving Loans, Canadian LC Exposure and/or Canadian Swingline Loans in an aggregate amount equal to such excess. In the event and on such occasion that the total Ex-Im Revolving Exposure exceeds any of the limits or sublimits contained in Section 2.01(c), the Ex-Im Borrowers shall prepay the Ex-Im Revolving Loans and/or Ex-Im LC Exposure in an aggregate amount equal to such excess.
     (c) (i) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.11(f) below in an aggregate amount equal to 100% of such Net Proceeds.
     (d) [Reserved].
     (e) [Reserved].
     (f) All amounts to be paid under Section 2.11(c) shall be applied as follows:
     (i) All amounts to be paid under Section 2.11(c) and representing Net Proceeds of a Prepayment Event involving the sale of Eligible Export-Related Accounts or the sale or loss to Eligible Export-Related Inventory, shall be applied first, to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second, to prepay the Ex-Im Revolving Loans without a corresponding reduction in the Ex-Im Revolving Subcommitment and to cash collateralize outstanding Ex-Im LC Exposure, third, to prepay the Domestic Revolving Loans (including Domestic Swingline Loans) without a corresponding reduction in the Domestic Revolving Commitment and to cash collateralize outstanding Domestic LC Exposure and fourth, to prepay the Canadian Revolving Loans (including Canadian Swingline Loans) without a corresponding reduction in the Canadian Revolving Subcommitment and to cash collateralize outstanding Canadian LC Exposure.
     (ii) All amounts to be paid under Section 2.11(c) and representing Net Proceeds of a Prepayment Event involving the sale of Equity Interests of a Subsidiary (including an Excluded Subsidiary), shall be applied first, to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second, if such Subsidiary owned Eligible Accounts or Eligible Inventory, to prepay, as applicable, the Domestic Revolving Loans (including Domestic Swingline Loans) without a corresponding reduction in the Domestic Revolving Commitment and to cash collateralize outstanding Domestic LC Exposure, or the Canadian Revolving Loans (including Canadian Swingline Loans) without a corresponding reduction in the Canadian Revolving Commitment and to cash collateralize outstanding Canadian LC Exposure, in each case to the extent of the amount of outstanding Loans predicated on the value of such assets, third, if such Subsidiary owned Eligible Export-Related Accounts or Eligible Export-Related Inventory, to prepay the Ex-Im Revolving Loans without a corresponding reduction in the Ex-Im Revolving Subcommitment and to cash collateralize outstanding Ex-Im LC Exposure, to the extent of the amount of outstanding Loans predicated on the value of such assets, fourth, to prepay the Domestic Revolving Loans (including Domestic Swingline Loans) without a corresponding reduction in the Domestic Revolving Commitment and to cash collateralize outstanding Domestic LC Exposure, fifth, to prepay the Canadian Revolving Loans (including Canadian Swingline Loans) without a corresponding reduction in the Canadian Revolving Subcommitment and to cash collateralize outstanding Canadian LC Exposure, and sixth, to prepay the Ex-Im Revolving Loans without a corresponding reduction in the Ex-Im Revolving Subcommitment and to cash collateralize outstanding Ex-Im LC Exposure.
     (iii) All amounts to be paid under Section 2.11(c) and representing Net Proceeds of a Prepayment Event involving the sale or loss to any property of the Domestic Loan Parties other than Eligible Export-Related Inventory, Eligible Export-Relate Accounts, Excluded Assets and Equity Interests, shall be applied first, to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second, to prepay the Domestic Revolving Loans (including Domestic Swingline Loans) without a corresponding reduction in the Domestic Revolving Commitment and to cash collateralize outstanding Domestic LC Exposure, third, to prepay the Canadian Revolving Loans (including Canadian Swingline Loans) without a corresponding reduction in the Canadian Revolving Subcommitment and to cash collateralize outstanding Canadian LC Exposure and fourth, to prepay the Ex-Im Revolving Loans without a corresponding reduction in the Ex-Im Revolving Subcommitment and to cash collateralize outstanding Ex-Im LC Exposure.
     (iv) All amounts to be paid under Section 2.11(c) and representing Net Proceeds of a Prepayment Event involving the sale or loss to any property of the Canadian Loan Parties, other than Excluded Assets, shall be applied first, to prepay any Canadian Protective Advances and Canadian Overadvances that may be outstanding, pro rata, and second, to prepay the Canadian Revolving Loans (including Canadian Swingline Loans) without a corresponding reduction in the Canadian Revolving Subcommitment and to cash collateralize outstanding Canadian LC Exposure.
If the precise amount of insurance or condemnation proceeds allocable to different types of property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.

     (g) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing or a CDOR Rate Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a CBFR Borrowing, a CP Borrowing or a USBR Borrowing, not later than 10:00 a.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
     Section 2.12 Fees.
(a) (i) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Fee Rate on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Lenders’ Revolving Commitments terminate. Such accrued commitment fees shall be payable in arrears on the first Business Day in each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All such commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
     (i) On the Ex-Im Effective Date and on each anniversary thereof, the Ex-Im Borrowers jointly and severally agree to pay to the Administrative Agent for the account of the Ex-Im Revolving Lender, for its own account, an annual facility fee equal to 1.50% of the Ex-Im Revolving Lender’s Ex-Im Revolving Subcommitment on each such day. Each such facility fee shall be fully earned and nonrefundable when due. The Ex-Im Borrowers jointly and severally also agree to pay to the Administrative Agent, for payment to Ex-Im Bank, on a timely basis, all fees and other charges assessed by Ex-Im Bank in connection with the Ex-Im Revolving Loan facility.
     (b) (i) The Company agrees to pay to the Administrative Agent for the account of each Domestic Revolving Lender a participation fee with respect to its participations in Domestic Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Domestic Revolving Loans on the average daily amount of such Domestic Revolving Lender’s Domestic LC Exposure (excluding any portion thereof attributable to unreimbursed Domestic LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Domestic Revolving Lender’s Domestic Revolving Commitment terminates and the date on which such Domestic Revolving Lender ceases to have any Domestic LC Exposure, (ii) the Canadian Borrower agrees to pay to the Canadian Agent for the account of each Canadian Revolving Lender a participation fee with respect to its participations in Canadian Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Canadian Revolving Loans in the case of Dollar-denominated Letters of Credit and the interest rate applicable to CDOR Rate Canadian Revolving Loans in the case of Canadian Dollar-denominated Letters of Credit, on the average daily amount of such Canadian Revolving Lender’s Canadian LC Exposure (excluding any portion thereof attributable to unreimbursed Canadian LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Canadian Revolving Lender’s Canadian Revolving Subcommitment terminates and the date on which such Canadian Revolving Lender ceases to have any Canadian LC Exposure, (iii) the Ex-Im Borrowers jointly and severally agree to pay to the Administrative Agent for the account of the Ex-Im Revolving Lender, for its own account, a participation fee with respect to its participations in Ex-Im Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Ex-Im Revolving Loans on the average daily amount of the Ex-Im Revolving Lender’s Ex-Im LC Exposure (excluding any portion thereof attributable to unreimbursed Ex-Im LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the Ex-Im Revolving Lender’s Ex-Im Revolving Subcommitment terminates and the date on which the Ex-Im Revolving Lender ceases to have any Ex-Im LC Exposure, and (iv) each applicable Borrower agrees to pay to each applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any applicable LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any applicable Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day in each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
     (c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
     (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the applicable Agent, in the case of fees payable to it, or to the applicable Issuing Bank, in the case of fees payable to it, for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.
     Section 2.13 Interest.
     (a) The Loans comprising each CBFR Borrowing (including each Domestic Swingline Loan) shall bear interest at the CB Floating Rate plus the Applicable Rate.
     (b) The Loans comprising each USBR Borrowing (including each Canadian Swingline Loan) shall bear interest at the US Base Rate (Canada) plus the Applicable Rate.
     (c) The Loans comprising each CP Borrowing (including each Canadian Swingline Loan) shall bear interest at the Canadian Prime Rate plus the Applicable Rate.
     (d) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
     (e) The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

     (f) Each Domestic Protective Advance and each Domestic Overadvance shall bear interest at the CB Floating Rate plus the Applicable Rate for Domestic Revolving Loans plus 2%. Each Canadian Protective Advance and each Canadian Overadvance denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Rate for Canadian Revolving Loans plus 2%. Each Canadian Protective Advance and each Canadian Overadvance denominated in Dollars shall bear interest at the US Base Rate (Canada) plus the Applicable Rate for Canadian Revolving Loans plus 2%.
     (g) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at its or their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
     (h) Accrued interest on each Loan (for CBFR Loans, CP Loans and USBR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan, a CP Revolving Loan or a USBR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or any CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (i) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. For the purposes of the Interest Act (Canada) and disclosure thereunder, (i) whenever any interest under this Agreement or any other Loan Documents is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends, and (z) divided by 360; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent and the applicable Canadian Prime Rate, US Base Rate (Canada) or CDOR Rate shall be determined by the Canadian Agent, and each such determination shall be conclusive absent manifest error.
     Section 2.14 Alternate Rate of Interest.
     (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an CBFR Borrowing, in the case of a Borrowing by the Company or an Ex-Im Borrower, or a USBR Borrowing in the case of a Borrowing by the Canadian Borrower.
     (b) If prior to the commencement of any Interest Period for a CDOR Rate Borrowing:
     (i) the Canadian Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period; or
     (ii) the Canadian Agent is advised by the Required Canadian Lenders that the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
the Canadian Agent shall give notice thereof to the Borrower Representative and the Canadian Revolving Lenders by telephone or facsimile as promptly as practicable thereafter, and, until the Canadian Agent notifies the Borrower Representative and the Canadian Revolving Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation for any Borrowing as, a CDOR Rate Borrowing shall be ineffective, and (B) if any Borrowing Request requests a CDOR Borrowing, such Borrowing shall be made as a CP Borrowing.
     Section 2.15 Increased Costs.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or
     (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or CDOR Rate Loans or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any CDOR Rate Loans or Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

     (b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.16 Break Funding Payments.
     In the event of (a) the payment of any principal of any Eurodollar Loan or any CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or any CDOR Rate Loan or other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or any CDOR Rate Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan or any CDOR Rate Loan, other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan or a CDOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the CDOR Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period to such Eurodollar Loan from other banks in the eurodollar market or for Canadian Dollar deposits of a comparable amount and period to such CDOR Rate Loan from other banks in the Canadian bankers’ acceptance market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

     Section 2.17 Taxes.
     (a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The applicable Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or an Issuing Bank, or by an Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
     (d) Each Lender and each Issuing Bank shall indemnify the Borrowers and the Agents, within 15 days after written demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Agents) incurred by or asserted against the Borrowers or the Agents by any Governmental Authority as a result of the failure by such Lender or such Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered to the Borrowers or the Agents pursuant to Section 2.17(f). Each Lender and each Issuing Bank hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agents under this Section 2.17(d).
     (e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate.
     (g) If either Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the applicable Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that each Borrower, upon the request of such Agent or such Lender, agree to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require either Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.
     Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
     (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to noon, Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments (i) of interest in respect of Canadian Revolving Loans and payments of Letter of Credit participation fees in respect of Canadian Letters of Credit, which shall be made to the Canadian Agent, (ii) to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and (iii) that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
     (b) Any proceeds of Collateral of the Domestic Loan Parties received by either Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower Representative), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from a Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Banks from the Borrowers (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of Overadvances and Protective Advances, fourth, to pay the principal of Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances, Protective Advances and Ex-Im Revolving Loans) and unreimbursed LC Disbursements (other than unreimbursed Ex-Im LC Disbursements) ratably, seventh, to pay ratably amounts to the Agents equal to 105% of the aggregate undrawn face amount of all outstanding Letters of Credit (other than Ex-Im Letters of Credit) and the aggregate amount of any unpaid LC Disbursements (other than unpaid Ex-Im LC Disbursements), to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Obligations, ninth, to the payment of any other Secured Obligation due to either Agent or any Lender by the Borrowers, tenth, to prepay principal on the Ex-Im Revolving Loans and unreimbursed Ex-Im LC Disbursements ratably, and eleventh, to pay amounts to the Administrative Agent equal to 105% of the aggregate undrawn face amount of all outstanding Ex-Im Letters of Credit and the aggregate amount of any unpaid Ex-Im LC Disbursements, to be held as cash collateral for such obligations.
     (c) Any proceeds of Collateral of the Canadian Loan Parties received by either Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower Representative), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Canadian Collateral Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Canadian Issuing Bank from the Canadian Borrower (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Canadian Lenders from the Canadian Borrower (other than in connection with Banking Services Obligations or Swap Obligations), third, to pay interest due in respect of Canadian Overadvances and Canadian Protective Advances, fourth, to pay the principal of Canadian Overadvances and Canadian Protective Advances, fifth, to pay interest then due and payable on the Canadian Revolving Loans, sixth, to prepay principal on the Canadian Revolving Loans and unreimbursed Canadian LC Disbursements ratably, seventh, to pay an amount to the Canadian Agent equal to 105% of the aggregate undrawn face amount of all outstanding Canadian Letters of Credit and the aggregate amount of any unpaid Canadian LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing by the Canadian Loan Parties in respect of Banking Services Obligations and Swap Obligations, and ninth, to the payment of any other Canadian Obligations due to either Agent or any Canadian Lender by the Canadian Borrower. In no event will any proceeds of Collateral described in this Section 2.18(c) be applied to any Domestic Obligations or Ex-Im Obligations.
     (d) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither either Agent nor any Lender shall apply any payment which it receives to any CDOR Rate Loan or any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that with respect to CDOR Rate Loans, there are no outstanding CP Loans of the same Class, and with respect to Eurodollar Loans, there are no outstanding CBFR Loans or USBR Loans, as applicable, of the same Class and, in any such event, the applicable Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
     (e) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent; provided, that no Borrowings of Canadian Revolving Loans, Canadian Swingline Loans, Canadian Overadvances or Canadian Protective Advances may be used to pay any of the Domestic Obligations or the Ex-Im Obligations and no amounts contained in a deposit account of the Canadian Borrower may be applied against any of the Domestic Obligations or the Ex-Im Obligations. The Company hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such

Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees for which such Borrower is obligated as it becomes due hereunder or any other amount due under the Loan Documents. Each Ex-Im Borrower hereby authorizes (i) the Ex-Im Revolving Lender to make a Borrowing for the purpose of paying each payment of principal, interest and fees in respect of the Ex-Im Revolving Loans and the Ex-Im Letters of Credit as it becomes due hereunder or any other amounts due under the Loan Documents in respect of the Ex-Im Obligations and agrees that such amounts charged shall constitute Ex-Im Revolving Loans and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 and (ii) the Ex-Im Revolving Lender to charge any deposit account of any Ex-Im Borrower maintained with the Ex-Im Revolving Lender for each payment of principal, interest and fees for which the Ex-Im Borrowers are obligated as it becomes due hereunder or any other amount due under the Loan Documents in respect of the Ex-Im Obligations. The Canadian Borrower hereby authorizes (i) the Canadian Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees owing by it as it becomes due hereunder or any other amount due from it under the Loan Documents and agrees that all such amounts charged shall constitute Canadian Revolving Loans (including Canadian Swingline Loans and Canadian Overadvances, but such a Borrowing may only constitute a Canadian Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) each Agent to charge any deposit account of the Canadian Borrower maintained with such Agent for each payment of principal, interest and fees owing by the Canadian Borrower as it becomes due hereunder or any other amount due from it under the Loan Documents.
     (f) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in Ex-Im Revolving Loans and LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Ex-Im Revolving Loans and LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Ex-Im Revolving Loans and LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans and LC Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     (g) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (h) If any Lender shall fail to make any payment required to be made by it hereunder, then the applicable Agent or the Ex-Im Revolving Lender, as applicable, may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by such Person for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.
     Section 2.19 Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment).
     (b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender) pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Agents and the Ex-Im Revolving Lender (and the applicable Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     Section 2.20 Defaulting Lenders.
     Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

     (a) fees shall cease to accrue on the unfunded portion of the Domestic Revolving Commitment and the Canadian Revolving Subcommitment of such Defaulting Lender pursuant to Section 2.12(a);
     (b) the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
     (c) if any Swingline Exposure, Ex-Im Revolving Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
     (i) all or any part of such Swingline Exposure, Ex-Im Revolving Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders that are Domestic Revolving Lenders, Ex-Im Participants or Canadian Revolving Lenders, as applicable, in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure, Ex-Im Revolving Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and Ex-Im Revolving Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
     (iii) if any Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.20(c), such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
     (v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;
     (d) no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan or Ex-Im Revolving Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and
     (e) in the event and on the date that each of the Agents, the Ex-Im Revolving Lender, the Borrowers, the Issuing Banks and the Swingline Lenders agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, Ex-Im Revolving Exposure and LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
     Section 2.21 Returned Payments.
     If after receipt of any payment which is applied to the payment of all or any part of the Obligations, either Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by either Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
     Section 2.22 Designated Senior Debt.
     The Agents, the other Lenders, the Issuing Banks and the Borrowers hereby designate all Indebtedness and all other obligations now or hereafter incurred or otherwise outstanding under any Loan Document to be “Designated Senior Debt” as set forth and defined in the Existing Indenture.
     Section 2.23 Exchange Rate Fluctuations.
     The Administrative Agent shall at all times monitor the Dollar Equivalent of all outstanding Canadian Revolving Exposure. If due to changes in the exchange rate between Dollars and Canadian Dollars, the Canadian Revolving Exposure exceeds the Canadian Revolving Commitment, then the Administrative Agent may in its sole discretion, refuse to permit any further Canadian Revolving Loans to be borrowed, continued or converted or Canadian Letters of Credit to be issued, or may require that the Canadian Borrower, pay or prepay such excess amounts in respect of any outstanding Canadian Obligations as the Administrative Agent may request in writing to the Canadian Borrower (such payment to be made within 2 Business Days of the Administrative Agent’s request therefor).
     Section 2.24 Inter-Lender Assignments.
     Each Existing Lender hereby sells and assigns to each Lender, without recourse, representation or warranty (except as set forth below), and each such Lender hereby purchases and assumes from each Existing Lender a percentage interest in the Commitments and subcommitments and the Loans and other Obligations hereunder as may be required to reflect the allocation of Commitments and subcommitments as set forth on the Commitment Schedule. The Lenders agree to make such inter-Lender wire transfers as may be required to give effect to the foregoing assignments and assumptions and, as a result of such assignments and assumptions, each Existing Lender shall be absolutely released from any obligations, covenants or agreements with respect to the Commitments, subcommitments and Loans so assigned. With respect to such Commitments, subcommitments and Loans so assigned, each Existing Lender makes no representation or warranty whatsoever, except that it represents and warrants that it is the legal and beneficial owner of the same, free and clear of any adverse claim.
ARTICLE III
Representations and Warranties
     Each Loan Party represents and warrants to the Lenders that:
     Section 3.01 Organization; Powers.
     Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     Section 3.02 Authorization; Enforceability.
     The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 3.03 Governmental Approvals; No Conflicts.
     The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party, (c) will not violate or result in a default under any indenture (including without limitation the Existing Indenture and the New Indenture), agreement or other instrument evidencing Material Indebtedness binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created pursuant to the Loan Documents.
     Section 3.04 Financial Condition; No Material Adverse Change.
     (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by Ernst & Young, independent public accountants, and (ii) as of and for the one month period ended January 31, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
     (b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2010.

     Section 3.05 Properties.
     (a) Schedule 3.05 sets forth, as of the Effective Date, the address of each parcel of Real Property that is owned by each Loan Party, all material leases and subleases of Real Property by each Loan Party as lessee or sublessee and all material leases and subleases of Real Property by each Loan Party as lessor or sublessor. For purposes of the foregoing sentence, “material” shall mean a lease or sublease related to a location where Inventory with a value in excess of $1,000,000 is located. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists that could reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.
     (b) Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by the Loan Parties does not, to the knowledge of the Loan Parties, infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any material licensing agreement or similar arrangement.
     Section 3.06 Litigation and Environmental Matters.
     (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
     (b) Except for the Disclosed Matters (i) no Loan Party has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability, in either case, in an amount greater than $5,000,000 or that could reasonably be expected to result in a Material Adverse Effect and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     Section 3.07 Compliance with Laws and Agreements.
     Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property (including without limitation the Existing Indenture and the New Indenture), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     Section 3.08 Investment Company Status.
     No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

     Section 3.09 Taxes.
     Each Loan Party has timely filed or caused to be filed all federal income tax and other material Tax returns and reports required to have been filed and has paid or caused to be paid all amounts shown on such Tax returns and reports to be due and payable, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party, as applicable, has set aside on its books adequate reserves and as to which no Lien exists. No tax Liens have been filed and no claims are being asserted with respect to any such taxes.
     Section 3.10 ERISA.
     No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans. The aggregate Withdrawal Liability the Loan Parties and their ERISA Affiliates would increase if all such Persons were to incur a “complete withdrawal” (within the meaning of ERISA Section 4203) from Multiemployer Plans on the date of each Credit Extension hereunder does not exceed $4,000,000. No Loan Party or any ERISA Affiliate has incurred, or is reasonably expected to incur, any excise tax or penalty relating to a Plan, any material liability to the PBGC or any withdrawal liability to Multiemployer Plans. Each Plan complies and has been administered in all material respects with all applicable requirements of law and regulations. No Loan Party or ERISA Affiliate has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
     Section 3.11 Disclosure.
     Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Loan Party is subject, and all other matters known to it, that, as of the date hereof, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the any Loan Party in writing to either Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, no representation is given with respect to forward looking statements or information of a general industry or economic nature; and provided further, that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were delivered.
     Section 3.12 Material Agreements.
     All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12 (defined as those required to be listed in the Company’s filings with the Securities and Exchange Commission). No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any such material agreement to which it is a party, except to the extent that any such default would not reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness.
     Section 3.13 Solvency.
     (a) Immediately after the consummation of the Transactions to occur on the Effective Date, and immediately after the making of each Credit Extension, and after giving effect to the application of the proceeds of such Credit Extension, (i) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
     (b) No Loan Party intends to and no Loan Party believes that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.
     Section 3.14 Insurance.
     Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Loan Parties is adequate.
     Section 3.15 Capitalization and Subsidiaries.
     Schedule 3.15 sets forth as of the Effective Date (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of each Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and as of the Effective Date owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each of its Subsidiaries, together with the employer or tax payer identification number of each Person and the organizational identification number issued by the jurisdiction of organization of each such Person (or a statement that no such number has been issued). All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.
     Section 3.16 Security Interest in Collateral.
     The provisions (a) of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral of the Domestic Loan Parties in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on such Collateral, securing the Secured Obligations, enforceable against the applicable Domestic Loan Parties and all third parties, and having priority over all other Liens on such Collateral, except for Liens on Export-Related Collateral, which are junior only to the Liens of the Ex-Im Revolving Lender in such Export-Related Collateral described in clause (b) hereof, (b) of this Agreement and certain of the other Loan Documents create legal and valid Liens on all the Collateral of the Domestic Loan

Parties in favor of the Ex-Im Revolving Loans and such Liens constitute perfected and continuing Liens on such Collateral, securing the Ex-Im Obligations, enforceable against the applicable Domestic Loan Parties and all third parties, and having priority over all other Liens on such Collateral, except for Liens on all Collateral other than Export-Related Collateral, which are junior only to the Liens of the Administrative Agent on such Collateral described in clause (a) hereof and (c) this Agreement and the Foreign Collateral Documents create legal and valid Liens on all the Collateral of the Canadian Loan Parties in favor of the Canadian Agent, for the benefit of the Canadian Agent and the Canadian Revolving Lenders, and such Liens constitute perfected and continuing Liens on such Collateral, securing the Canadian Obligations, enforceable against the applicable Canadian Loan Parties and all third parties, and having priority over all other Liens on such Collateral, in each case, except in the case of (i) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the applicable Agent or the Ex-Im Revolving Lender, as applicable, pursuant to any applicable law and (ii) Liens perfected only by possession (including possession of any certificate of title) to the extent the applicable Agent or the Ex-Im Revolving Lender, as applicable, has not obtained or does not maintain possession of such Collateral.
     Section 3.17 Employment Matters.
     As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, provincial or foreign law dealing with such matters. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party.
     Section 3.18 Affiliate Transactions.
     Except for immaterial matters, transactions permitted by Section 6.09, and as set forth on Schedule 3.18, as of the Effective Date, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.
     Section 3.19 Names; Prior Transactions.
     Except as set forth on Schedule 3.19, as of the Effective Date, the Loan Parties have not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any amalgamation, merger or consolidation, or been a party to any acquisition of another Person.
     Section 3.20 Regulation U.
     No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Loan Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Board. No Loan Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Board.
     Section 3.21 Indebtedness.
     The Loan Parties have no Indebtedness, except for (a) the Obligations and (b) any Indebtedness permitted under Section 6.01.
     Section 3.22 Subordinated Indebtedness.
     The Secured Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.
     Section 3.23 Existing Indenture.
     No Event of Default (as defined in the Existing Indenture) or Default (as defined in the Existing Indenture) exists, nor will any such Event of Default or Default exist immediately after any Credit Extension, under the Existing Indenture, the Existing Senior Subordinated Notes or any agreement executed by the Company or any other Domestic Loan Party in connection therewith; and (b) all of the Secured Obligations constitute both Senior Debt (as defined in the Existing Indenture) and Designated Senior Debt (as defined in the Existing Indenture).
     Section 3.24 New Indenture.
     (a) No Event of Default (as defined in the New Indenture) or Default (as defined in the New Indenture) exists, nor will any such Event of Default or Default exist immediately after any Credit Extension, under the New Indenture, the New Senior Notes or any agreement executed by the Company or any other Domestic Loan Party in connection therewith; (b) no Loan Party or any of its Subsidiaries has incurred any Designated Senior Debt (as defined in the Existing Indenture) other than the Secured Obligations; (c) the making of any Loan shall not constitute Indebtedness (as defined in the New Indenture) incurred in violation of Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the New Indenture; (d) all of the Secured Obligations constitute both Senior Debt (as defined in the Existing Indenture) and Designated Senior Debt (as defined in the Existing Indenture); and (e) the Secured Obligations, including the Canadian Revolving Exposure, constitute Indebtedness permitted under Section 4.09(b) of the New Indenture.
     Section 3.25 Common Enterprise.
     The successful operation and condition of each of the Loan Parties and Holdings is dependent on the continued successful performance of the functions of the group of the Loan Parties and Holdings as a whole and the successful operation of each of the Loan Parties and Holdings is dependent on the successful performance and operation of each other Loan Party and Holdings. Each Loan Party and Holdings expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and Holdings and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party and Holdings has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party and Holdings is within its purpose, will be of direct and indirect benefit to such Loan Party and Holdings, and is in its best interest.

     Section 3.26 Fast Track Loan Agreement.
     Each representation of the Ex-Im Borrowers contained in the Fast Track Loan Agreement is true and correct in all material respects.
     Section 3.27 Tender Offer.
     The Tender Offer will be consummated as of the Effective Date with the Existing Senior Subordinated Notes accepted in the Tender Offer representing 60.64% of all Existing Senior Subordinated Notes not held by an Affiliate of the Company and the amendment of the Existing Indenture as provided in the Fifth Supplemental Indenture will become effective.
ARTICLE IV
Conditions
     Section 4.01 Effective Date.
     The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder, and this Agreement itself, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Agents, the Ex-Im Revolving Lender, the Issuing Banks and the Lenders.
     (b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company for the 2010 fiscal year, (ii) unaudited interim consolidated financial statements of the Company for the one month ended January 31, 2011, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Company and (iii) satisfactory projections through the 2011 fiscal year.
     (c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate or certificate of status, as applicable, for each Loan Party from its jurisdiction of organization.

     (d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer of each of the Borrower Representative and the Canadian Borrower, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
     (e) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
     (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search of the Borrowers and certain of the other material Loan Parties in each of the jurisdictions where assets of such Loan Parties are located, and such search shall reveal no liens on any of the assets of such Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
     (g) Approvals. The Administrative Agent shall have received evidence that all approvals of Governmental Authorities and third parties necessary in connection with this Agreement have been obtained and shall be in full force and effect.
     (h) Updated Schedules. The Loan Parties shall have provided updated Schedules to this Agreement, with results acceptable to the Agents and the Lenders.
     (i) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer.
     (j) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Aggregate Availability shall not be less than $25,000,000.
     (k) Repayment of Term Loans. The Administrative Agent shall have received from the Company funds sufficient to repay in full the outstanding Original Term A Loans and the outstanding Original Term B Loans, and the Original Term A Loans and the Original Term B Loans shall have been repaid in full.
     (l) Tender Offer. The Tender Offer is being consummated substantially concurrently with this Agreement pursuant to the Offer to Purchase and Consent Solicitation Statement of Park-Ohio Industries, Inc. dated March 8, 2011, as amended, with the tender of at least 51% of the amount of the Existing Senior Subordinated Notes not held by an Affiliate of the Company, and the amendment to the Existing Indenture included in the Fifth Supplemental Indenture shall have become effective.
     (m) New Senior Notes. The Company and the Domestic Subsidiaries shall have executed and delivered the New Indenture, the New Senior Notes and all related agreements, instruments and documents, and the Company shall have received at least $250,000,000 of gross cash proceeds thereof.

     (n) Cicero Real Estate Acquisition. The Cicero Real Estate Acquisition shall be (concurrently with the satisfaction of the other conditions set forth in this Section 4.01) completed on terms, and pursuant to agreements, reasonably satisfactory to the Administrative Agent.
     (o) Other Documents. The Administrative Agent shall have received such other documents as either Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
     Section 4.02 Each Credit Extension.
     The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
     (c) After giving effect to any Borrowing or the issuance of any Letter of Credit, neither the Aggregate Availability nor the Domestic Availability is less than zero.
     (d) Such Borrowing or Letter of Credit constitutes Indebtedness that may be incurred under Section 4.09(a) or (b) of the New Indenture.
Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.
     Section 4.03 Each Canadian Credit Extension.
     The obligation of each Canadian Revolving Lender to make a Canadian Revolving Loan on the occasion of any Borrowing, and of the Canadian Issuing Bank to issue, amend, renew or extend any Canadian Letter of Credit, is subject to the satisfaction of the following conditions in addition to those set forth in Section 4.02:
     (a) After giving effect to any Borrowing or the issuance of any Letter of Credit, the Canadian Availability is not less than zero.
     (b) Such Borrowing or Letter of Credit constitutes Indebtedness that may be incurred under Section 4.09(a) or (b) of the New Indenture.
Each Credit Extension shall be deemed to constitute a representation and warranty by the Canadian Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

     Section 4.04 Initial Ex-Im Credit Extension.
     The obligation of the Ex-Im Revolving Lender to make the initial Ex-Im Revolving Loan, and of the Ex-Im Issuing Bank to issue the initial Ex-Im Letter of Credit, is subject to the satisfaction of the following conditions in addition to those set forth in Section 4.02 and in Section 4.05:
     (a) The Administrative Agent and the Ex-Im Revolving Lender shall have received satisfactory evidence that the Ex-Im Borrowers have obtained all necessary consents and approvals from Ex-Im Bank and are in compliance with the terms and conditions of the Ex-Im Bank Guarantee program, as well as any special approvals by Ex-Im Bank, if applicable.
     (b) The Administrative Agent and the Ex-Im Revolving Lender shall have received duly executed copies of (i) all Ex-Im Bank Documents (including all applicable waiver letters executed by Ex-Im Bank) and necessary application forms required by Ex-Im Bank, (ii) the Fast Track Loan Agreement, the Ex-Im Note, the Ex-Im Security Agreement and all other applicable Collateral Documents relating to the Export-Related Collateral, and all related agreements, instruments and documents, each of the foregoing fully executed and in form and substance satisfactory to the Administrative Agent and the Ex-Im Revolving Lender and (iii) a written opinion of the Loan Parties’ counsel, addressed to the Ex-Im Revolving Lender and the Ex-Im Issuing Bank.
     (c) The Administrative Agent and the Ex-Im Revolving Lender shall have received an Ex-Im Borrowing Base Certificate which calculates the Export-Related Borrowing Base as of the end of the calendar month immediately preceding the Ex-Im Effective Date.
     (d) The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Ex-Im Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the applicable Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign such Loan Documents, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate or certificate of status, as applicable, for each Loan Party from its jurisdiction of organization.
     (e) The Administrative Agent shall have received a certificate, signed by the chief financial officer of each Ex-Im Borrower, on the initial Ex-Im Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
     (f) The Ex-Im Revolving Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Ex-Im Effective Date. All such amounts will be paid with proceeds of Loans made on the Ex-Im Effective Date.
     (g) Each document (including any Uniform Commercial Code financing statement required by the Collateral Documents, or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Ex-Im Revolving Lender, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

     (h) If required by the Administrative Agent in its discretion, completion of an updated field examination of the Export-Related Accounts and Export-Related Inventory of the Ex-Im Credit Party, with results satisfactory to the Administrative Agent.
     (i) The Administrative Agent shall have received such other documents as the Ex-Im Revolving Lender or its counsel may have reasonably requested.
The Agent shall notify the Borrower and the Lenders of the Ex-Im Effective Date, and such notice shall be conclusive and binding.
     Section 4.05 Each Ex-Im Credit Extension.
     The obligation of the Ex-Im Revolving Lender to make an Ex-Im Revolving Loan on the occasion of any Borrowing, and of the Ex-Im Issuing Bank to make, amend, renew or extend any Ex-Im Letter of Credit, is subject to satisfaction of the following conditions in addition to those set forth in Section 4.02 and 4.04:
     (a) After giving effect to any Borrowing or the issuance of any Letter of Credit, the Ex-Im Availability is not less than zero.
     (b) Such Borrowing or Letter of Credit constitutes Indebtedness that may be incurred under Section 4.09(a) or (b) of the New Indenture.
     (c) Each Ex-Im Bank Document and the Fast Track Loan Agreement shall each be in full force and effect.
     (d) All conditions to such Credit Extension contained in the Fast Track Loan Agreement and the Ex-Im Bank Documents shall have been satisfied, and the Ex-Im Revolving Lender shall be permitted under the Ex-Im Bank Guarantee to make Credit Extensions hereunder.
Each Credit Extension shall be deemed to constitute a representation and warranty by the Ex-Im Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.
ARTICLE V
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:
     Section 5.01 Financial Statements; Borrowing Base and Other Information.
     The Borrowers will furnish, through the Administrative Agent, to each Lender:
     (a) within 120 days after the end of each fiscal year of the Company, (i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants or chartered accounting firm, as applicable, acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants; and (ii) its unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Company and each of its Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (b) within 50 days after the end of each of the first three fiscal quarters of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) within 30 days after the end of each fiscal month of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (d) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
     (f) as soon as available, but in any event not more than 30 days after the end of each fiscal year of the Company, a draft copy, on a business unit basis, of the plan and forecast of the Company and its Subsidiaries for the next fiscal year on an annual basis and, not more than 90 days after the end of such fiscal year, a final copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each fiscal quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
     (g) as soon as available but in any event within 3 Business Days after the end of each calendar week, an Aggregate Borrowing Base Certificate, together with a Domestic Borrowing Base Certificate, a Canadian Borrowing Base Certificate, and at all times after the Ex-Im Effective Date, an Ex-Im Borrowing Base Certificate and supporting information in connection therewith (including copies of all applicable Export Orders), together with any additional reports with respect to the Aggregate Borrowing Base, the Domestic Borrowing Base, the Canadian Borrowing Base or the Export-Related Borrowing Base as the Administrative Agent may reasonably request (unless the Administrative Agent otherwise requests, the weekly Borrowing Base Certificates shall include updates of gross Accounts and gross Export-Related Accounts, but only the Borrowing Base Certificates delivered with respect to the last week in each calendar month shall include updates of (1) gross Inventory, (2) gross Export-Related Inventory, (3) Inventory and Export-Related Inventory ineligibles and (4) Accounts and Export-Related Accounts ineligibles; provided, that the Borrowers will only be required to deliver (i) Ex-Im Borrowing Base Certificates on a monthly basis (within 20 days after the end of each calendar month) during any period after the Ex-Im Effective Date that average monthly Aggregate Availability for any calendar month exceeds the Base Availability Amount, as well as at such other times as the Administrative Agent reasonably requests, but not more often than once per calendar week, and (ii) Domestic Borrowing Base Certificates, Canadian Borrowing Base Certificates and Aggregate Borrowing Base Certificates on a monthly basis (within 20 days after the end of each calendar month) during any period that average monthly Aggregate Availability for any calendar month exceeds the Base Availability Amount, as well as at such other times as the Administrative Agent reasonably requests, but not more often than once per calendar week;
     (h) as soon as available but in any event within 20 days after the end of each calendar month, borrowing base certificates for each Loan Party with respect to its individual borrowing base and Export-Related borrowing base (if applicable) for the immediately preceding month;
     (i) together with the Borrowing Base Certificates described in clause (g) above, and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:
     (i) a detailed aging of each Loan Party’s Accounts and Export-Related Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Aggregate Borrowing Base Certificate and the other Borrowing Base Certificates delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;
     (ii) a schedule detailing each Loan Party’s Inventory and Export-Related Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory and Export-Related Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers), and (3) reconciled to the Aggregate Borrowing Base Certificate and the individual Borrowing

Base Certificates delivered as of such date, provided that such schedule may be delivered in similar form and continuing said information as the Borrowers have been providing under the original Credit Agreement, or if so determined by the Administrative Agent, such alternative form and containing such alternative information as may be otherwise acceptable to the Administrative Agent;
     (iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts, Eligible Inventory, Eligible Export-Related Inventory and Eligible Export-Related Accounts, such worksheets detailing the Accounts, Inventory, Export-Related Accounts and Export-Related Inventory excluded from Eligible Accounts, Eligible Inventory, Eligible Export-Related Inventory and Eligible Export-Related Accounts, as applicable, and the reason for such exclusion;
     (iv) a reconciliation of the Loan Parties’ Accounts, Inventory, Export-Related Accounts and Export-Related Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and
     (v) a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;
     (j) together with the Borrowing Base Certificates described in clause (g) above, and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Loan Parties’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;
     (k) promptly upon the Administrative Agent’s request:
     (i) copies of invoices in connection with the invoices issued by the Loan Parties in connection with any Accounts, Export-Related Accounts, credit memos, shipping and delivery documents, and other information related thereto;
     (ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Export-Related Inventory purchased by any Loan Party; and
     (iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;
     (l) together with the Borrowing Base Certificates described in clause (g) above, and at such other times as may be requested by the Administrative Agent, as of the period then ended, the Loan Parties’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;
     (m) promptly upon the Administrative Agent’s request, but not more often than one time in each 12 month period, a true and complete customer list for each Loan Party, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative; provided, that so long as Aggregate Availability is less than the Base Availability Amount, such customer lists shall be delivered at any time that the Administrative Agent shall request, but not more often than three times in each 12 month period;
     (n) together with each set of financial statements required to be delivered under Section 5.01(a), a certificate of good standing for each Domestic Loan Party and a Certificate of Status for each Canadian Loan Party, in each case from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;
     (o) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Holdings or any Loan Party to its shareholders generally, as the case may be;
     (p) as soon as possible and in any event within 270 days after the close of each fiscal year of the Company, a statement of the unfunded liabilities of each Plan, certified as correct by an actuary enrolled under ERISA; and
     (q) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as either Agent or any Lender may reasonably request.
Information required to be delivered pursuant to this Section 5.01 (to the extent not otherwise previously delivered) shall be deemed to have been delivered to the Administrative Agent on the date on which such information (i) has been posted on the Company’s website on the Internet at http://www.pkoh.com or (ii) is made available via EDGAR, or any successor system of the Securities and Exchange Commission, on the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or 8-K, as applicable.
     Section 5.02 Notices of Material Events.
     The Borrowers will furnish to the Administrative Agent prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $5,000,000, (ii) could reasonably be expected to have a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets involving claims or damages in excess of $5,000,000, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws involving claims or damages in excess of $2,500,000, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $2,000,000, or (vii) involves any product recall, to the extent that such product recall could reasonably be expected to have a Material Adverse Effect;
     (c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any material portion of the Collateral;
     (d) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;
     (e) all material default notices received under or with respect to any leased location or public warehouse where Collateral with a value in excess of $1,000,000 is located (which shall be delivered within two Business Days after receipt thereof);
     (f) all material amendments to specify real estate leases where Collateral with a value in excess of $1,000,000 is located, together with a copy of each such amendment;

     (g) the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement other than, in each case, any Swap Agreement with either Agent, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);
     (h) the occurrence of any ERISA Event;
     (i) any written notice given by the holder of any Indebtedness of any Loan Party in excess of $5,000,000 that any default exists with respect thereto;
     (j) receipt of any written notice that any Loan Party is subject to any investigation by any governmental entity with respect to any potential or alleged violation of any applicable Environmental Law that could reasonably be expected to have a Material Adverse Effect or of imposition of any Lien against any Property of any Loan Party for any material liability with respect to damages arising from, or costs resulting from, any violation of any Environmental Laws;
     (k) unless otherwise permitted hereunder and under the other Loan Documents, any change in (i) such Loan Party’s name or type of entity, (ii) such Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, (iii) the location of its principal place of business or its jurisdiction of organization or formation, (iv) the location where any Export-Related Collateral is held or maintained, (v) the location where any Collateral (other than Export-Related Collateral) with an aggregate value in excess of $500,000 is held or maintained, or (vi) the location of any of the books or records related to the Collateral; provided that in no event shall the Administrative Agent receive notice of such change less than ten days prior thereto with respect to clause (ii) or thirty days prior thereto with respect to the rest of this subparagraph;
     (l) the opening of any new deposit account by any Loan Party with any bank or other financial institution other than either Agent;
     (m) any notice provided to the trustee or any holder of an Existing Senior Subordinated Note under the Existing Indenture or the Existing Senior Subordinated Notes, such notice to be contemporaneously delivered by the Company to the Administrative Agent and the Lenders;
     (n) any notice provided to the trustee or any holder of a New Senior Note under the New Indenture or the New Senior Notes, such notice to be contemporaneously delivered by the Company to the Administrative Agent and the Lenders;
     (o) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
     (p) any other matter as either Agent may reasonably request.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.03 Existence; Conduct of Business.
     Each Loan Party will (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that any such failure would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise (and logical extensions thereof), taken as a whole, as it is presently conducted.
     Section 5.04 Payment of Obligations.
     Each Loan Party will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently pursued, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such liabilities would not result in an Event of Default and no material portion of the Collateral becomes subject to forfeiture or loss as a result of the contest, and (d) no Lien shall be imposed to secure payment of such Liabilities that is superior to the Agent’s Liens.
     Section 5.05 Maintenance of Properties.
     Each Loan Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     Section 5.06 Books and Records; Inspection Rights.
     Each Loan Party will (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, in each case, in all material respects, and (b) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon two Business Days prior notice, to visit and inspect its properties, to conduct field examinations and to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, to discuss its affairs, finances and condition with its officers and independent accountants (provided that a representative of the Borrower Representative is given the opportunity to be present), and to review, evaluate and make test verifications and counts of the Accounts, Inventory, Export-Related Accounts, Export-Related Inventory and other Collateral of such Loan Party. After the Ex-Im Effective Date, the Administrative Agent will conduct four (4) such field examinations of the Ex-Im Credit Party in each fiscal year; provided, that (i) if Aggregate Availability is equal to or greater than the Base Availability Amount for 60 consecutive days, only two (2) such field examinations shall be required during the applicable fiscal year, unless Aggregate Availability is subsequently less than the Base Availability Amount for 60 consecutive days, in which case the number of field examinations will revert to four (4) per fiscal year and (ii) notwithstanding the foregoing, at any time that an Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to conduct as many field examinations of the Ex-Im Credit Party as the Administrative Agent elects. The Administrative Agent will conduct one (1) such field examination of the Loan Parties in each fiscal year; provided, that (A) if, during the period comprised of the twelve (12) fiscal months immediately prior to the scheduled commencement of the first field examination in any fiscal year, Aggregate Availability is less than the Base Availability Amount for three (3) consecutive Business Days or any five (5) Business Days in any of such fiscal months, the Administrative Agent may conduct a second field examination during such fiscal year and (B) notwithstanding the foregoing, at any time that an Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to conduct as many field examinations of such Loan Parties as the Administrative Agent elects. If an Event of Default has occurred and is continuing, each Loan Party shall provide such access to the Administrative Agent and each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, each Loan Party shall provide Administrative Agent and each Lender with access to its suppliers, all at such reasonable times and as often as reasonably requested. The

Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
     Section 5.07 Compliance with Laws.
     Each Loan Party will comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.08 Use of Proceeds.
     The proceeds of Ex-Im Revolving Loans and the Ex-Im Letters of Credit shall be used only for purposes permitted under the Fast Track Loan Agreement and the Ex-Im Bank Borrower Agreement. The proceeds of the other Credit Extensions will be used only for general corporate purposes. The Loan Parties will not use any of the proceeds of the Credit Extensions in any manner not permitted under the Existing Indenture or the New Indenture or any manner that would otherwise cause a default under or a breach of the Existing Indenture or the New Indenture. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     Section 5.09 Insurance.
     (a) Each Loan Party will maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (i) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
     (b) All such insurance shall be in amounts, cover such assets and be under policies customary with the Loan Parties’ business and acceptable to the Administrative Agent in its Permitted Discretion. In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the applicable Loan Party shall purchase and maintain flood insurance on such Collateral (including any personal Property which is located on any Real Property leased by such Loan Party within a “Special Flood Hazard Area”). The amount of all insurance required by this Section 5.09 shall at a minimum comply with applicable law, including the Flood Disaster Protection Act of 1973, as amended. All premiums on such insurance shall be paid when due by the applicable Loan Party. If any Loan Party fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Company’s expense. By doing so, the Lenders shall not be deemed to have waived any Default arising from any Loan Party’s failure to maintain such insurance or pay any premiums therefor. No Loan Party will use or permit any property to be used in material violation of applicable law or in any manner which might render inapplicable any insurance coverage.
     (c) All insurance policies required under this Section 5.09 (a) shall name the applicable Agent as an additional insured or as loss payee, as applicable, and shall provide that, or contain loss payable clauses, in form and substance satisfactory to the Administrative Agent, which provide that:
     (i) all proceeds thereunder with respect to any Collateral shall be payable to the applicable Agent;

     (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and
     (iii) such policy and loss payable clauses may be canceled, amended, or terminated only upon at least thirty days prior written notice given to the applicable Agent.
     Section 5.10 Casualty and Condemnation.
     The Borrowers (a) will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents
     Section 5.11 Appraisals.
     At any time that the Administrative Agent requests, the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Inventory and Export-Related Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Default has occurred and is continuing, one such appraisal of Inventory and Export-Related Inventory shall be completed in each calendar year at the sole expense of the Loan Parties.
     Section 5.12 Depository Banks.
     Each Loan Party will maintain the Administrative Agent in the United States of America and the Canadian Agent in Canada as their principal depository banks, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their businesses.
     Section 5.13 Additional Collateral; Further Assurances.
     (a) Subject to applicable law, each Loan Party shall, except as otherwise permitted hereunder (i) cause each Subsidiary of the Company (other than a Foreign Subsidiary and other than an Excluded Subsidiary) to become or remain a Loan Party and a Guarantor of all of the Obligations and (ii) cause each of its Subsidiaries (other than a Foreign Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit B hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Domestic Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents, (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral and (iii) will grant Liens to the Ex-Im Revolving Lender in any property of such Loan Party which constitutes Collateral.
     (b) Each Canadian Loan Party (other than the Canadian Borrower) now or hereafter formed or acquired shall guaranty the Canadian Obligations pursuant to a Joinder Agreement or a separate Loan Guaranty and grant Liens to the Canadian Agent, for the benefit of the Canadian Agent and the Canadian Revolving Lenders, in any property of such Canadian Loan Party which constitutes Collateral.

     (c) Holdings will cause 100% of the issued and outstanding Equity Interests of the Company to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent and a second priority, perfected Lien in favor of the Ex-Im Revolving Lender, each pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request. Each Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (and all other Subsidiaries in the case of Equity Interests owned by the Canadian Borrower and each of its Subsidiaries) and (ii) 65% (or such greater percentage that, due to a change in an applicable law after the Effective Date, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Company or any of its Domestic Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent and a second priority, perfected Lien in favor of the Ex-Im Revolving Lender, in each case pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
     (d) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
     (e) If any material assets (other than Excluded Assets) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreements that become subject to the Lien under the Security Agreements upon acquisition thereof), the Borrower Representative will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations, the Canadian Obligations and/or the Ex-Im Obligations, as applicable, and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (d) of this Section, all at the expense of the Loan Parties.
     Section 5.14 [Reserved].
     Section 5.15 Communications with Accountants.
     Each Loan Party authorizes (a) each Agent, and (b) so long as a Default has occurred and is continuing, each Lender, to communicate, upon advance notice to the Company, directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to each Agent and each Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party, provided that the Borrower Representative is provided advance notice of any such communication and the opportunity to be present.
     Section 5.16 Collateral Access Agreements, Use of and Access to Excluded Assets.
     (a) Each Loan Party shall use commercially reasonable efforts to obtain a Collateral Access Agreement from the lessor of each leased Real Property, mortgagee of owned Real Property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. After the Effective Date, no Real Property or warehouse space shall be leased by any Loan Party and no Inventory or Export-Related Inventory shall be shipped to a processor or converter under arrangements established after the Effective Date without the prior written consent of the Administrative Agent (which consent, in the Administrative Agent’s discretion, may be conditioned upon the establishment of a reserve equal to 3 months rent at that location) or, unless and until a satisfactory Collateral Access Agreement shall first have been obtained with respect to such location. Each Loan Party shall timely and fully pay and perform in all material respects its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located. In addition, after the Effective Date, no Loan Party shall grant to any Person a Lien on any of its owned Real Property unless the Person receiving such Lien provides to the Administrative Agent a Collateral Access Agreement as described herein. Each Loan Party shall timely and fully pay and perform in all material respects its obligations under any financing arrangements that it enters into with respect to such owned Real Property.
     (b) After the Effective Date, no Loan Party shall grant to any Person a Lien on any Intellectual Property of such Loan Party unless the Person receiving such Lien provides to the Administrative Agent a written agreement permitting the Administrative Agent to use such Intellectual Property without charge for a period of ninety (90) days, and which is otherwise reasonably satisfactory in form and substance to the Administrative Agent. Each Loan Party shall timely and fully pay and perform in all material respects its obligations under any financing arrangements that it enters into with respect to such Intellectual Property.
     (c) After the Effective Date, in the event that the Loan Parties undertake any financing in an amount greater than $15,000,000 that is secured by Equipment, no Loan Party shall grant to any Person a Lien on any such Equipment of such Loan Party (other than a Lien granted to secure Indebtedness of the types described in Section 6.01(e) in connection with the acquisition or lease of newly acquired Equipment) unless the Person receiving such Lien provides to the Administrative Agent a written agreement permitting the Administrative Agent to use such Equipment without charge for a period of forty-five (45) days, and which is otherwise reasonably satisfactory in form and substance to the Administrative Agent. Each Loan Party shall timely and fully pay and perform in all material respects its obligations under any financing arrangements that it enters into with respect to such Equipment.
     Section 5.17 Subordination of Intercompany Notes.
     (a) All Indebtedness evidenced by an Intercompany Note, together with all accrued interest thereon, and any other indebtedness for borrowed money now owing or which hereafter may become owing by or from a Loan Party to any other Loan Party, howsoever such indebtedness may be hereafter created, extended, renewed or evidenced, together with all accrued interest thereon and any and all other obligations and liabilities of any kind owing by or from a Loan Party to any other Loan Party shall at all times and in all respects be subordinate and junior in right of payment to any and all obligations, liabilities and indebtedness of any kind of the Loan Parties to the Lenders, and their respective successors and assigns, including, without limitation, the Obligations, Guaranteed Obligations and any extensions, renewals, modifications, and amendments thereof and all accrued interest thereon and any fees owing by the Loan Parties to the Agents and the Lenders.
     (b) Unless and until (i) all of the Guaranteed Obligations shall have been fully and finally paid and satisfied and (ii) all financing arrangements, including, but not limited to this Agreement, among the Borrowers, the other Loan Parties, the Agents and the Lenders have been terminated, no Loan Party shall, without the prior written consent of the Administrative Agent: (A) enforce or exercise any right of demand or setoff or commence any legal or other action against any other Loan Party to collect upon any Intercompany Note; (B) take or accept any collateral or security with respect to the obligations evidenced by any Intercompany Note; (C) commence foreclosure or any other similar type of proceedings or exercise any similar remedies in respect of any collateral for the obligations evidenced by any Intercompany Note; (D) enforce any judgment that it might obtain with respect to the obligations evidenced by the Intercompany Notes; or (E) commence or join with any other creditor or creditors of the Loan Parties in commencing any bankruptcy, reorganization or insolvency proceedings against such Loan Party. All rights, liens and security interests of each Loan Party in any assets of any other Loan Party and/or any other person securing the obligations evidenced by any Intercompany Note, whether now or hereafter arising and howsoever existing, shall be and hereby are subordinated to the rights and interests of the Agents under this Agreement and the other Loan Documents and in those assets. The Loan Parties shall have no right to possession of any such assets or to foreclose or execute upon any such assets, whether by judicial action or otherwise. The Loan Parties represent and warrant that all Intercompany Notes are and will remain unsecured.
ARTICLE VI
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
     Section 6.01 Indebtedness.
     No Loan Party will create, incur or suffer to exist any Indebtedness, except:
     (a) the Secured Obligations;
     (b) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;
     (c) Indebtedness of any Loan Party to another Loan Party provided, that:
     (i) the applicable Loan Parties shall have executed and delivered to such Loan Party one or more demand notes (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by any Loan Party to any other Loan Party, which Intercompany Notes shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged to the Administrative Agent and the Ex-Im Revolving Lenders pursuant to the Security Agreements and delivered to the Administrative Agent, as additional collateral security for the Secured Obligations;
     (ii) the Loan Parties shall record all intercompany transactions on their books and records in a manner reasonably satisfactory to the Administrative Agent;
     (iii) the obligations of the Loan Parties under any such Intercompany Notes shall be subordinated to the Obligations of the Loan Parties hereunder in a manner reasonably satisfactory to the Administrative Agent;
     (iv) at the time any such intercompany loan or advance is made by a Loan Party and after giving effect thereto, such Loan Party shall be solvent;

     (v) no Default would occur and be continuing after giving effect to any such proposed intercompany loan;
     (vi) each intercompany loan from any Borrower shall be to a Loan Party that is wholly owned by such Borrower or any wholly owned Subsidiary of such Borrower; and
     (vii) all such Indebtedness under Intercompany Notes shall otherwise constitute Permitted Debt (as defined in the New Indenture).
     (d) Guarantees by any Borrower of Indebtedness of any Loan Party and by any Loan Party of Indebtedness of any Borrower or any other Loan Party, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
     (e) Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $15,000,000 incurred in any fiscal year;
     (f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b) and (e) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;
     (g) (i) the Subordinated Indebtedness of the Company incurred under the Existing Senior Subordinated Notes in an aggregate original principal amount not to exceed $98,524,000, provided that such Subordinated Indebtedness may not be renewed, extended or increased, and (ii) the Indebtedness incurred under the New Senior Notes in an aggregate original principal amount not to exceed $250,000,000, provided that such Indebtedness may not be renewed, extended or increased;
     (h) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
     (i) Indebtedness under Swap Agreements complying with Section 6.07;

     (j) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
     (k) Indebtedness incurred in a acquisition permitted under Section 6.04 or an asset disposition permitted under Section 6.05, but pertaining solely to indemnification obligations of the Loan Parties, the adjustment of the purchase price or similar obligations;
     (l) Indebtedness in respect of netting services, overdraft protection and similar treasury management arrangements in each case in connection with deposit accounts;
     (m) to the extent constituting Indebtedness, endorsements or similar transactions in the ordinary course of business;
     (n) other unsecured Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;
     (o) other Indebtedness in an aggregate principal amount not exceeding $50,000,000 at any time outstanding and secured solely by Excluded Assets; and
     (p) the ACS Subordinated Indebtedness.
     Section 6.02 Liens.
     No Loan Party will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it (including without limitation Equity Interests), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Liens created pursuant to any Loan Document securing the Domestic Obligations and/or the Canadian Obligations;
     (b) Liens created pursuant to any Loan Document securing the Ex-Im Obligations;
     (c) Permitted Encumbrances;
     (d) any Lien on any property or asset of any Loan Party existing on the Effective Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (e) Liens on fixed or capital assets acquired, constructed or improved by any Loan Party; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (iii) such security interests shall not apply to any other property or assets of any Loan Party;
     (f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
     (g) so long as the Volvo Purchase Agreement remains in effect, Liens in favor of the Purchasers (as defined in the Volvo Purchase Agreement) to secure amounts owing by Supply

Technologies LLC under the Volvo Purchase Agreement and covering the Volvo Accounts and proceeds thereof;
     (h) so long as the Wells Fargo Purchase Agreement remains in effect, Liens in favor of Wells Fargo to secure amounts owing by Supply Technologies LLC under such Wells Fargo Purchase Agreement and covering the Whirlpools Accounts and proceeds thereof;
     (i) Liens on existing Equipment of any Loan Party securing Indebtedness permitted under Section 6.01(o), so long as such Loan Party has complied with Section 5.16(c);
     (j) Liens on existing Intellectual Property of any Loan Party securing Indebtedness permitted under Section 6.01(o), so long as such Loan Party has complied with Section 5.16(b); and
     (k) Liens on existing real property and other Excluded Assets of any Loan Party securing Indebtedness permitted under Section 6.01(o), so long as such Loan Party has complied with Section 5.16(a).
     Section 6.03 Fundamental Changes.
     (a) No Loan Party will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing any Loan Party (other than the Company) may merge with any other Loan Party; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted.
     (b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
     (c) If all or any part of a Loan Party’s Equity Investments have been pledged to either Agent, that Loan Party shall not issue additional Equity Interests unless such additional Equity Interests are promptly pledged to such Agent. The provisions of this Section 6.03 shall not limit the ability of the Company to reorganize or modify the ownership and organizational structure of its Foreign Subsidiaries other than the Canadian Loan Parties, so long as (a) the Administrative Agent has received 10 days prior written notice thereof, (b) such reorganization or modification does not involve any Loan Party or its Equity Interests and (c) the Agents promptly receive any pledges of Equity Interests required under Section 5.13(c).
     Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.
     No Loan Party will purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
     (a) Permitted Investments, subject to control agreements in favor of an Agent for the benefit of the applicable Lenders or otherwise subject to a perfected security interest in favor of an Agent for the benefit of the applicable Lenders;

     (b) investments in existence on the Effective Date and described on Schedule 6.04 and investments in Subsidiaries existing on the Effective Date;
     (c) equity investments in other Loan Parties;
     (d) so long as no Event of Default exists at the time such investments are made, investments in Subsidiaries of the Loan Parties that are not themselves Loan Parties, so long as prior to and after giving effect to any such investment, (i) Aggregate Availability equals or exceeds the Base Availability Amount and (ii) the Debt Service Coverage Ratio, determined as of the end of the most-recently completed fiscal quarter prior to the payment date of any such investment, for the then most-recently completed four fiscal quarters, determined on a pro forma basis reflecting the making of such investment (and for purposes of this clause (d) only, treating such investment as a Consolidated Debt Charge), is not less than 1.15 to 1.00;
     (e) intercompany loans and advances permitted under Section 6.01(c);
     (f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $20,000 to any employee and up to a maximum of $500,000 in the aggregate at any one time outstanding;
     (g) subject to the Security Agreements, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
     (h) investments received in connection with the dispositions of assets permitted by Section 6.05;
     (i) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;
     (j) so long as no Event of Default exists at the time such investments are made, other investments, so long as prior to and after giving effect to any such investment, (i) Aggregate Availability equals or exceeds the Base Availability Amount and (ii) the Debt Service Coverage Ratio, determined as of the end of the most-recently completed fiscal quarter prior to the payment date of any such investment, for the then most-recently completed four fiscal quarters, determined on a pro forma basis reflecting the making of such investment (and for purposes of this clause (j) only, treating such investment as a Consolidated Debt Charge), is not less than 1.15 to 1.00;
     (k) acquisitions not to exceed $5,000,000 each and an aggregate amount not to exceed $20,000,000 during any four (4) consecutive fiscal quarters, unless the Company receives prior written consent of the Administrative Agent; provided, that if (A) prior to and after giving effect to such acquisition, Aggregate Availability equals or exceeds the Base Availability Amount, (B) the Debt Service Coverage Ratio, determined as of the most-recently completed fiscal quarter prior to the date of such acquisition, for the then most-recently completed four fiscal quarters, is no less than 1.15:1.00 and (C) prior to and after giving effect to such acquisition, no Event of Default exists, there shall be no limitations on acquisitions under this Section 6.04(k);
     (l) the creation of additional Domestic Subsidiaries and Canadian Subsidiaries with 20 days’ prior written notice to the Administrative Agent, so long as the Loan Parties promptly comply with Section 5.13 with respect to such new Subsidiaries; and
     (m) other investments not to exceed $5,000,000 in the aggregate.

     Section 6.05 Asset Sales.
     No Loan Party will sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, except:
     (a) sales, transfers and dispositions of Inventory and Export-Related Inventory in the ordinary course of business;
     (b) sales, transfers and dispositions to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;
     (c) sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;
     (d) sales, transfers and dispositions of Permitted Investments;
     (e) sales, transfers and dispositions of assets previously disclosed to the Administrative Agent in writing prior to the Effective Date;
     (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party;
     (g) as long as no Default has occurred and is continuing, the sale or other disposition of other assets in the ordinary course of business that are obsolete, surplus or worn out; provided that, in each case, such sale is in compliance with the terms of the New Indenture; and
     (h) the sale or disposition of Excluded Assets; provided, that in each case, such sale is in compliance with the terms of the New Indenture.
     Section 6.06 Sale and Leaseback Transactions; Off-Balance Sheet Financing.
     No Loan Party will (a) enter into any Sale and Leaseback Transaction Sale at any time that an Event of Default has occurred and is continuing; provided, that in each case, such sale is in compliance with the terms of the New Indenture, or (b) have any Off-Balance Sheet Liabilities.
     Section 6.07 Swap Agreements.
     No Loan Party will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
     Section 6.08 Restricted Payments; Certain Payments of Indebtedness.
     (a) No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each Loan Party may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, (ii) wholly-owned Subsidiaries may declare and pay dividends to Loan Parties (other than Holdings) ratably with respect to their Equity Interests and (iii) so long as no

Event of Default has occurred and is continuing, or would result after giving effect to such payment, and such dividend is permitted under the New Indenture, (A) the Company may declare and pay dividends to Holdings in an aggregate amount not to exceed $750,000 in any fiscal year and (B) the Company may declare and pay additional dividends to Holdings as long as (x) prior to and after giving effect to such dividend or distribution, Aggregate Availability equals or exceeds the Base Availability Amount and (y) the Debt Service Coverage Ratio, determined as of the end of the most-recently completed fiscal quarter prior to the payment date of any such dividend, for the then most-recently completed four fiscal quarters, determined on a pro forma basis reflecting the payment of such dividend or distribution, is not less than 1.15 to 1.00.
     (b) No Loan Party will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
     (i) payment of Indebtedness created under the Loan Documents;
     (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness, which are governed by Section 6.08(c);
     (iii) refinancings of Indebtedness to the extent permitted by Section 6.01;
     (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (v) payment of intercompany Indebtedness permitted by Section 6.01(c); and
     (vi) the Loan Parties may purchase, redeem or prepay Indebtedness (other than the Subordinated Indebtedness which is governed by Section 6.08 (c)), if and to the extent that (1) no Event of Default has occurred and is continuing or would result after giving effect to such payment, (2) prior to and after giving effect to any such payment Aggregate Availability equals or exceeds the Base Availability Amount and (3) the Debt Service Coverage Ratio, determined as of the most-recently completed fiscal quarter prior to the date of such payment, for the then most-recently completed four (4) fiscal quarters, determined on a pro forma basis reflecting the making of such payment, is no less than 1.15 to 1.00.
     (c) No Loan Party shall (i) make any amendment or modification to the Existing Indenture, any Existing Senior Subordinated Note or other note or agreement evidencing or governing the Subordinated Indebtedness under the Existing Indenture, (ii) make any amendment or modification to the New Indenture, any New Senior Note or other note or agreement evidencing or governing the Indebtedness under the New Indenture (other than amendments or modification making the same less restrictive for the Loan Parties), (iii) make any amendment or modification to any note or other agreement evidencing or governing any other Subordinated Indebtedness unless permitted pursuant to the applicable intercreditor agreement or subordination provisions related thereto or (iv) directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness owing under the New Indenture or any New Senior Note; provided that, (A) the Loan Parties may make scheduled payments of interest with respect to Subordinated Indebtedness (other than the ACVS Subordinated Indebtedness) to the extent permitted pursuant to the applicable intercreditor agreement or subordination provisions related thereto, (B) the Loan Parties may purchase, redeem or prepay the Indebtedness under the New Senior Notes, if and to the extent that (1) no Event of

Default has occurred and is continuing or would result after giving effect to such payment, (2) prior to and after giving effect to any such payment Aggregate Availability equals or exceeds the Base Availability Amount and (3) the Debt Service Coverage Ratio, determined as of the most-recently completed fiscal quarter prior to the date of such payment, for the then most-recently completed four (4) fiscal quarters, determined on a pro forma basis reflecting the making of such payment, is no less than 1.15 to 1.00 and (C) the Loan Parties may make scheduled payments of principal and interest in respect of the ACS Subordinated Indebtedness, if and to the extent that no Event of Default has occurred and is continuing or would result after giving effect to such payment.
     Section 6.09 Transactions with Affiliates.
     Other than as set forth on Schedule 3.18, no Loan Party will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Loan Party not involving any other Affiliate, (c) any investment permitted by another Section of this Agreement, (d) the payment of reasonable fees to directors of any Loan Party who are not employees of such Loan Party, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Loan Parties in the ordinary course of business and (e) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by any Loan Party’s board of directors.
     Section 6.10 Restrictive Agreements.
     No Loan Party will directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any such Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Loan Party or to Guarantee Indebtedness of any Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Person pending such sale, provided such restrictions and conditions apply only to the Person that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     Section 6.11 Amendment of Material Documents.
     No Loan Party will amend, modify or waive any of its rights under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such amendment, modification or waiver would be adverse to the Lenders.
     Section 6.12 Foreign Subsidiaries.
     The Company will not permit (a) the aggregate outstanding Indebtedness of its Foreign Subsidiaries (other than the Canadian Loan Parties under the Loan Documents) to at any time exceed amounts permitted under the New Indenture or (b) any Foreign Subsidiary to purchase, redeem or prepay the Subordinated Indebtedness under the Existing Senior Subordinated Notes or the New Senior Notes in excess of $35,000,000 in the aggregate; provided, that the Foreign Subsidiaries may purchase, redeem or prepay the Subordinated Indebtedness under the Existing Senior Subordinated Notes or the New Senior Notes in excess of $35,000,000 in the aggregate, if and to the extent that (1) no Event of Default has occurred and is continuing or would result after giving effect to such payment, (2) prior to and after giving effect to any such payment, Aggregate Availability equals or exceeds the Base Availability Amount and (3) the Debt Service Coverage Ratio, determined as of the most-recently completed fiscal quarter prior to the date of such payment, for the then most-recently completed four (4) fiscal quarters, determined on a pro forma basis reflecting the making of such payment, is no less than 1.15 to 1.00.
     Section 6.13 Debt Service Coverage Ratio.
     If Aggregate Availability is less than the Maximum Availability Amount on any 10 Business Days (whether consecutive or not) within any 30 day period (such event, a “DSCR Trigger Event”), the Company will not permit the Debt Service Coverage Ratio, determined as of the end of the then most-recent previously ended fiscal quarter and on the last day of each subsequent fiscal quarter, to be less than (a) 1.10 to 1.00 for any period of two consecutive fiscal quarters, or (b) 1.00 to 1.00; provided, that, if after the occurrence of any DSCR Trigger Event, Aggregate Availability is greater than the DSCR Availability Amount for a period of 30 consecutive days ending on any date after Administrative Agent has received a compliance certificate pursuant to Section 5.01(d) with respect to the first fiscal quarter ending after such DSCR Trigger Event (such event, a “DSCR Termination Event”), the foregoing covenant in respect of Debt Service Coverage Ratio shall not be applicable unless and until the occurrence of a subsequent DSCR Trigger Event; provided, further, that no more than three (3) DSCR Termination Events may occur during this Agreement.
     Section 6.14 Letters of Credit.
     No Loan Party will apply for or become liable upon or in respect of any letter of credit other than Letters of Credit issued hereunder.
     Section 6.15 Sale of Accounts.
     No Loan Party will sell or otherwise dispose of any notes receivable, Accounts or Export-Related Accounts, with or without recourse except (a) as permitted under Section 6.05(c), (b) so long as the Volvo Purchase Agreement and the applicable Volvo Supplier Agreements remain in effect, sales of Volvo Accounts pursuant to the terms of the Volvo Purchase Agreement, and (c) so long as the Wells Fargo Purchase Agreement remains in effect, sales of Whirlpool Accounts pursuant to the terms of such Wells Fargo Purchase Agreement.
     Section 6.16 Change of Fiscal Year.
     No Loan Party shall change its fiscal year.
ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable;
     (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
     (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.14, 5.17 or in Article VI;
     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 through 5.13 of this Agreement or (ii) 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;
     (f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, monitor or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, monitor or similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment or any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
     (l) the unfunded liabilities of all Plans shall exceed in the aggregate $5,000,000 or an ERISA Event shall have occurred in connection with any Plan;
     (m) a Loan Party or any ERISA Affiliate has incurred or shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan;
     (n) a Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of a Loan Party and its ERISA Affiliates (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $250,000;
     (o) a Change in Control shall occur;
     (p) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
     (q) any Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Guaranty, or any Canadian Loan Guarantor or Domestic Loan Guarantor shall fail to comply with any of the terms or provisions of any Loan Guaranty to which it is a party, or any Canadian Loan Guarantor or Domestic Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;
     (r) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;
     (s) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
     (t) (i) any Default or Event of Default (as each is defined in the Existing Indenture) shall exist under the Existing Indenture, the Existing Senior Subordinated Notes or any agreement executed by the Company in connection therewith, (ii) without the prior written consent of the Administrative Agent and the Required Lenders, the Existing Indenture or the Existing Senior Subordinated Notes shall be amended or modified in any respect (other than adding a guarantor which is also a guarantor under this Agreement) or replaced, or (iii) the Existing Senior Subordinated Notes shall be accelerated be the holders thereof for any reason;
     (u) (i) any Default or Event of Default (as each is defined in the New Indenture) shall exist under the New Indenture, the New Senior Notes or any agreement executed by the Company in connection therewith, (ii) without the prior written consent of the Administrative Agent and the Required Lenders, the New Indenture or the New Senior Notes shall be amended or modified in any respect (other than adding a guarantor which is also a guarantor under this Agreement) or replaced, or (iii) the New Senior Notes shall be accelerated be the holders thereof for any reason;
     (v) nonpayment by any Loan Party of any Swap Obligation when due or the breach by any Loan Party of any term, provision or condition contained in any Swap Transaction or any transaction of the type described in the definition of “Swap Agreements”, in each case with respect to which Lender or an Affiliate of a Lender is a party thereto or the occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to any such Swap Transactions;
     (w) there is filed against any Loan Party any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (i) is not dismissed within one hundred twenty days, and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;
     (x) any Loan Party shall incur or permit to exist any Designated Senior Debt (as defined in the Existing Indenture) other than the Secured Obligations;
     (y) any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the property of any Loan Party which, when taken together with all other property of any Loan Party so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion;
     (z) any loss, theft, damage or destruction of any item or items of Collateral or other property of any Loan Party occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;
     (aa) (i) the Ex-Im Bank Guarantee is terminated (other than as a result of the scheduled maturity of the Ex-Im Bank Guarantee) or any material provision of the Ex-Im Bank Guarantee for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Ex-Im Bank shall challenge the enforceability of the Ex-Im Bank Guarantee or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of the Ex-Im Bank Guarantee has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms) and (ii) any Ex-Im Revolving Loans remain outstanding or any of the Ex-Im LC Exposure has not been cash collateralized as provided on the first Business Day following the occurrence of any event referred to in the foregoing clause (i);

     (bb) a breach or default shall occur under the Fast Track Loan Agreement or any Ex-Im Bank Borrower Document; or
     (cc) the Company shall fail to pay all obligations and liabilities owing in respect of the Existing Senior Subordinated Notes in full on or before May 15, 2014 in compliance with this Agreement.
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments (or any portion thereof), and thereupon the Commitments (or the applicable portion thereof) shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, each Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to such Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
The Administrative Agent
     Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Canadian Lenders and the Canadian Issuing Bank hereby irrevocably appoints the Canadian Agent as its agent and authorizes the Canadian Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Canadian Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not an Agent hereunder.
     Each Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and

(c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower Representative or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (vii) whether any Loans or other Obligations constitute Permitted Debt pursuant to the New Indenture (and to the extent that such Loans or other Obligations do not constitute Permitted Debt, each applicable Lender shall continue to remain obligated for its Applicable Percentage of such Loans and other Obligations).
     Each Lender has received copies of the Existing Indenture and the New Indenture and has reviewed the terms and conditions thereof, including, but not limited to the conditions relating to the status of the Obligations as Designated Senior Debt and Senior Debt (as each is defined in the Existing Indenture).
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, either Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After either Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.
     Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
     Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of each Agent; (b) such Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that such Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold such Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
     For greater certainty, and without limiting the powers of the Canadian Agent under the Loan Documents, each of the Canadian Lenders, the Canadian Issuing Bank and the Canadian Agent (but solely in its capacity as the holder and depositary of the Bonds (as defined below)), acknowledges and agrees that the Canadian Agent shall, for the purposes of holding any security granted by any Canadian Loan Party under the Loan Documents pursuant to the laws of the Province of Québec to secure payment of bonds (or any similar instruments) (collectively, the “Bonds”), be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Québec) for all present and future Canadian Lenders, the Canadian Issuing Bank, indemnified parties (with respect to Canadian Revolving Loans), as well as holders and depositaries of the Bonds. Each of the Canadian Lenders, the Canadian Issuing Bank and the Canadian Agent (but solely in its capacity as the holder and depositary of the Bonds) constitutes, to the extent necessary, the Canadian Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) in order to hold security granted by any Canadian Loan Party under the Loan Documents in the Province of Québec to secure payment of the Bonds. Each assignee of the Canadian Lenders, successor or assignee of the Canadian Issuing Bank, indemnified party (with respect to Canadian Revolving Loans) and successor Canadian Agent (but solely in its capacity as the holder and depositary of the Bonds) shall be deemed to have confirmed and ratified the constitution of the Canadian Agent as the holder of such irrevocable power of attorney (fondé de pouvoir). Furthermore, the Canadian Agent hereby agrees to act in the capacity of the holder and depositary of the Bonds on its own behalf as Canadian Agent and for and on behalf and for the benefit of all present and future Canadian Lenders, the Canadian Issuing Bank and indemnified parties (with respect to the Canadian Revolving Loans). Notwithstanding the provisions of Section 32 of the Special Powers of Legal Persons Act (Québec), the Canadian Agent may acquire and be the holder of a Bond. RB&W Logistics Canada, Inc. and each other Canadian Loan Party acknowledges that each of the Bonds executed by it constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec. Notwithstanding the

provisions of Section 19.1 hereof, the provisions of this Section 10.18 shall be governed by the laws of the Province of Québec and the federal laws of Canada applicable therein.
     The Syndication Agent, Co-Documentation Agents and Joint Bookrunners shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
ARTICLE IX
Miscellaneous
     Section 9.01 Notices.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
     (i) if to any Loan Party, to the Borrower Representative at:
Park-Ohio Industries, Inc.
6065 Parkland Blvd.
Cleveland, Ohio 44124
Attention: Robert D. Vilsack
Facsimile No: (440) 947-2209
     (ii) if to the Administrative Agent, the Domestic Issuing Bank, the Ex-Im Revolving Lender, the Ex-Im Issuing Bank, or the Domestic Swingline Lender, to JPMorgan Chase Bank, N.A. at:
JPMorgan Chase Bank, N.A.
1300 E. Ninth Street
Cleveland, Ohio 44114
Attention: Mr. David Waugh and Park Ohio Account Manager
Facsimile No: (216) 781-2071
     (iii) If to the Canadian Agent, the Canadian Issuing Bank or the Canadian Swingline Lender, to JPMorgan Chase Bank, N.A., Toronto Branch at:
JPMorgan Chase Bank, N.A., Toronto Branch
Royal Bank Plaza, South Tower
200 Bay Street, Suite 1700
Toronto, Ontario M5J 2J2
Canada
Attention: Augustino Marchett, Senior Vice President
Facsimile No: (416) 981-2365
     (iv) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent. Each Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
     Section 9.02 Waivers; Amendments.
     (a) No failure or delay by either Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether either Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders, (ii) in the case of the Fast Track Loan Agreement, pursuant to an agreement or agreements in writing entered into by the Ex-Im Revolving Lender and the Ex-Im Borrowers, or (iii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b), (c) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates set forth in the definition of Domestic Borrowing Base, Canadian Borrowing Base, or Export-Related Borrowing Base, without the written consent of each Revolving Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Canadian Loan Guarantor or Domestic Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, (x) waive any Default or Event of Default (as each is defined in the Existing Indenture) under the Existing Indenture or any agreement executed by the Company in connection therewith, without the written consent of each Lender, or (xi) waive any Default or Event of Default (as each is defined in the New Indenture) under the New Indenture or any agreement executed by the Company in connection therewith, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the either Agent, any Issuing Bank, such Swingline Lender or the Ex-Im Revolving Lender hereunder without the prior written consent of such Agent, such Issuing Bank, such Swingline Lender or the Ex-Im Revolving Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lenders, the Issuing Banks and the Ex-Im Revolving Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
     (c) The Lenders hereby irrevocably authorize each Agent and the Ex-Im Revolving Lender, at its option and in its sole discretion, to release any Liens granted to such Person by any of the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the applicable Agent and the Ex-Im Revolving Lender is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, neither either Agent nor the Ex-Im Revolving Lender will release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Agents and the Ex-Im Revolving Lender may in the discretion of the Administrative Agent, release Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
     (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not a Borrower or a Subsidiary or Affiliate of a Borrower, and which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
     (e) Notwithstanding anything to the contrary contained herein, in each instance in this Agreement which refers to the consent of one or more Agent, Issuing Bank or Lender, where such consent is not qualified by reference to the reasonable judgment, discretion or satisfaction of such Person (or words of similar import), such consent may be given or withheld in the sole and absolute discretion of such Person.
     Section 9.03 Expenses; Indemnity; Damage Waiver.
     (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent, the Ex-Im Revolving Lender and its respective Affiliates, including the reasonable fees, charges and disbursements of counsel for each Agent and the Ex-Im Revolving Lender, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by each Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for each Agent, each Issuing Bank any each Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
     (i) appraisals and insurance reviews;
     (ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by each Agent or the internally allocated fees for each Person employed by each Agent with respect to each field examination (currently $125 per hour for examiner, plus out-of-pocket expenses);
     (iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of each Agent;
     (iv) taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Liens of each Agent and the Ex-Im Revolving Lender;

     (v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
     (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(e).
     (b) The Borrowers shall, jointly and severally, indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) the failure of the Borrowers to deliver to either Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
     (c) To the extent that the Borrowers fail to pay any amount required to be paid by it to either Agent, the Ex-Im Revolving Lender, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, the Ex-Im Revolving Lender, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Ex-Im Revolving Lender, such Issuing Bank or such Swingline Lender in its capacity as such.
     (d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable promptly after written demand therefor.

     Section 9.04 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each Agent, each Issuing Bank and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more commercial lenders, financial institutions or other accredited investors that are not a Borrower or a Subsidiary or Affiliate of a Borrower, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, with respect to the Fast Track Loan Agreement and the Ex-Im Revolving Subcommitment, Ex-Im Bank or, if an Event of Default has occurred and is continuing, any other assignee;
          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
          (C) each Issuing Bank, provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower Representative and each Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, including each Commitment hereunder; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of the assigning Lender’s rights and obligations with respect of one Class of Commitments or Loans;

          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Canadian Agent, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) (i) Any Lender may, without the consent of the Borrowers, the Agents, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(e) as though it were a Lender.
     (i) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(f) as though it were a Lender.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.05 Survival.
     All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that either Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     Section 9.06 Counterparts; Integration; Effectiveness.
     This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.07 Severability.
     Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.08 Right of Setoff.
     If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Canadian Loan Guarantor or Domestic Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding the foregoing, in no event shall any such deposits of a Canadian Loan Party be applied against the Domestic Obligations or the Ex-Im Obligations.
     Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws, without regard to the conflict of laws provisions) of the State of Ohio, but giving effect to federal laws applicable to national banks.
     (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States Federal or Ohio State court sitting in Cleveland, Ohio in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ohio State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that either Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction. ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST EITHER AGENT, ANY ISSUING BANK OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTION WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CLEVELAND, OHIO.
     (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.10 WAIVER OF JURY TRIAL.
     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.11 CONFESSION OF JUDGMENT.
     THE LOAN PARTIES HEREBY AUTHORIZE ANY ATTORNEY-AT-LAW TO APPEAR IN ANY COURT OF RECORD IN ANY COUNTY IN THE STATE OF OHIO OR ELSEWHERE WHERE A LOAN PARTY HAS A PLACE OF BUSINESS, SIGNED A NOTE OR CAN BE FOUND, AFTER THE ADMINISTRATIVE AGENT OR REQUIRED LENDERS DECLARE A DEFAULT AND ACCELERATE THE BALANCES DUE UNDER THIS

AGREEMENT, TO WAIVE THE ISSUANCE OF SERVICE OF PROCESS AND CONFESS JUDGMENT AGAINST THE LOAN PARTIES IN FAVOR OF THE AGENTS, THE ISSUING BANKS AND THE LENDERS FOR THE AMOUNTS THEN APPEARING DUE, TOGETHER WITH THE COSTS OF SUIT, AND THEREUPON TO RELEASE ALL ERRORS AND WAIVE ALL RIGHT OF APPEAL AND STAY OF EXECUTION. THE LOAN PARTIES AGREE AND CONSENT THAT THE ATTORNEY CONFESSING JUDGMENT ON BEHALF OF THE LOAN PARTIES HEREUNDER MAY ALSO BE COUNSEL TO THE AGENTS, THE ISSUING BANKS, THE LENDERS OR ANY OF THEIR AFFILIATES, WAIVES ANY CONFLICT OF INTEREST WHICH MIGHT OTHERWISE ARISE, AND CONSENTS TO THE AGENTS, THE ISSUING BANKS OR THE LENDERS PAYING SUCH CONFESSING ATTORNEY A LEGAL FEE OR ALLOWING SUCH ATTORNEY’S FEES TO BE PAID FROM ANY PROCEEDS OF COLLECTION OF AGREEMENT OR COLLATERAL SECURITY THEREFOR.
     Section 9.12 Headings.
     Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.13 Confidentiality.
     Each Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or rating agency, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to either Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to either Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.13 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE

PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS, EITHER AGENT OR THE EX-IM REVOLVING LENDER PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS, THE AGENTS AND THE EX-IM REVOLVING LENDER THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     Section 9.14 Several Obligations; Nonreliance; Violation of Law.
     The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
     Section 9.15 USA PATRIOT Act.
     Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
     Section 9.16 Disclosure.
     Each Loan Party and each Lender hereby acknowledges and agrees that each Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
     Section 9.17 Appointment for Perfection.
     Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than an Agent or the Ex-Im Revolving Lender) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the applicable Agent or the Ex-Im Revolving Lender, as applicable, or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
     Section 9.18 Interest Rate Limitation.
     Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     Section 9.19 Judgment Currency.
     If either Agent or the Ex-Im Revolving Lender, on behalf of any Lender, obtains a judgment or a judgment against a Borrower in a currency other than Dollars, the obligations of such Borrower in respect of any sum adjudged to be due to the Agents or the Lenders hereunder or under any Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by such Agent of the Judgment Amount in such currency, such Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Amount in such currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of such Borrower to pay the sum originally due hereunder or under the Notes when (the “Original Due Date”) it was originally due and owing to such Agent or any Lender hereunder or under the Notes) was originally due and owing to such Agent or any Lender hereunder or under the Notes (the “Loss”), such Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or such Lender, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, such Agent or such Lender agrees to remit such excess to such Borrower. Where it is necessary to convert a sum due to a Lender into lawful currency of Canada, the Borrowers covenant and agree to the fullest extent that they may legally do so, that the rate of exchange used for purposes of conversion or for obtaining or enforcing a judgment in any court in Canada, shall be the rate at which such Lender could purchase the same currency in which the Borrowing was made to the Canadian Borrower from the Canadian Lenders with lawful money of Canada on the Business Day preceding the date on which the conversion is to be made or the date on which a final judgment is given or the conversion is made, or if permitted by applicable law, on the date on which payment is made or the judgment is paid and satisfied.
     Section 9.20 Currency Equivalent Generally.
     For the purposes of making valuations or computations under this Agreement (but not for the purposes of the preparation of any financial statements delivered pursuant hereto), unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefor, each other currency shall be converted into the Dollar Equivalent.
     Section 9.21 No Cross Collateralization.
     For the avoidance of doubt, the parties hereto agree that the Collateral of the Canadian Loan Parties securing the Canadian Obligations shall not constitute security for the Domestic Obligations or the Ex-Im Obligations.
     Section 9.22 Amendment and Restatement.
     (a) Existing Obligations. The Loan Parties each hereby acknowledge, confirm and agree that the Loan Parties are indebted for outstanding loans and advances to the Loan Parties under the

Original Credit Agreement, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by the Loan Parties to the Agents and the Lenders to the extent set forth in the Original Credit Agreement, without offset, defense or counterclaim of any kind, nature or description whatsoever.
     (b) Acknowledgment of Security Interests.
     (i) The Loan Parties each hereby acknowledge, confirm and agree that the Agents, for the benefit of the Lenders, shall continue to have a security interest in and Lien upon the Collateral heretofore granted to such parties pursuant to the Original Loan Documents to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the Collateral Documents or otherwise granted to or held by the Administrative Agent or the Canadian Agent, for the benefit of the Lenders, or any Lender.
     (ii) The Liens and security interests of the Administrative Agent and the Canadian Agent, for the benefit of the Lenders, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens and security interests to the Administrative Agent and the Canadian Agent, for the benefit of the Lenders, whether under the Original Credit Agreement, this Agreement or any of the Collateral Documents.
     (c) Existing Agreements. The Original Borrowers each hereby acknowledge, confirm and agree that, subject to Section 31(b) hereof: (i) the Original Credit Agreement has been duly executed and delivered by the Loan Parties and is in full force and effect as of the date hereof; (ii) the agreements and obligations of the Loan Parties contained in the Original Credit Agreement constitute the legal, valid and binding obligations of the Loan Parties enforceable against each Loan Party in accordance with its terms and no Loan Party has a valid defense to the enforcement of such obligations; and (iii) the Agents and the other Lenders are entitled to all of the rights, remedies and benefits provided for in or arising pursuant to the Original Credit Agreement.
     (d) Restatement.
     (i) Except as otherwise stated in Section 9.22(b) hereof and this Section 9.22(d), as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Original Credit Agreement are simultaneously amended and restated in their entirety (excluding the Schedules prepared as of the Original Closing Date, which shall be superceded by the Schedules delivered on and after the Effective Date), and as so amended and restated, replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Loan Documents executed or delivered on or after the date hereof, except that nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of the Loan Parties for the Obligations heretofore incurred and the security interests, liens and other interests in the Collateral heretofore granted, pledged or assigned by the Loan Parties to either Agent or any Lender (whether directly, indirectly or otherwise).
     (ii) The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations of the Loan Parties evidenced by or arising under the Original Credit Agreement, and the Liens and security interests of each Agent, for the benefit of the Lenders, securing such Obligations and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of such Agent, for the benefit of themselves and the Lenders.
     (iii) All loans, advances and other financial accommodations under the Original Credit Agreement and all other Obligations of the Loan Parties to the Agents, and the Lenders outstanding and unpaid as of the date hereof pursuant to the Original Credit Agreement or otherwise shall be deemed Obligations of the Loan Parties pursuant to the terms hereto.
ARTICLE X
Loan Guaranty
     Section 10.01 Guaranty.
     Each Domestic Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agents, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Domestic Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Domestic Guaranteed Obligations”). Each Domestic Loan Guarantor further agrees that the Domestic Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.
     Each Canadian Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Obligations (and not the Domestic Obligations) and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agents, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Canadian Obligations from, or in prosecuting any action against, the Canadian Borrower, any Canadian Loan Guarantor or any other guarantor of all or any part of the Canadian Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Canadian Guaranteed Obligations”). Each Canadian Loan Guarantor further agrees that the Canadian Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.
     All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Domestic Guaranteed Obligations or the Canadian Guaranteed Obligations.
     Section 10.02 Guaranty of Payment.
     This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require either Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed

Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
     Section 10.03 No Discharge or Diminishment of Loan Guaranty.
     (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, either Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
     (b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
     (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of either Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by either Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
     Section 10.04 Defenses Waived.
     To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Each Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
     Section 10.05 Rights of Subrogation.
     No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agents, the Issuing Banks and the Lenders.
     Section 10.06 Reinstatement; Stay of Acceleration.
     If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.
     Section 10.07 Information.
     Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither either Agent, any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
     Section 10.08 Termination.
     The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
     Section 10.09 Taxes.
     All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agents, Lenders or Issuing Banks (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan

Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     Section 10.10 Maximum Liability.
     The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
     Section 10.11 Contribution.
     In the event any Domestic Loan Guarantor or Canadian Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Domestic Loan Guarantor (or in the case of a Paying Guarantor that is a Canadian Loan Guarantor, each other Canadian Loan Guarantor) (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Domestic Loan Guarantor’s several liability for the entire amount of the Domestic Guaranteed Obligations (up to such Domestic Loan Guarantor’s Maximum Liability) or any Canadian Loan Guarantor’s several liability for the entire amount of the Canadian Guaranteed Obligations (up to such Canadian Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Agents, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

     Section 10.12 Liability Cumulative.
     The liability of each Loan Party as a Domestic Loan Guarantor or Canadian Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Domestic Loan Parties or Canadian Loan Parties, as applicable, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
ARTICLE XI
The Borrower Representative
     Section 11.01 Appointment; Nature of Relationship.
     Park-Ohio Industries, Inc. is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Agents and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.
     Section 11.02 Powers.
     The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
     Section 11.03 Employment of Agents.
     The Representative may execute any of its duties as the Representative hereunder and under any other Loan Document by or through authorized officers.
     Section 11.04 Notices.
     Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Agents and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

     Section 11.05 Successor Borrower Representative.
     Upon the prior written consent of the Agent, the Representative may resign at any time, such resignation to be effective upon the appointment of a successor Representative. The Agent shall give prompt written notice of such resignation to the Lenders.
     Section 11.06 Execution of Loan Documents; Borrowing Base Certificate.
     The Borrowers hereby empower and authorize the Representative, on behalf of the Borrowers, to execute and deliver to the Agent and the Lenders any Other Agreement and all agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of this Agreement and the Other Agreements, including without limitation, borrowing base certificates and compliance certificates. Each Borrower agrees that any action taken by the Representative or any Borrower in accordance with the terms of this Agreement or the Other Agreements, and the exercise by the Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
     Section 11.07 Reporting.
     Each Loan Party hereby agrees that the Company shall furnish promptly after each calendar month to the Borrower Representative a copy of its individual borrowing base certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.
ARTICLE XII
Cash Management
     Section 12.01 Lockbox and Cash Management Account.
     Each Domestic Loan Party has obtained and shall continue to maintain during the term of this Agreement a post office box at Chase subject to the control of the Administrative Agent (the “Domestic Locked Boxes”). Each Canadian Loan Party has obtained and shall continue to maintain during the term of this Agreement, a post office box at Chase Canada subject to the control of Chase Canada (the “Canadian Locked Boxes”; the Domestic Locked Boxes and the Canadian Locked Boxes are collectively referred to as the “Locked Boxes”). Each Loan Party shall notify all of its customers and Account Debtors to forward all remittances of every kind due to such Loan Party (“Remittances”) to its Locked Box (such notices to be in such form and substance as the Administrative Agent may require from time to time). Promptly upon receipt thereof, the Loan Parties shall deposit all other proceeds of Accounts, Export-Related Accounts and other Collateral into the appropriate Locked Boxes (or into a Cash Management Account). The applicable Agent shall have sole access to the Locked Boxes at all times, and each Loan Party shall take all action necessary to grant such Agent such sole access. At no time shall any Loan Party remove any item from the Locked Boxes without the prior written consent of the applicable Agent, and each Loan Party shall notify each customer or Account Debtor not to pay any Remittance to any other place or address without the prior written consent of the applicable Agent. If a Loan Party should neglect or refuse to notify any customer or Account Debtor to pay any Remittance to its Locked Box after notice from the applicable Agent, such Agent shall be entitled to make such notification. Each Loan Party hereby grants to each of Agent an irrevocable power of attorney, coupled with an interest, to take in such Loan Party’s name all action necessary (a) to grant the such Agent sole access to its Locked Box, (b) during the continuance of a Default, to contact Account Debtors to pay any Remittance to such Locked Box in the event that any such Account Debtor is not paying any such Remittance to such Locked Box, (c) during the continuance of a Default, to contact Account Debtors for any reason and (d) to endorse each Remittance delivered to its Locked Box for deposit to a Cash Management Account. Each of the Company and the Canadian Borrower shall establish and, unless otherwise directed by the applicable Agent, maintain a cash management account with such Agent (each, a “Cash Management Account”). Each of the Company and the Canadian Borrower shall enter into an agreement with the applicable Agent, relating to such Loan Party’s Cash Management Account, in form and substance reasonably satisfactory to the such Agent.
     Section 12.02 Application of Funds.
     If within any fiscal quarter, Aggregate Availability is less than the Maximum Availability Amount on any 10 Business Days (whether consecutive or not) within any 30 day period, or an Event of Default exists, full cash dominion will be in effect and all funds in the Cash Management Accounts shall be automatically applied to the Obligations as set forth in Section 2.10(f). At all other times, all funds in the Cash Management Accounts at the end of each day shall be automatically swept to the operating account of the Company or the Canadian Borrower, as applicable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BORROWERS: PARK-OHIO INDUSTRIES, INC.
By	/s/ Robert D. Vilsack
	Name:	Robert D. Vilsack
	Title:	Secretary

RB&W CORPORATION OF CANADA
By	/s/ Robert D. Vilsack
	Name:	Robert D. Vilsack
	Title:	Secretary

EX-IM BORROWERS: PARK-OHIO INDUSTRIES, INC.
By	/s/ Robert D. Vilsack
	Name:	Robert D. Vilsack
	Title:	Secretary

AJAX TOCCO MAGNETHERMIC CORPORATION
By	/s/ Robert D. Vilsack
	Name:	Robert D. Vilsack
	Title:	Secretary

Signature Page to Fourth Amended and Restated Credit Agreement

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

OTHER DOMESTIC LOAN PARTIES:	PHARMACEUTICAL LOGISTICS, INC.
AJAX TOCCO MAGNETHERMIC CORPORATION	PHARMACY WHOLESALE LOGISTICS, INC.
ATBD, INC.	P-O REALTY LLC
BLUE FALCON TRAVEL, INC.	PRECISION MACHINING CONNECTION LLC
COLUMBIA NUT & BOLT LLC	RB&W MANUFACTURING LLC
CONTROL TRANSFORMER, INC.	RED BIRD, INC.
FECO, INC	SNOW DRAGON LLC
FORGING PARTS & MACHINING COMPANY	SOUTHWEST STEEL PROCESSING LLC
GATEWAY INDUSTRIAL SUPPLY LLC	ST HOLDING CORP.
GENERAL ALUMINUM MFG. COMPANY	STMX, INC.
ILS TECHNOLOGY LLC	SUMMERSPACE, INC.
INDUCTION MANAGEMENT SERVICES, LLC	SUPPLY TECHNOLOGIES (NY), INC.
INTEGRATED HOLDING COMPANY	SUPPLY TECHNOLOGIES LLC
INTEGRATED LOGISTICS HOLDING COMPANY	THE AJAX MANUFACTURING COMPANY
INTEGRATED LOGISTICS SOLUTIONS, INC.	THE CLANCY BING COMPANY
LEWIS & PARK SCREW & BOLT COMPANY	TOCCO, INC.
PARK-OHIO FORGED & MACHINED PRODUCTS LLC	WB&R ACQUISITION COMPANY, INC.
PARK-OHIO PRODUCTS, INC.

By	/s/ Robert D. Vilsack
	Name:	Robert D. Vilsack
	Title:	Secretary

Signature Page to Fourth Amended and Restated Credit Agreement

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

POVI L.L.C.
By:	Park-Ohio Industries, Inc.
Its:	Member

By	/s/ Robert D. Vilsack
	Name:	Robert D. Vilsack
	Title:	Secretary

RB&W LTD.
By:	Integrated Logistics Holding Company,
Its:	Member

By	/s/ Robert D. Vilsack
	Name:	Robert D. Vilsack
	Title:	Secretary

TW MANUFACTURING CO.
By	/s/ Robert D. Vilsack
	Name:	Robert D. Vilsack
	Title:	Secretary

Signature Page to Fourth Amended and Restated Credit Agreement

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

OTHER CANADIAN LOAN PARTIES: AJAX TOCCO MAGNETHERMIC CANADA LIMITED
By	/s/ Robert D. Vilsack
	Name:	Robert D. Vilsack
	Title:	Secretary

SUPPLY TECHNOLOGIES COMPANY OF CANADA
By	/s/ Robert D. Vilsack
	Name:	Robert D. Vilsack
	Title:	Secretary

Signature Page to Fourth Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as Administrative Agent, as Domestic Issuing Bank, as Ex-Im Issuing Bank, as Ex-Im Revolving Lender, as Domestic Swingline Lender and as a Lender
By	/s/ David Waugh
	Name:	David Waugh
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent, as Canadian Issuing Bank, as Canadian Swingline Lender and as a Lender
By	/s/ Agostino Marchetti
	Name:	Agostino Marchetti
	Title:	Senior Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By	/s/ Matthew Kasper
	Name:	Matthew Kasper
	Title:	Relationship Manager

U.S. BANK NATIONAL ASSOCIATION, Canada Branch, as a Canadian Revolving Lender
By	/s/ Joseph Rauhala
	Name:	Joseph Rauhala
	Title:	Principal Officer

Signature Page to Fourth Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By	/s/ James M. Steffy
	Name:	James M. Steffy
	Title:	Vice President

PNC BANK, Canada Branch, as a Canadian Revolving Lender
By	/s/ James M. Steffy
	Name:	James M. Steffy
	Title:	Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as a Lender and as a Canadian Revolving Lender
By	/s/ James G. Zamborsky
	Name:	James G. Zamborsky
	Title:	Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender
By	/s/ Trevor S. Townsend
	Name:	Trevor S. Townsend
	Title:	Vice President

BANK OF AMERICA, N.A. (acting through its Canada Branch), as a Canadian Revolving Lender
By	/s/ Medina Sales De Andrade
	Name:	Medina Sales De Andrade
	Title:	Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender and as a Canadian Revolving Lender
By	/s/ John P. Dunn
	Name:	John P. Dunn
	Title:	Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender
By	/s/ Robert Beer
	Name:	Robert Beer
	Title:	Senior Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

COMMITMENT SCHEDULE

	Domestic Revolving	Canadian Revolving	Ex-Im Revolving		Total
Lender	Commitment	Subcommitment	Subcommitment		Commitments
JPMorgan Chase Bank, N.A.	$45,000,000.00	$0.00	$25,000,000.00		$45,000,000.00
JPMorgan Chase Bank, N.A. (Toronto Branch)	$0.00	$3,958,334.00	$0.00		$3,958,334.00
					(subcommitment)
U.S. Bank National Association	$30,000,000.00	$0.00	$3,750,000.00	*	$30,000,000.00
U.S. Bank National Association, Canada Branch	$0.00	$2,500,000.00	$0.00		$2,500,000.00
					(subcommitment)
PNC Bank, National Association	$30,000,000.00	$0.00	$3,750,000.00	*	$30,000,000.00
PNC Bank Canada Branch	$0.00	$2,500,000.00	$0.00		$2,500,000.00
					(subcommitment)
RBS Business Capital	$25,000,000.00	$1,875,000.00	$3,125,000.00	*	$25,000,000.00
					$1,875,000.00
					(subcommitment)
Bank of America, N.A.	$25,000,000.00	$0.00	$3,125,000.00	*	$25,000,000.00
Bank of America, N.A. (acting through its Canada Branch)	$0.00	$2,083,333.00	$0.00		$2,083,333.00
					(subcommitment)
Keybank National Association	$25,000,000.00	$2,083,333.00	$3,125,000.00	*	$25,000,000.00
					$2,083,333.00
					(subcommitment)
First National Bank of Pennsylvania	$20,000,000.00	$0.00	$2,500,000.00	*	$20,000,000.00
Total	$200,000,000.00	$15,000,000.00	$25,000,000.00		$200,000,000.00

Schedule 2.1.2
Existing Facility LCs

			Issue/Adv	Maturity
JPM Ref #	Beneficiary Name	Liab Out Amt	Date	Date	Evergreen
CTCS-273372	UNICREDITO ITALIANO	$72,414.90	DEC 19, 2007	12/31/2011	Y
CTCS-624745	SMS DEMAG INNSE S.P.A.	$105,500.00	JUN 17, 2008	6/15/2011	N
CTCS-634282	BUCKEYE UNION INSURANCE COMPANY	$265,000.00	OCT 16, 2003	10/30/2011	Y
CTCS-634313	THE CINCINNATI INSURANCE COMPANY	$100,000.00	JAN 21, 2004	3/15/2012	Y
CTCS-634464	LIBERTY MUTUAL INSURANCE COMPANY	$1,925,325.00	APR 12, 2004	5/31/2012	Y
CTCS-634470	THE TRAVELERS INDEMNITY COMPANY	$325,000.00	MAY 10, 2004	6/16/2012	Y
CTCS-634484	THE CINCINNATI INSURANCE COMPANY	$37,500.00	AUG 10, 2004	9/30/2011	Y
CTCS-634502	MISTER BERND BRANDMEIER	$28,398.00	NOV 02, 2004	10/31/2011	Y
CTCS-660962	HUANGSHI SUNNY SCIENCE AND	$49,000.00	MAR 04, 2011	8/24/2012	N
CTCS-711239	DANIELI & C. OFFICINE MECCANICHE	$510,530.00	APR 08, 2009	6/30/2011	N
CTCS-711247	SMS DEMAG AG	$41,721.50	APR 08, 2009	8/4/2011	N
CTCS-711979	SREEDAS (HK) CO., LIMITED	$270,803.33	SEP 03, 2009	3/27/2012	N
CTCS-747605	COCKERILL MECHANICAL INDUSTRIES SA	$105,557.59	MAR 19, 2009	6/30/2011	N
CTCS-767382	SMS INNSE S.P.A.	$68,500.00	OCT 09, 2009	8/27/2012	N
CTCS-799198	NATIONAL BANK OF EGYPT	$11,523.50	AUG 27, 2009	3/8/2012	N

			Issue/Adv	Maturity
JPM Ref #	Beneficiary Name	Liab Out Amt	Date	Date	Evergreen
CTCS-819938	POSCO PLANT ENGINEERING CO., LTD.	$187,700.00	APR 16, 2010	11/15/2011	N
CTCS-827364	WIPRO LIMITED	$104,088.00	APR 16, 2010	9/30/2011	N
CTCS-846426	PT SUNRISE	$80,000.00	NOV 17, 2010	1/30/2013	N
CTCS-854332	THE BANK OF TOKYO-MITSUBISHI, LTD.	$134,265.00	JUN 14, 2010	6/15/2013	N
CTCS-869625	V&M TWO, LLC	$1,000,000.00	NOV 01, 2010	12/13/2011	N
CTCS-871325	SMS SIEMAG AG	$52,576.10	SEP 07, 2010	8/4/2011	N
CTCS-878784	POSCO ICT COMPANY LTD	$45,320.00	SEP 22, 2010	6/25/2011	N
CTCS-878785	TENARIS INGENIERIA SA	$470,000.00	SEP 22, 2010	3/31/2012	N
CTCS-884711	LIEBE CORPORATION	$450,000.00	OCT 07, 2010	4/7/2011	N
CTCS-895892	BHUSHAN STEEL LIMITED	$468,750.00	DEC 16, 2010	6/30/2011	N
CTCS-896534	DANIELI & C. OFFICINE MECCANICHE	$78,800.00	DEC 21, 2010	4/30/2011	N
CTCS-909910	MAVERICK TUBE, LLC	$590,000.00	FEB 11, 2011	5/31/2011	N
CTCS-912967	RIYAD BANK LTD.	$172,711.00	FEB 23, 2011	4/30/2014	N
CTCS-912968	V&M TWO, LLC	$2,000,000.00	FEB 17, 2011	10/18/2011	N
CTCS-917497	POSCO ENGINEERING AND CONSTRUCTION	$176,000.00	FEB 28, 2011	7/19/2011	N
CTCS-917655	UTTAM GALVA STEELS LTD.	$290,250.00	MAR 30, 2011	8/25/2011	N
		$10,217,233.92
Letter of Credit, for the benefit of Niagara CMBS 1-7 yr LP, in the principal amount of Cdn $53,500, maturing April 30, 2014.

Schedule 3.05
Real Property

LEASE				ST.
/OWN	LOAN PARTY	PROPERTY ADDRESS	CITY	/PROV.
Own	Ajax Tocco Magnethermic Corporation	1745 Overland Avenue, N.E.	Warren	OH
Lease	Ajax Tocco Magnethermic Corporation	333 Station Street-P.O.Box 779	Ajax	ONT
Lease	Ajax Tocco Magnethermic Corporation	30100 Stephenson Highway	Madison Hts.	MI
Lease	Ajax Tocco Magnethermic Corporation	8984 Meridian Circle, NW	No. Canton	OH
Own	Ajax Tocco Magnethermic Corporation	1506 Industrial Blvd.	Boaz	AL
Own	Ajax Tocco Magnethermic Corporation	Vacant Land, Lakeland Boulevard	Wickliffe	OH
Lease	Ajax Tocco Magnethermic Corporation	13295 Illinois St., Suite 140	Carmel	IN
Lease	Ajax Tocco Magnethermic Corporation	5807 West Marshall Avenue	Longview	TX
Own	Ajax Tocco Magnethermic Corporation	3671 Warren-Meadville Road	Cortland	OH
Lease	Columbia Nut & Bolt LLC	50 Graphic Place	Moonachie	NJ
Lease	Control Transformer, Inc.	3701 Warren-Meadville Road	Cortland	OH
Lease	General Aluminum Mfg. Company	500 Madison Avenue — G1[1]	Conneaut	OH
Own	General Aluminum Mfg. Company	1370 Chamberlain Blvd. — G3	Conneaut	OH
Own	General Aluminum Mfg. Company	1042 Chamberlain Blvd.	Conneaut	OH
Lease	General Aluminum Mfg. Company	1043-A Chamberlain Blvd. — G2	Conneaut	OH
Lease	General Aluminum Mfg. Company	1043-B Chamberlain Blvd. — G4	Conneaut	OH
Lease	General Aluminum Mfg. Company	1345 Henry Street	Huntington	IN
Lease	General Aluminum Mfg. Company	1300 Salamonie Avenue	Huntington	IN
Own	General Aluminum Mfg. Company	303 E. Swagger Drive	Fremont	IN
Own	General Aluminum Mfg. Company	13663 Short Road	Wapakoneta	OH
Own	General Aluminum Mfg. Company	1561 Northwest 11th Street	Richmond	IN
Lease	General Aluminum Mfg. Company	30000 Stephenson Highway	Madison Hts.	MI
Lease	TW Manufacturing Co. dba Production Pattern	560 Solon Road	Bedford Hts.	OH
Own	General Aluminum Mfg. Company	5159 State Route 44 (Rootstown)	Ravenna	OH

[1]	Plant Identifiers

LEASE				ST.
/OWN	LOAN PARTY	PROPERTY ADDRESS	CITY	/PROV.
Own	General Aluminum Mfg. Company	706 N. Walnut Street	Ravenna	OH
Lease	TW Manufacturing Co. dba Production Pattern	1 W. Interstate Street	Bedford	OH
Lease	ILS Technology LLC	5300 Broken Sound Blvd.,#150	Boca Raton	FL
Lease	Park-Ohio Products, Inc.	7000 Denison Avenue	Cleveland	OH
Lease	Park-Ohio Forged & Machined Products LLC	5301 W. Roosevelt Road	Cicero	IL
Lease	Park-Ohio Industries, Inc.	6065 Parkland Blvd	Mayfield Heights	OH
Own	Park-Ohio Industries, Inc.	777 East 79th Street	Cleveland	OH
Own	Park-Ohio Industries, Inc.	3800 Harvard Avenue	Newburgh Heights	OH
Own	Pharmacy Wholesale Logistics, Inc.	15625 Saranac Avenue	Cleveland	OH
Own	Precision Machining Connection LLC	29100 Lakeland Boulevard	Wickliffe	OH
Lease	RB&W Manufacturing LLC	10080 Wellman Road	Streetsboro	OH
Lease	RB&W Corporation of Canada	5156 Bradco Blvd.	Mississauga	ONT
Lease	RB&W Corporation of Canada	5190 Bradco Blvd.	Mississauga	ONT
Own	RB&W Manufacturing LLC	700 London Road	Delaware	OH
Lease	RB&W Manufacturing LLC	400 Commerce Blvd.	Lawrence	PA
Lease	Southwest Steel Processing LLC	2801 Van Dyke Road	Newport	AR
Lease	Southwest Steel Processing LLC	4900 Lighthouse Drive	Newport	AR
Lease	Supply Technologies LLC	400 Commerce Blvd.	Lawrence	PA
Lease	Supply Technologies LLC	3717 East Broadway Road, Suite 5	Phoenix	AZ
Lease	Supply Technologies LLC	700 Aberdeen Loop, Suite D	Lynn Haven	FL
Lease	Supply Technologies LLC	5440 Keystone Drive	Ft. Wayne	IN
Lease	Supply Technologies LLC	6900 Executive Drive, Suite 190	Kansas City	MO
Lease	Supply Technologies LLC	1327 S. Woodbranch Drive	Charlotte	NC
Lease	Supply Technologies LLC	7732 S.133rd Street, Suites 106-109	Omaha	NE
Lease	Supply Technologies LLC	797 Allen Street, Ext.	Jamestown	NY
Lease	Supply Technologies LLC	20 Vantage Point Drive #1	Rochester	NY
Lease	Supply Technologies LLC	590 Claycraft Road	Columbus	OH
Lease	Supply Technologies LLC	6675 Homestretch Drive	Dayton	OH
Lease	Supply Technologies LLC	5370 Naiman Parkway	Solon	OH

LEASE				ST.
/OWN	LOAN PARTY	PROPERTY ADDRESS	CITY	/PROV.
Lease	Supply Technologies LLC	1307 West Valley Hwy., Suite 105	Auburn	WA
Lease	Supply Technologies LLC	4001 Pepperelle Way	Dublin	VA
Lease	Supply Technologies LLC	11401 East 27th St., N.	Tulsa	OK
Lease	Supply Technologies LLC	25 Devon Road	Brampton	ONT
Lease	Supply Technologies LLC	7520 Morris Court, Suite 110	Allentown	PA
Lease	Supply Technologies LLC	2651 W.16th Street	Erie	PA
Lease	Supply Technologies LLC	1204 Main Street	Britton	SD
Lease	Supply Technologies LLC	4905 Southridge Blvd., Suite 4-10	Memphis	TN
Lease	Supply Technologies LLC	800 Interchange Blvd., Suite 101	Austin	TX
Lease	Supply Technologies LLC	28 Walter Jones Blvd., Suite B	El Paso	TX
Lease	Supply Technologies LLC	10645 Freeport Drive	Louisville	KY
Lease	Supply Technologies LLC	4837 Azalia Avenue North	Minneapolis	MN
Lease	Supply Technologies LLC	225 Horizon Drive, Suite A	Suwanee	GA
Lease	Supply Technologies LLC	30000 Stephenson Highway	Madison Hts	MI
Lease	Supply Technologies LLC	22 IBM Road	Poughkeepsie	NY
Lease	Supply Technologies LLC	International Distribution Center Building 13, 165 Street Km 1.4	Pueblo Viejo, Guaynabo	PR
Lease	The Ajax Manufacturing Company	1441 Chardon Road	Cleveland	OH
Lease	The Ajax Manufacturing Company	150 Reading Road	Shippensburg	PA
Lease	Supply Technologies LLC	417 Village Drive	Carol Stream	IL
Lease	Supply Technologies LLC	14617 W. 112th Street	Lenexa	KS
Lease	Supply Technologies LLC	405 Industrial Blvd	Greenville	NC
Lease	Supply Technologies LLC	264 NH Route 106 #2	Gilmanton	NH
Lease	Supply Technologies LLC	303 Northfullenwider Street	Centralia	MO
Lease	Supply Technologies LLC	301 W. 25th Street	Stuttgart	AR
Lease	Supply Technologies LLC-through 4/30/2011	418 33rd Avenue South	Waite Park	MN
Lease	Supply Technologies LLC	273 Cumberland Street	Memphis	TN
Lease	Supply Technologies LLC	1116-G West 15th Street	Hopkinsville	KY
Lease	Supply Technologies LLC	N22747 US Highway 53	Ettrick	WI
Lease	Supply Technologies LLC	1081 Selfield Road	Selma	AL
Lease	Supply Technologies LLC- through 4/30/2011	15850 West 108th Street	Lenexa	KS
Lease	Supply Technologies LLC	1170 W. Corporate Drive	Arlington	TX

Schedule 3.06
Disclosed Matters
1. Certain Asbestos Litigation
As reported in the Company’s public filings, the Company, through several subsidiaries, is subject to various pending and threatened lawsuits in which claims for monetary damages are asserted in the ordinary course of business. The Company is a co-defendant in approximately 260 cases asserting claims on behalf of approximately 1,230 plaintiffs alleging personal injury as a result of exposure to asbestos.
2. Highveld v. Ajax Tocco Magnethermic Corporation
Breach of Contract/Warranty dispute arising in the ordinary course of business. Ajax Tocco Magnethermic Corporation is the plaintiff and countersuit has been initiated. The Company expects a favorable outcome.
3. IPSCO v. Ajax Tocco Magnethermic Corporation
Breach of Contract/Warranty dispute arising in the ordinary course of business. The Company expects a favorable outcome. Notice of complaint previously delivered to the Administrative Agent.
4. Delphi Bankruptcy Trustee v. Park-Ohio Industries, Inc.
Preference action seeking return of $3,800,000. Currently defendants are litigating timeliness of the Trustee’s filing of the preference actions.
5. Metaldyne Bankruptcy Trustee v. General Aluminum Mfg. Company
Preference action seeking return of $3,800,000.
6. The Company has been named a defendant in three personal injury cases, each of which is covered by and being handled by the insurance carrier.

Schedule 3.12
Material Agreements
Indenture, dated as of November 30, 2004, among Park-Ohio Industries, Inc., the Guarantors (as defined therein) and Wells Fargo Bank, NA, as Trustee
Form of Indemnification Agreement entered into between Park-Ohio Holdings Corp. and each of its directors and certain officers
Amended and Restated 1998 Long-Term Incentive Plan
Form of Restricted Share Agreement between the Company and each non-employee director
Form of Restricted Share Agreement for Employees
Form of Incentive Stock Option Agreement
Form of Non-Statutory Stock Option Agreement
Summary of Annual Cash Bonus Plan for Chief Executive Officer
Supplemental Executive Retirement Plan for Edward F. Crawford, effective as of March 10, 2008
Non-qualified Defined Contribution Retirement Benefit Letter Agreement for Edward F. Crawford, dated March 10, 2008
Agreement of Settlement and Release with SEC, dated July 1, 2008
Asset Purchase Agreement by and among Assembly Component Systems, Inc., Lawson Products, Inc., Supply Technologies LLC and Park-Ohio Industries, Inc., dated August 31, 2010
Bill of Sale by Rome Die Casting LLC and Johnny Johnson in favor of General Aluminum Mfg. Company, dated September 30, 2010
2009 Director Supplemental Defined Contribution Plan

Schedule 3.14
Insurance

COVERAGE	CARRIER	POLICY #	TERM
DOMESTIC
Commercial Automobile	Liberty Mutual	AS2-681-053112-351	2/1/2012

General Liability	Liberty Mutual	TB2-681-053112-341	2/1/2012

Workers Compensation	Liberty Mutual	WA2-68D-053112-321	2/1/2012

WC2-681-053112-451

Excess Workers Compensation	Liberty Mutual	EW7-68N-053112-331	2/1/2012

Umbrella Coverage	Zurich Insurance Company	AUC489294901	2/1/2012

Umbrella Coverage	Continental Casualty Company	L4012489353	2/1/2012

Umbrella Coverage	RSUI Indemnity Company	NHA055514	2/1/2012

Umbrella Coverage	North River Insurance Company	5227463565	2/1/2012

Commercial Property	Liberty Mutual	YU2-L8L-053112-431	10/1/2010

Crime Coverage	Federal Insurance Company	81601922	11/30/2011

Lawyers Professional	Chartis/Illin.ois National Insurance Co.	01-217-30-02	10/6/2012

Professional Liability	Endurance American Specialty Insurance Company	PPL 10002975200	2/1/2012

Professional Liability	Hiscox Syndicate	USUCS22602708.7	6/19/2011

Ocean Marine	AGCS Marine Insurance Company	OC-96031400	Continuous

2/22 Anniv.

D&O	National Union Fire Insurance Company of Pittsburgh, PA	01-257-72-62	10/15/2011

Excess D&O	Federal Insurance Company	8210-8662	10/15/2011

Excess D&O	XL Specialty Insurance Company	287446344	10/15/2011

Fiduciary Liability	Federal Insurance Company	8173-1247	10/15/2011

Employment Practices Liability	Chubb Insurance Group	8210-8598	10/15/2011

Aircraft Products Liability	Commerce & Industry Insurance Company	AP009564761-01	7/1/2011

Non-Owned Aircraft Liability	Arch Insurance Company	11NOA5887802	7/1/2012

Pollution Liability Insurance	Illinois Union Insurance Company	PPL G24887820 001	6/8/2013

COVERAGE	CARRIER	POLICY #	TERM
CANADIAN
Commercial Automobile	Liberty Mutual	AC1-681-053112-371	2/1/2012

Commercial General Liability	Liberty Mutual	KE1-681-053112-410	2/1/2012

Commercial Property	Liberty Mutual	YU1-L8L-053112-441	10/1/2011

Schedule 3.15
Capitalization and Subsidiaries
(See Attached)

Capitalization and Subsidiaries
I. Borrowers’ Authorized and Issued Shares

Borrower	Authorized Shares	Issued Shares	Owner
Park-Ohio Industries, Inc.	100 shares of common stock	100 shares of common stock	Park Ohio Holdings Corp (100%)

RB&W Corporation of Canada	5,000,000 shares of common stock	2,925,000 shares of common stock	Integrated Logistics Holding Company (100%)
II. Subsidiaries

		Jurisdiction of	Organizational
Entity	Entity Type	Formation	Identification No.	EIN	Equity Type	Owner (in each case, 100%)
Ajax Magnethermic Europe Limited	Corporation	England	280453	N/A	Shares	Ajax Tocco Magnethermic Corporation

Ajax Tocco de Mexico, S.A. de C.V.	Corporation	Mexico	N/A	ATM9201243J4	Shares	ParkOhio Latin American Holding Company Limited

Ajax Tocco International Limited	Corporation	England, Birmingham	2676033	068T8194	Shares	Industrial Equipment Group European Holding Company Limited

Ajax Tocco Magnethermic (Shanghai) Co. Ltd.	Corporation	China	34987	310225757590508	Shares	Ajax Tocco Magnethermic Limited (Hong Kong)

Ajax Tocco Magnethermic Canada Limited	Corporation	Ontario, Canada	1555684	89240 4930 RC0002	Common	Ajax Tocco Magnethermic Corporation

Ajax Tocco Magnethermic Corporation	Corporation	Ohio	1341803	74-3062212	Common	Park-Ohio Industries, Inc.

Ajax Tocco Magnethermic GmbH	Corporation	Germany	HRB1874-SH	N/A	Shares	Industrial Equipment Group European Holding Company Limited

Ajax Tocco Magnethermic Limited	Corporation	Hong Kong	1170161	N/A	Shares	Industrial Equipment Group Asian Holding Company Limited

Ajax Tocco Magnethermic Poland SP. Z.O.O.	Corporation	Poland	KRS0000234176	N/A	Shares	Industrial Equipment Group European Holding Company Limited

ATBD, Inc.	Corporation	Ohio	640693	34-1447432	Common	The Ajax Manufacturing Company

Ballybeg Finance Company of Dublin Limited	Limited Private Co.	Ireland	470923	9701977M	Shares	Supply Technologies (NABS) Ireland Limited

Blue Falcon Travel, Inc.	Corporation	Alabama	175-063	63-1154367	Common	Park-Ohio Industries, Inc.

Columbia Nut & Bolt LLC	LLC	Ohio	1488974	11-3727316	Units	Integrated Logistics Holding Company

		Jurisdiction of	Organizational
Entity	Entity Type	Formation	Identification No.	EIN	Equity Type	Owner (in each case, 100%)
Control Transformer, Inc.	Corporation	Ohio	895031	34-1834375	Common	Ajax Tocco Magnethermic Corporation

E.M.A. Heat Treatment Limited U.K.	Corporation	England, Birmingham	957711	N/A	Shares	Ajax Tocco International Limited

Feco, Inc.	Corporation	Illinois	5623 1099	36-3738441	Common	Ajax Tocco Magnethermic Corporation

Forging Parts & Machining Company	Corporation	Ohio	995566	34-1853655	Common	Park-Ohio Industries, Inc.

Foundry Services GmbH	Corporation	Germany	HRB 2481	N/A	Shares	Ajax Tocco Magnethermic GmbH

Gateway Industrial Supply LLC	LLC	Ohio	1326732	34-1862827	Units	Integrated Logistics Holding Company

General Aluminum Mfg. Company	Corporation	Ohio	187998	34-0641582	Common	Park-Ohio Industries, Inc.

ILS Supply Technologies S.A. de C.V.	Corporation	Mexico	N/A	N/A	Common	ParkOhio Latin American Holding Company Limited

ILS Technology LLC	LLC	Ohio	1280248	34-1973058	Units	Integrated Logistics Holding Company

Induction Management Services, LLC	LLC	Michigan	B7167R	35-2304890	Units	Ajax Tocco Magnethermic Corporation

Industrial Equipment Group Asian Holding Company Limited	Corporation	Ireland	488382	9761465v	Shares	ParkOhio Asian Holdco (Ireland)

Industrial Equipment Group European Holding Company Limited	Corporation	Ireland	488383		Shares	ParkOhio European Holdco (Ireland)

Integrated Holding Company	Corporation	Ohio	1027261	34-1880647	Common	Integrated Logistics Holding Company

Integrated Logistics Holding Company	Corporation	Ohio	CP 11694	34-1862827	Common	Integrated Logistics Solutions, Inc.

Integrated Logistics Solutions, Inc.	Corporation	Ohio	926429	34-1820111	Common	Park-Ohio Industries, Inc.

Japan Ajax Magnethermic Co., Ltd.	Corporation	Japan	N/A	N/A	Shares	Industrial Equipment Group Asian Holding Company Limited

Lallegro LLC	LLC	Delaware	960245513-2663473	52-1998034	Units	ParkOhio Latin American Holding Company Limited

Lewis & Park Screw & Bolt Company	Corporation	Ohio	1032526	34-1875683	Common	Park-Ohio Industries, Inc.

Mecanique De Precision Colinet S.P.R.L.U.	Corporation	Belgium	427767723	N/A	Shares	Industrial Equipment Group European Holding Company Limited

		Jurisdiction of	Organizational
Entity	Entity Type	Formation	Identification No.	EIN	Equity Type	Owner (in each case, 100%)
NABS Europe Limited	Corporation	Scotland	SC331160	N/A	Shares	Supply Technologies (NY), Inc.

NABS Supply Technologies S. De R.L. De C.V.	Corporation	Mexico	1361	N/A	Shares	Lallegro LLC

P-O Realty LLC	LLC	Ohio	1252598	34-6520107	Units	Park-Ohio Industries, Inc.

Park Avenue Travel Ltd.	LLC	Ohio	644544	27-0341590	Units	Park-Ohio Industries, Inc.

ParkOhio Asian Holding Company Limited	Corporation	Ireland	488384	9761472S	Shares	ParkOhio International Treasury Company Ltd. (Ireland)

ParkOhio European Holding Company Limited	Corporation	Ireland	488385	9761508N	Shares	ParkOhio International Treasury Company Ltd. (Ireland)

ParkOhio International Holding Company Limited	Corporation	Ireland	488386	97614700	Units	Supply Technologies (NY) Inc. (US)

ParkOhio International Treasury Company Limited	Corporation	Ireland	488388	9761429R	Units	ParkOhio International Holding Company Ltd. (Ireland)

ParkOhio Latin American Holding Company Limited	Corporation	Ireland	488387	9761498N	Units	ParkOhio International Treasury Company Ltd. (Ireland)

Park-Ohio Forged & Machined Products LLC	LLC	Ohio	1039329	34-6520107	Units	Park-Ohio Industries, Inc.

Park-Ohio Industries (Shanghai) Co., Ltd.		China	753194786	N/A	Shares	ParkOhio Asian Holding Company Limited

Park-Ohio Products, Inc.	Corporation	Ohio	900555	34-1799215	Common	Park-Ohio Industries, Inc.

Park-Ohio U.K. Ltd. (UK)	Limited Private Company	UK	07207095	623-65431-29296-A	Shares	ParkOhio European Holdco (Ireland)

Pharmaceutical Logistics, Inc.	Corporation	Ohio	10211109	34-1878255	Common	Integrated Logistics Holding Company

Pharmacy Wholesale Logistics, Inc.	Corporation	Ohio	881226	34-1782668	Common	Park-Ohio Industries, Inc.

POVI L.L.C.	LLC	Ohio	1143459	34-1921968	Units	Park-Ohio Industries, Inc.

Precision Machining Connection LLC	LLC	Ohio	1061271	34-1447432	Units	ATBD, Inc.

RB&W Corporation of Canada	Corporation	Ontario, Canada	BN 102956992	10295 6992	Common	Integrated Logistics Holding Company

RB&W Ltd.	LLC	Ohio	LL 3458	34-1862827	Units	Integrated Logistics Holding Company

RB&W Manufacturing LLC	LLC	Ohio	1048661	34-1862827	Units	Integrated Logistics Holding Company

		Jurisdiction of	Organizational
Entity	Entity Type	Formation	Identification No.	EIN	Equity Type	Owner (in each case, 100%)
Red Bird, Inc.	Corporation	Ohio	887853	34-1797914	Common	Park-Ohio Industries, Inc.

Snow Dragon LLC	LLC	Ohio	1539412	03-0562114	Units	Ajax Tocco Magnethermic Corporation

Southwest Steel Processing LLC	LLC	Ohio	1251779	34-1972879	Units	Park-Ohio Industries, Inc.

ST Holding Corp.	Corporation	Ohio	1738613	30-0459958	Common	Integrated Logistics Solutions, Inc.

STMX, Inc.	Corporation	Ohio	1738614	80-0143262	Common	ST Holding Corp.

Summerspace, Inc.	Corporation	Ohio	920430	34-1820113	Common	Park-Ohio Industries, Inc.

Supply Technologies (NY), Inc.	Corporation	New York	90490	13-5617275	Common	Ajax Tocco Magnethermic & Integrated Logistics Holding Company

Supply Technologies Company of Canada	Corporation	Nova Scotia, Canada	3017600	86-7168288	Common	Integrated Holding Company

Supply Technologies Company of Puerto Rico Inc.	Corporation	Puerto Rico	185895	66-0722760	Common	ParkOhio Latin American Holding Company Limited

Supply Technologies (India) Private Limited	Corporation	India	N/A	33751522870	Shares	ParkOhio Asian Holding Company Limited

Supply Technologies (NABS Ireland) Limited	Corporation	Ireland	316790	N/A	Shares	ParkOhio International Treasury Company Limited

Supply Technologies (U.K.) Limited	Corporation	England, Birmingham	2970278	98-0368258	Shares	Integrated Logistics Holding Company

Supply Technologies International Trading (Shanghai) Co. Ltd.	Corporation	China	N/A	N/A	N/A	ParkOhio Asian Holding Company Limited

Supply Technologies KFT	LLC	Hungary	01-09-905725	13-5617275	Units	ParkOhio European Holding Company Limited

Supply Technologies Limited fka NABS Europe Limited — Scotland (to 12/10/07)	Corporation	Scotland	SC201587	13-5617275	Shares	ParkOhio European Holding Company Limited

Supply Technologies Limited fka NABS Supply Chain Solutions Limited (Hong Kong) to 12/10/07	Corporation	Hong Kong	1027184	N/A	Shares	ParkOhio Asian Holding Company Limited

Supply Technologies LLC	LLC	Ohio	1048662	34-1862827	Units	Integrated Logistics Holding Company

Supply Technologies Pte. Ltd.	Corporation	Singapore	200506532G	N/A	Shares	ParkOhio Asian Holding Company Limited

		Jurisdiction of	Organizational
Entity	Entity Type	Formation	Identification No.	EIN	Equity Type	Owner (in each case, 100%)
The Ajax Manufacturing Company	Corporation	Ohio	913897	34-1808659	Common	Park-Ohio Industries, Inc.

The Clancy Bing Company	Corporation	Pennsylvania	1624846	25-1645335	Common	Park-Ohio Industries, Inc.

Tocco (U.K.) Limited	Corporation	England, Birmingham	857948	N/A	Shares	Ajax Tocco International Limited

Tocco, Inc.	Corporation	Alabama	036-372	63-0677577	Common	Park-Ohio Industries, Inc.

TW Manufacturing Co.	Corporation	Ohio	1769085	80-0167669	Common	Summerspace, Inc.

WB&R Acquisition Company, Inc.	Corporation	Pennsylvania	2670694	25-1781418	Common	Park-Ohio Industries, Inc.

Schedule 3.18
Affiliate Transactions
1. Park-Ohio and/or its subsidiaries charter, on an hourly basis, an airplane from a third-party private aircraft charter company. The aircraft is owned jointly by this charter company and a company owned by Mr. E. Crawford.
2. General Aluminum Mfg. Company leases space in two buildings in Conneaut, Ohio: a 91,300 square foot facility owned by a company owned by Mr. M. Crawford and an additional 70,000 square foot attached facility owned by the same company. General Aluminum Mfg. Company also leases a 125,000 square foot facility in Huntington, Indiana from a company owned by Mr. E. Crawford.
3. Park-Ohio Products, Inc. leases a 150,000 square foot facility in Cleveland, Ohio from a company owned by Mr. M. Crawford.
4. Ajax Tocco Magnethermic Corporation leases a 125,000 square foot facility in Canton, Ohio from a company owned by Mr. M. Crawford.
5. Park-Ohio Industries, Inc. and Supply Technologies LLC lease a 60,450 square foot building, used as their corporate headquarters, in Mayfield Heights, Ohio, from a company owned by Mr. E. Crawford.
6. Park-Ohio companies have sold parts to Invacare Corporation and its subsidiaries in the ordinary course of business. Mr. Mixon is a Director of Park-Ohio Industries, Inc. and currently serves as the Chairman of the Board of Invacare Corporation.
7. During 2010, the Company received an aggregate amount of $128,000 for providing office space and secretarial and information technology support to companies owned by Mr. Edward Crawford.
8. Park-Ohio Industries, Inc. intercompany payable to PKOH Corp. referenced in Schedule 6.01
9. RB&W Corporation of Canada intercompany note payable to Ballybeg Finance Company of Dublin Limited referenced in Schedule 6.01.
10. Kropp Forge division of Park-Ohio Forged & Machined Products LLC leases the Cicero facility

Schedule 3.19
Names; Prior Transactions

Loan Party	Corporate or Fictitious Name
Ajax Tocco Magnethermic Corporation	dba PMC, PMC-Colinet, PMC Industries, Ajax-CECO, Ajax Manufacturing, Ajax Technologies, Forging Developments, Pillar, Snow Dragon+

Park-Ohio Forged & Machined Products LLC	dba Kropp Forge Division

RB&W Manufacturing LLC	dba Delo Screw; dba Sabina Manufacturing

Supply Technologies (NY), Inc.	fka Nabs, Inc. (to 10/22/07); fka North American Bolt & Screw Co., Inc. (to 01/08/07) dba Lawson

Supply Technologies LLC	fka Integrated Logistics Solutions LLC (to 10/17/07)

TW Manufacturing Co.	dba Production Pattern Company

Schedule 6.01
Existing Indebtedness
1. Loan Agreement between The Director of Development of the State of Ohio and General Aluminum Mfg. Company dated as of February 17, 2009 pursuant to which the State of Ohio made loans to General Aluminum Mfg. Company in the original principal amount of $4,000,000. The principal amount of the Indebtedness outstanding as of the Effective Date is $4,000,000 and the maturity date with respect to such Indebtedness is February 17, 2019. This Indebtedness is secured by a mortgage on 5159 State Route 44, Rootstown Township, Ohio.
2. Loan Agreement between City of Newport, Arkansas and Southwest Steel Processing LLC. The principal amount of the Indebtedness outstanding as of the Effective Date is approximately $435,000. This Indebtedness is unsecured.
3. Loan Agreement between City of Newport, Arkansas and Southwest Steel Processing LLC. The principal amount of the Indebtedness outstanding as of the Effective Date is approximately $665,000. This Indebtedness is unsecured.
4. Park-Ohio Industries, Inc. intercompany payable to PKOH Corp. in the original principal amount of $1,108,893. The principal amount of the Indebtedness outstanding as of the Effective Date is $1,108,893. This Indebtedness is unsecured.
5. RB&W Corporation of Canada note payable to Ballybeg Finance Company of Dublin Limited (via assignment from Mecanique De Precision Colinet S.P.R.L.U.) in the original principal amount of $10,000,000 dated Janurary 1, 2008. The principal amount of the Indebtedness outstanding as of February 28, 2011, is $1,133,976 plus $26,016 of interest and the maturity date with respect to such Indebtedness is January 1, 2013. This Indebtedness is unsecured.
6. Supply Technologies (NY), Inc. loan payable to Supply Technologies Limited in the amount of $2,828,000 at December 31, 2010.
7.Lease payable from Ajax Tocco Magnethermic Corporation to Chambersburg Acquisition Corp. A balance of $25,000 remains unpaid as of February 28, 2011.

Schedule 6.02
Existing Liens
(See Attached)

Existing Liens

Original File
Debtor	Secured Party	Collateral	Jurisdiction	Number
Domestic

Ajax Tocco Magnethermic Corporation	US Bancorp	Equipment	Ohio — S.O.S.	OH00094099453

	US Bancorp	Equipment	Ohio — S.O.S.	OH0094241991

	US Bancorp Business Equipment Group	Equipment	Ohio — S.O.S.	OH00114688750

	US Bancorp Business Equipment Group	Equipment	Ohio — S.O.S.	OH00123250693

	US Bancorp Business Equipment Group	Equipment	Ohio — S.O.S.	OH00123252051

	US Bancorp Business Equipment Group	Equipment	Ohio — S.O.S.	OH00125725359

	US Bancorp Business Equipment Group	Equipment	Ohio — S.O.S.	OH00126611743

	US Bancorp Business Equipment Group	Equipment	Ohio — S.O.S.	OH00131180715

	US Bancorp Business Equipment Group	Equipment	Ohio — S.O.S.	OH00131195998

Original File
Debtor	Secured Party	Collateral	Jurisdiction	Number
	US Bancorp Business Equipment Group	Equipment	Ohio — S.O.S.	OH1131196011

	Intellipack, Inc.	Equipment	Ohio — S.O.S.	OH00139143341

Control Transformers, Inc.	Royal Bank America Leasing	Equipment	Ohio — S.O.S.	OH00138289459

General Aluminum Mfg. Company	The Fifth Third Leasing Company	Equipment	Ohio — S.O.S.	OH0081516121

	IOS Capital	Equipment	Ohio — S.O.S.	OH00085052999

	Greater Bay Bank N.A.	Equipment	Ohio — S.O.S.	OH00058331113

	Greater Bay Bank N.A.	Equipment	Ohio — S.O.S.	OH00086767935

	Greatamerica Leasing Corporation	Equipment	Ohio — S.O.S.	OH00086836235

	IdraPrince, Incorporated	Equipment	Ohio — S.O.S.	OH00095606067

	IdraPrince, Incorporated	Equipment	Ohio — S.O.S.	OH00095606623

	LaSalle National Leasing Corporation	Equipment	Ohio — S.O.S.	OH00100078842

Original File
Debtor	Secured Party	Collateral	Jurisdiction	Number
	LaSalle National Leasing Corporation	Equipment	Ohio — S.O.S.	OH00103853990

	LaSalle National Leasing Corporation	Equipment	Ohio — S.O.S.	OH00103854013

	California First Leasing Corporation	Equipment	Ohio — S.O.S.	OH00107288733

	LaSalle National Leasing Corporation	Equipment	Ohio — S.O.S.	OH00107796992

	LaSalle National Leasing Corporation	Equipment	Ohio — S.O.S.	OH00108357933

	LaSalle National Leasing Corporation	Equipment	Ohio — S.O.S.	OH00108358167

	LaSalle National Leasing Corporation	Equipment	Ohio — S.O.S.	OH00108358278

	California First Leasing Corporation	Equipment	Ohio — S.O.S.	OH00108822900

	Town & Country Leasing, LLC	Equipment	Ohio — S.O.S.	OH00113021646

	IOS Capital	Equipment	Ohio — S.O.S.	OH00113304464

	NMGH Financial Services, Inc.	Equipment	Ohio — S.O.S.	OH00119938908

Original File
Debtor	Secured Party	Collateral	Jurisdiction	Number
	American Axle & Manufacturing, Inc.	Consignment Filing	Ohio — S.O.S.	OH00129026119

	American Axle & Manufacturing de Mexico, S. de R.L. de C.V.	Consignment Filing	Ohio — S.O.S.	OH00132443300

	American Axle & Manufacturing, Inc.	Consignment Filing	Ohio — S.O.S.	OH00132457804

	Custom Tool and Die Co.	Equipment	Ohio — S.O.S.	OH00134301807

	Maumee Pattern Company	Equipment	Ohio — S.O.S.	OH00135909967

	Ferguson Enterprises, Inc. Ferguson Integrated Services	Consignment Filing	Ohio — S.O.S.	OH00136063540

	Eni USA Co., Inc.	Equipment	Ohio — S.O.S.	OH00145791079

	Ferguson Enterprises, Inc.	Consignment Filing	Ohio — S.O.S.	OH00147807309

	De Lage Landen Financial Services, Inc.	Leased Equipment	Ohio — S.O.S.	OH00148038591

Park-Ohio Industries, Inc.	Citicorp Vendor Finance, Inc.	Equipment	Ohio — S.O.S.	OH00082648757

Park-Ohio Products, Inc.	LWB Sales and Services GMBH & Co KG	Equipment	Ohio — S.O.S.	OH0078321234

Original File
Debtor	Secured Party	Collateral	Jurisdiction	Number
	LaSalle National Leasing Corporation	Equipment	Ohio — S.O.S.	OH00098545676

	Greater Bay Bank, N.A.	Equipment	Ohio — S.O.S.	OH00117806583

	LaSalle National Leasing Corporation	Equipment	Ohio — S.O.S.	OH00119599372

	Wells Fargo Bank, N.A.	Equipment	Ohio — S.O.S.	OH00140060348

	DTR Industries, Inc. DTR Tennessee, Inc.	Specified Equipment	Ohio — S.O.S.	OH00141040771

RB&W Ltd.	American Axle & Manufacturing, Inc.	Consignment Filing	Ohio — S.O.S.	OH00126964205

RB&W Manufacturing LLC	TCF Leasing, Inc.	Equipment	Ohio — S.O.S.	OH00074438510

Southwest Steel Processing, LLC	De Lage Landen Financial Services, Inc.	Equipment	Ohio — S.O.S.	OH00079621837

	NMHG Financial Services, Inc.	Equipment	Ohio — S.O.S.	OH00103414586

	Arkansas Economic Development Commission	Equipment	Ohio — S.O.S.	OH00120433921

Supply Technologies, LLC	Winthrop Resources Corporation	Equipment	Ohio — S.O.S.	OH00086279809

Original File
Debtor	Secured Party	Collateral	Jurisdiction	Number
	Winthrop Resources Corporation	Equipment	Ohio — S.O.S.	OH00087295450

	Winthrop Resources Corporation	Equipment	Ohio — S.O.S.	OH00111671186

	Viking Asset Purchaser No. 7 IC	Receivables pursuant to Factoring Agreement	Ohio — S.O.S.	OH00121557015

	Winthrop Resources Corporation	Equipment	Ohio — S.O.S.	OH00123657827

	Winthrop Resources Corporation	Equipment	Ohio — S.O.S.	OH00134485380

	General Electric Capital Corporation	Equipment	Ohio — S.O.S.	OH00052252843

	De Lage Landen Financial Services, Inc.	Equipment	Ohio — S.O.S.	OH00062427907

	ICX Corporation	Equipment	Ohio — S.O.S.	OH00081515886

	ICX Corporation	Equipment	Ohio — S.O.S.	OH00082611972

	LaSalle National Leasing Corporation	Equipment	Ohio — S.O.S.	OH00097457799

	TRUMPF Inc.	Equipment	Ohio — S.O.S.	OH00115433186

				Original File
Debtor	Secured Party	Collateral	Jurisdiction	Number
Canadian

Ajax Tocco Magnethermic Canada Limited	NIL

RB&W Corporation of Canada	BW Group Inc.	Inventory, Equipment, and Other	Ontario — P.P.S.A.	666087615

	Integrated Distribution Systems LP O/A Wajax Industries	Equipment and Motor Vehicle	Ontario — P.P.S.A.	664989237

	Integrated Distribution Systems LP O/A Wajax Industries	Equipment and Motor Vehicle	Ontario — P.P.S.A.	664175016

	BW Group Inc.	Equipment, Accounts and Other	Ontario — P.P.S.A.	663481485

	CBSC Capital Inc.	Equipment and Other	Ontario — P..P.S.A	656833329

	CBSC Capital Inc.	Equipment and Other	Ontario — P..P.S.A.	656761743

	MCAP Leasing Inc.	Equipment, Accounts and Other	Ontario — P..P.S.A.	651159837

	Citicapital Commercial Leasing ULC.	Equipment, other and Motor Vehicle	Ontario — P..P.S.A.	646550253

	Leasebank Credit Corporation	Equipment, Accounts and Other	Ontario — P..P.S.A.	644208984

				Original File
Debtor	Secured Party	Collateral	Jurisdiction	Number
	The Toronto-Dominion Bank	Accounts and Other	Ontario — P..P.S.A.	003843432

Schedule 6.04
Existing Investments
1. Park-Ohio Industries, Inc. holds a 49% membership interest in Vincent Brookins Company, Ltd., an Ohio limited liability company.
2. Ajax Tocco Magnethermic Corporation holds a 39.5% membership interest in Ocean Energy Systems, LLC, an Ohio limited liability company.
3. RB&W Corporation of Canada holds a note receivable from Park-Ohio U.K. Ltd. in the amount of $2,911,743.

Schedule 6.10
Existing Restrictions
None.
*participation interest
Commitment Schedule

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:	Park-Ohio Industries, Inc., RB&W Corporation of Canada and the Ex-Im Borrowers party thereto

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Canadian Agent:	JPMorgan Chase Bank, N.A., Toronto Branch, as the Canadian agent under the Credit Agreement

6.	Credit Agreement:	The $200,000,000 Fourth Amended and Restated Credit Agreement dated as of April 7, 2011 among Park-Ohio Industries, Inc., RB&W Corporation of Canada, the Ex-Im Borrowers party thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and the other agents parties thereto

Exhibit A — Page 1

7.   Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans
	$	$	%

	$	$	%

	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates on or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

Exhibit A — Page 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By
Title:

[Consented to and] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Ex-Im Revolving Lender
By
Title:

[Consented to and] Accepted: JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent
By
Title:

[Consented to:] [NAME OF RELEVANT PARTY]
By
Title:

Exhibit A — Page 3

ANNEX 1
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
DATED APRIL 7, 2011
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Exhibit A — Page 4

Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Ohio.

Exhibit A — Page 5

EXHIBIT B
JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (this “Agreement”), dated as of ______________, ____, 2011, is entered into between ________________________________, a _________________ (the “New Subsidiary”), JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, in its capacity as Canadian agent (the “Canadian Agent”) under that certain Fourth Amended and Restated Credit Agreement, dated as of April 7, 2011 among PARK-OHIO INDUSTRIES, INC., RB&W CORPORATION OF CANADA and the EX-IM BORROWERS (collectively, the “Borrowers”), the Loan Parties party thereto, the Lenders party thereto, the Administrative Agent and the Canadian Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
     The New Subsidiary and the Agents, for the benefit of the Lenders, hereby agree as follows:
     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a [Domestic/Canadian] Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a [Domestic/Canadian] Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, *[and]* (b) all of the covenants set forth in Articles V and VI of the Credit Agreement *[and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Agents and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.]* *[The New Subsidiary has delivered to the Administrative Agent an executed Loan Guaranty.]*
     2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Agents in accordance with the Credit Agreement.

Exhibit B — Page 1

     3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:
     ____________________________________________________________________________________
     ____________________________________________________________________________________
     ____________________________________________________________________________________
     ____________________________________________________________________________________
     4. The New Subsidiary hereby waives acceptance by the Agents and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.
     5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
     6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO.
     THE NEW SUBSIDIARY HEREBY AUTHORIZES ANY ATTORNEY-AT-LAW TO APPEAR IN ANY COURT OF RECORD IN ANY COUNTY IN THE STATE OF OHIO OR ELSEWHERE WHERE THE NEW SUBSIDIARY HAS A PLACE OF BUSINESS, SIGNED THIS JOINDER AGREEMENT OR CAN BE FOUND, AFTER THE ADMINISTRATIVE AGENT OR REQUIRED LENDERS DECLARE A DEFAULT AND ACCELERATE THE BALANCES DUE UNDER THIS AGREEMENT, TO WAIVE THE ISSUANCE OF SERVICE OF PROCESS AND CONFESS JUDGMENT AGAINST THE NEW SUBSIDIARY IN FAVOR OF THE AGENTS AND LENDERS FOR THE AMOUNTS THEN APPEARING DUE, TOGETHER WITH THE COSTS OF SUIT, AND THEREUPON TO RELEASE ALL ERRORS AND WAIVE ALL RIGHT OF APPEAL AND STAY OF EXECUTION. THE NEW SUBSIDIARY AGREES AND CONSENTS THAT THE ATTORNEY CONFESSING JUDGMENT ON BEHALF OF THE NEW SUBSIDIARY HEREUNDER MAY ALSO BE COUNSEL TO THE AGENTS, LENDERS OR ANY OF THEIR AFFILIATES, WAIVES ANY CONFLICT OF INTEREST WHICH MIGHT OTHERWISE ARISE, AND CONSENTS TO THE AGENTS OR LENDERS PAYING SUCH CONFESSING ATTORNEY A LEGAL FEE OR ALLOWING SUCH ATTORNEY’S FEES TO BE PAID FROM ANY PROCEEDS OF COLLECTION OF AGREEMENT OR COLLATERAL SECURITY THEREFOR.

Exhibit B — Page 2

     IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]
By
Name:
Title:

Acknowledged and accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By
Name:
Title:

Exhibit B — Page 3

EXHIBIT C-1
DOMESTIC BORROWING BASE CERTIFICATE

BORROWING BASE REPORT
	Rpt #	1/31/10
Obligor Number:	Date:	2/20/2010
Loan Number:	Period Covered: 1/01/10 — 1/31/10

		NOLV
COLLATERAL CATEGORY	A/R	Inventory
Description	01/31/10	01/31/10	TOTAL	0.00
1 Beginning Balance ( Previous report — Line 8)
2 Additions to Collateral (Gross Sales or Purchases)		0.00
3 Other Additions (Add back any non-A/R cash in line 3)		0.00
4 Deductions to Collateral (Cash Received)		0.00
5 Deductions to Collateral (Discounts, other)		0.00
6 Deductions to Collateral (Credit Memos, all)		0.00
7 Other non-cash credits to A/R		0.00
8 Total Ending Collateral Balance	0.00	0.00
9 Less Ineligible — Past Due
10 Less Ineligible — Cross-age ( 50%)
11 Less Ineligible — Foreign
12 Less Ineligible — Contention
13 Less Ineligible — Other (attach schedule)
14 Total Ineligibles -Accounts Receivable	0.00

15 Less Ineligible — Inventory Slow-moving		0.00
16 Less Ineligible — Inventory Offsite not covered		0.00
17 Less Ineligible — Inventory Consignment/Other
18 Total Ineligibles Inventory
19 Eligible Inventory
20 Net OLV %		44.0%

21 Total Eligible Collateral	0.00
22 Advance Rate Percentage	85%	85%
23 Net Available — Borrowing Base Value	0.00	0.00
24 Rent reserves	0.00	0.00
25 Total Borrowing Base Value	0.00	0.00
26 CAPS / Loan Limits	200,000,000.00	125,000,000.00	Total CAPS / Loan Line	200,000,000.00

27 Maximum Borrowing Limit (Lesser of 25. or 26.)*	0.00	0.00	Total Available	0.00

LOAN STATUS
28 Previous Loan Balance (Previous Report Line 31)	0.00
29 Less: A. Net Collections (Same as line 4)	0.00
B. Adjustments / Other	0.00
30 Add: A. Request for Funds	0.00
B. Adjustments / Other	0.00
31 A. New Loan Balance	0.00		Total New Loan Balance:	0.00
32 B. Letters of Credit	0.00		Total New Letter of Credit Balance:	0.00
33 A. Total New Loan & Letters of Credit	0.00		Total New Loan Balance & LCs:	0.00
34 Availability Not Borrowed (Lines 27 less 31)				0.00
35 N/A
36 OVERALL EXPOSURE (lines 31 & 33)				0.00

Pursuant to, and in accordance with, the terms and provisions of that certain Fourth Amended and Restated Credit Agreement (“Agreement”), between JP Morgan Chase (“Secured Party”) and Park-Ohio Industries, Inc. (“Borrower”), Borrower is executing and delivering to Secured Party this Collateral Report accompanied by supporting data (collectively referred to as (“Report”).
Borrower warrants and represents to Secured Party that this Report is true, correct, and based on information contained in Borrower’s own financial accounting records. Borrower, by the execution of this of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this ____ day of __________, 20___, that the Borrower is in Borrower is in compliance with said Agreement.

BORROWER NAME:	AUTHORIZED SIGNATURE:
Park Ohio Industries, Inc. — Domestic

Exhibit C-1

EXHIBIT C-2
CANADIAN BORROWING BASE CERTIFICATE

BORROWING BASE REPORT
	Rpt #	1/31/10
Obligor Number:	Date:	2/20/2010
Loan Number:	Period Covered: 1/01/10 — 1/31/10

		NOLV
COLLATERAL CATEGORY	A/R	Inventory
Description	01/31/10	01/31/10	TOTAL	0.00
1 Beginning Balance ( Previous report — Line 8)
2 Additions to Collateral (Gross Sales or Purchases)		0.00
3 Other Additions (Add back any non-A/R cash in line 3)		0.00
4 Deductions to Collateral (Cash Received)		0.00
5 Deductions to Collateral (Discounts, other)		0.00
6 Deductions to Collateral (Credit Memos, all)		0.00
7 Other non-cash credits to A/R		0.00
8 Total Ending Collateral Balance	0.00	0.00
9 Less Ineligible — Past Due
10 Less Ineligible — Cross-age ( 50%)
11 Less Ineligible — Foreign
12 Less Ineligible — Contention
13 Less Ineligible — Other (attach schedule)
14 Total Ineligibles -Accounts Receivable	0.00

15 Less Ineligible — Inventory Slow-moving		0.00
16 Less Ineligible — Inventory Offsite not covered		0.00
17 Less Ineligible — Inventory Other		0.00
18 Total Ineligibles Inventory		0.00
19 Eligible Inventory		0.00
20 Net OLV %		44.0%

21 Total Eligible Collateral	0.00
22 Advance Rate Percentage	85%	85%
23 Net Available — Borrowing Base Value	0.00	0.00
24 Canadian priority payable reserve		0.00
25 Total Borrowing Base Value	0.00	0.00
26 CAPS / Loan Limits	200,000,000.00	10,000,000.00	Total CAPS / Loan Line	200,000,000.00

27 Maximum Borrowing Limit (Lesser of 25. or 26.)*	0.00	0.00	Total Available	0.00

LOAN STATUS
28 Previous Loan Balance (Previous Report Line 31)	0.00
29 Less: A. Net Collections (Same as line 4)	0.00
B. Adjustments / Other	0.00
30 Add: A. Request for Funds	0.00
B. Adjustments / Other	0.00
31 A. New Loan Balance	0.00		Total New Loan Balance:	0.00
32 B. Letters of Credit	0.00		Total New Letter of Credit Balance:	0.00
33 A. Total New Loan & Letters of Credit	0.00		Total New Loan Balance & LCs:	0.00
32 Availability Not Borrowed (Lines 27 less 31)				0.00
33 N/A
34 OVERALL EXPOSURE (lines 31 & 33)				0.00

Pursuant to, and in accordance with, the terms and provisions of that certain Fourth Amended and Restated Credit Agreement (“Agreement”), between JP Morgan Chase (“Secured Party”) and Park-Ohio Industries, Inc. (“Borrower”), Borrower is executing and delivering to Secured Party this Collateral Report accompanied by supporting data (collectively referred to as (“Report”).
Borrower warrants and represents to Secured Party that this Report is true, correct, and based on information contained in Borrower’s own financial accounting records. Borrower, by the execution of this of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this ____ day of __________, 20___, that the Borrower is in compliance with said Agreement.

BORROWER NAME:	AUTHORIZED SIGNATURE:
Park Ohio Industries, Inc. — Canada

Exhibit C-2

EXHIBIT C-3
AGGREGATE BORROWING BASE CERTIFICATE

BORROWING BASE REPORT

	Rpt #	1/31/2010
Obligor Number:	Date	2/20/2010
Loan Number:	Period Covered: 1/01/10 — 1/31/10

		NOLV
COLLATERAL CATEGORY	A/R	Inventory
Description	01/31/10	01/31/10
Beginning Balance ( Previous report — Line 8)
1 Additions to Collateral (Gross Sales or Purchases)
2 Other Additions (Add back any non-A/R cash in line 3)
3 Deductions to Collateral (Cash Received)
4 Deductions to Collateral (Discounts, other)
5 Deductions to Collateral (Credit Memos, all)
6 Other non-cash credits to A/R
7 Total Ending Collateral Balance	0.00	0.00
8 Less Ineligible — Past Due
9 Less Ineligible — Cross-age ( 50%)
10 Less Ineligible — Foreign
11 Less Ineligible — Contention
12 Less Ineligible — Other (attach schedule)
13 Total Ineligibles -Accounts Receivable	0.00

15 Less Ineligible — Inventory Slow-moving
16 Less Ineligible — Inventory Offsite not covered
17 Less Ineligible — Consignment/Other
18 Total Ineligible — Inventory
19 Net Eligible Inventory
20 Net OLV %		44.0%

21 Total Eligible Collateral	0.00	0.00
22 Advance Rate Percentage	85%	85%
23 Net Available — Borrowing Base Value	0.00	0.00
24 Reserves (Other)
25 Total Borrowing Base Value	0.00	0.00
26 CAPS / Loan Limits	200,000,000.00	125,000,000.00	Total CAPS / Loan Line	200,000,000.00

27 Maximum Borrowing Limit (Lesser of 25. or 26.)*	0.00	0.00	Total Available

LOAN STATUS
28 Previous Loan Balance (Previous Report Line 31)
29 Less: A. Net Collections (Same as line 4)
B. Adjustments / Other Prin Maturity 892,857.15
30 Add: A. Request for Funds
B. Adjustments / Other Prin Maturity
31 A. New Loan Balance	0.00		Total New Loan Balance:
32 B. Letters of Credit			Total New Letter of Credit Balance:	0.00
33 A. Total New Loan & Letters of Credit	0.00		Total New Loan Balance & LCs:	0.00
34 Availability Not Borrowed (Lines 27 less 31)				0.00
35 OVERALL EXPOSURE (Line 33 less Line 35)				0.00

Pursuant to, and in accordance with, the terms and provisions of that certain Fourth Amended and Restated Credit Agreement (“Agreement”), between JP Morgan Chase (“Secured Party”) and Park-Ohio Industries, Inc. (“Borrower”), Borrower is executing and delivering to Secured Party this Collateral Report accompanied by supporting data (collectively referred to as (“Report”).
Borrower warrants and represents to Secured Party that this Report is true, correct, and based on information contained in Borrower’s own financial accounting records. Borrower, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this ____ day of __________, 20___, that the Borrower is in compliance with said Agreement.

BORROWER NAME:	AUTHORIZED SIGNATURE:
Park Ohio Industries, Inc. — Consolidated

Exhibit C-3

EXHIBIT D
COMPLIANCE CERTIFICATE
To:	The Lenders parties to the Credit Agreement Described Below
          This Compliance Certificate is furnished pursuant to that certain Fourth Amended and Restated Credit Agreement dated as of April 7, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Park-Ohio Industries, Inc., RB&W Corporation of Canada and the Ex-Im Borrowers (collectively, the “Borrowers”), the other Loan Parties, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
          THE UNDERSIGNED HEREBY CERTIFIES, ON ITS BEHALF AND ON BEHALF OF THE BORROWERS, THAT:
          1. I am the duly elected                      of the Borrower Representative;
          2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];
          3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;
          4. I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Agent the notice required by Section 4.15 of the Domestic Security Agreement;
          5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and
          6. Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.
Exhibit D — Page 1

          Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

          The foregoing certifications, together with the computations set forth on Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___day of                     , _____.

,
as Borrower Representative

By
Name:
Title:
Exhibit D — Page 2

SCHEDULE I
Compliance as of                     , ______ with
Provisions of ____ and _____ of
the Agreement
Exhibit D — Page 3

SCHEDULE II
Borrowers’ Applicable Rate Calculation
Exhibit D — Page 4